Exhibit 4.22

Dated: 25 October 2004

(1)	IMPERIAL CHEMICAL
INDUSTRIES PLC
(2)	ICI CHEMICALS & POLYMERS
LIMITED
(3)	ICI INDUSTRIAL INVESTMENTS
LIMITED
(4)	INEOS CHLOR HOLDINGS
LIMITED
(5)	INEOS CHLOR NEWCO 1 LIMITED
(6)	INEOS CHLOR NEWCO 2 LIMITED
(7)	INEOS CHLOR LIMITED
(8)	INEOS CHLOR ENTERPRISES
LIMITED
(9)	INEOS CHLOR GROUP LIMITED
(10)	INEOS GROUP LIMITED
(11)	INEOS CAPITAL LIMITED
(12)	JAMES RATCLIFFE and others
(13)	EVC INTERNATIONAL NV and
others
(14)	INEOS HOLDINGS LIMITED

TRANSACTION DEED

	CONTENTS

Clause	Subject Matter	Page

1.	Definitions and interpretation	4
2.	Completion	8
3.	Rocksavage and Remaining Non-novated Contracts	17
4.	ICI SPV tax returns, etc	21
5.	ICI Security	22
6.	Ineos Chlor shares and assets	24
7.	Warranties and representations	27
8.	Costs	28
9.	Entire agreement	28
10.	Liability and invalidity	29
11.	Amendments, releases and waivers	30
12.	Assignment	30
13.	Notices	31
14.	Contracts (Rights of Third Parties) Act 1999	31
15.	Confidentiality and announcements	31
16.	Counterparts	31
17.	Law and jurisdiction	32

Schedule

The Amended TMA

Agreed Terms documents

Announcement

Completion confirmation

Chlor 2 appointee director and alternate resignation and release

Deed of Amendment to New Deed of Priority

DTI Confirmation

ICI Intra-Group Receivables and EVC Shares Deed of Release

ICI SPV appointee directors and alternates resignation letter

Ineos Chlor EVC Shares Deed of Release

Ineos Chlor capitalisation documents:

Ineos Chlor Subscription Letter

Ineos Chlor Resolution

Ineos Chlor Pre-emption Waiver Letter

Ineos Chlor appointee director and alternate resignation and release

Ineos Group Loan Agreement Deed of Amendment

Ineos Standby Facility Deed of Amendment

Lost share certificate indemnity

New Ineos Chlor Articles

Newco 2 capitalisation documents:

ICI SPV Newco 2 Subscription Letter

Newco 2 Resolution

New Newco 2 Articles

Newco 2 Pre-emption Waiver Letter

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TRANSACTION DEED

DATE: 25 October 2004

PARTIES:

(1)	IMPERIAL CHEMICAL INDUSTRIES PLC a company incorporated in England and Wales (registered number 218019) whose registered office is at 20 Manchester Square, London W1U 3AN ("ICI" or "ICI PLC");

(2)	ICI CHEMICALS & POLYMERS LIMITED a company incorporated in England and Wales (registered number 358535) whose registered office is at The Heath, Runcorn, Cheshire WA7 4QF ("ICI C&P");

(3)	ICI INDUSTRIAL INVESTMENTS LIMITED a company incorporated in England and Wales (registered number 4588429) whose registered office is at 20 Manchester Square, London W1U 3AN ("ICI SPV");

(4)	INEOS CHLOR HOLDINGS LIMITED a company incorporated in England and Wales (registered number 3965021) whose registered office is at Runcorn Site HQ, South Parade, PO Box 9, Runcorn, Cheshire WA7 4JE ("Ineos Chlor Holdings");

(5)	INEOS CHLOR NEWCO 1 LIMITED a company incorporated in England and Wales (registered number 4846517) whose registered office is at Runcorn Site HQ, South Parade, Runcorn, Cheshire WA7 4JE ("Newco 1");

(6)	INEOS CHLOR NEWCO 2 LIMITED a company incorporated in England and Wales (registered number 4772918) whose registered office is at Runcorn Site HQ, South Parade, Runcorn, Cheshire WA7 4JE ("Newco 2");

(7)	INEOS CHLOR LIMITED a company incorporated in England and Wales (registered number 4068812) whose registered office is at PO Box 9, Runcorn Site HQ, South Parade, Runcorn, Cheshire WA7 4JE ("Ineos Chlor");

(8)	INEOS CHLOR ENTERPRISES LIMITED a company incorporated in England and Wales (registered number 4651437) whose registered office is at Runcorn Site HQ, South Parade, Runcorn, Cheshire WA7 4JE ("Chlor 2");

(9)	INEOS CHLOR GROUP LIMITED a company incorporated in England and Wales (registered number 4687714) whose registered office is at Hawkslease, Chapel Lane, Lyndhurst, Hampshire SO43 7FG ("New Ineos Holdings");

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(10)	INEOS GROUP LIMITED a company incorporated in England and Wales (registered number 3534631) whose registered office is at Hawkslease, Chapel Lane, Lyndhurst, Hampshire SO43 7FG ("Ineos Group");

(11)	INEOS CAPITAL LIMITED a company incorporated in England and Wales (registered number 3851680) whose registered office is at Hawkslease, Chapel Lane, Lyndhurst, Hampshire SO43 7FG ("Ineos Capital");

(12)	JAMES RATCLIFFE ("JR"), ANDREW CURRIE, JOHN REECE and ANTHONY VERRIJCKT each care of Ineos Capital (each an "Individual Guarantor" and together the "Individual Guarantors");

(13)	EVC INTERNATIONAL NV a company registered in Eijsden, The Netherlands, whose registered office is at Ir. Rocourstraat 28, 6245 AD Eijsden, The Netherlands, INEOS FLUOR LIMITED a company incorporated in England and Wales (registered number 4041123) whose registered office is at The Heath, Runcorn, Cheshire WA7 4QF and INEOS SILICAS LIMITED (registered number 48745) whose registered office is at Bank Quay, Warrington, Cheshire WA5 1AB (together the "Ineos Group Loan Lenders" and each an "Ineos Group Loan Lender"); and

(14)	INEOS HOLDINGS LIMITED a company incorporated in England and Wales (registered number 4215887) whose registered office is at Hawkslease, Chapel Lane, Lyndhurst, Hampshire SO43 7FG ("Ineos Holdings").

BACKGROUND:

(A)	By a sale and purchase agreement (the "MSPA") dated 5 December 2000 and made between, amongst others, ICI and Ineos Chlor (then called Mawlaw 519 Limited), Ineos Chlor (and the Cormorant Overseas Purchasers, as defined in the MSPA) acquired various assets including the Business Assets of the Cormorant Business and the Cormorant Shares (as those expressions are defined in the MSPA).

(B)	Ineos Chlor decided that it was critical for the future of its business that part of its site at Runcorn should be regenerated, principally by the installation of a new 600,000 per annum tonne capacity membrane cell facility (the "Project").

(C)	By a transaction master agreement (the "TMA") dated 31 July 2003 and made between the parties to this Deed (other than Ineos Holdings), those parties reacted to this critical need by agreeing terms pursuant to which Ineos Chlor Holdings, New Ineos Holdings, Newco 1, Newco 2 and Ineos Capital (together the "Ineos Parties") and JR on the one hand and ICI C&P, ICI and ICI SPV (together the "ICI Parties")

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on the other agreed to provide or procure financial support in connection with the Project.

(D)	In addition, a Regional Selective Assistance grant and loan were awarded, subject to satisfaction of certain conditions, by the Department of Trade and Industry (the "DTI") to support the Project (together the "DTI Grant").

(E)	Completion, as defined in the TMA, took place on 31 December 2003.

(F)	The parties have now agreed that:

	(a)	all but £500,000 of the current indebtedness (including accrued interest) of Ineos Chlor and Newco 2 to ICI SPV incurred in respect of the Bond, the Further Advances and the Amended PIK Notes will be capitalised;

	(b)	the remaining £500,000 owing by Ineos Chlor to ICI SPV will be repaid;

	(c)	the security interests and other rights held by members of the ICI Group over or in respect of the Intra Group Receivables and/or the ICI Pledged EVC Shares will be released;

	(d)	all necessary consents and approvals required from members of the ICI Group in order to release the security interests held by Ineos Chlor in respect of the Ineos Chlor Pledged EVC Shares will be granted and such security will be released;

	(e)	the shares which ICI SPV holds in Chlor 2 will be transferred to New Ineos Holdings;

	(f)	the shares in ICI SPV will then be transferred to Ineos Holdings;

	(g)	the TMA will be amended. The amendments include, at ICI's request in return for its procuring that ICI SPV agrees to the capitalisation referred to above, a replacement of ICI's obligations to make available the ICI Grant by an increase in a matching amount of ICI SPV's obligation to subscribe for new PIK Notes;

	(h)	certain other Transaction Documents will be amended;

	(i)	certain arrangements will be entered into with regard to the Remaining Non-novated Contracts and the Amended ICI Security Document;

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(j) certain arrangements will be entered into relating to the funding of ICI SPV by Ineos Holdings; and

(k) certain amounts of funding will be drawn by Ineos Chlor and the amounts owing by Ineos Chlor to Ineos Fluor and Ineos Silicas (of £6 million and £3 million respectively) will be repaid.

(G)	This Deed sets out the terms which have been agreed between the parties for the transactions referred to in Background (F).

THIS DEED WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms defined in the Amended TMA

Terms defined in the Amended TMA but not in this Deed shall have the same meaning in this Deed as in the Amended TMA.

1.2	Additional definitions

In addition in this Deed:

"Amended TMA" means the TMA as amended pursuant to Clause 2.8 (TMA amendment and accession, etc);

"Amendment Documents" means this Deed, the ICI Intra-Group Receivables and EVC Shares Deed of Release, the Ineos Chlor EVC Shares Deed of Release, the Ineos Group Loan Agreement Deed of Amendment, the Ineos Standby Facility Deed of Amendment and the SPV Funding Agreement;

"Announcement" means the press announcement in the Agreed Terms to be released by ICI in accordance with this Deed;

"Completion" has the meaning given to it in Clause 2.1(2) (Completion Meeting and sequence);

"Completion Date" means the date of this Deed;

"Completion Meeting" has the meaning given to it in Clause 2.1(1) (Completion Meeting and sequence);

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"DTI Confirmation" means the letter of confirmation in the Agreed Terms to be written by the DTI to ICI PLC and ICI C&P confirming to each of those parties that they are released from their respective obligations under the ICI DTI Documents;

"EVC Shares" means shares of 1 euro each in EVC;

"ICI DTI Documents" means the subordination letter provided by ICI to the DTI pursuant to Clause 2(x) of the DTI Grant Offer Letter, the letter provided by the Chairman of ICI to the DTI pursuant to clause 2(xiii) of the DTI Grant Offer Letter, the letter provided by ICI to the DTI pursuant to clause 2(xiv) to (xvii) inclusive of the DTI Grant Offer Letter and the letter provided by ICI C&P to the DTI pursuant to clause 2(xiv) of the DTI Grant Offer Letter;

"ICI Intra-Group Receivables and EVC Shares Deed of Release" means the deed of release of any remaining security interests, carried interests and other encumbrances in respect of the Intra-Group Receivables and the ICI Pledged EVC Shares to be entered into in the Agreed Terms by ICI for itself and on behalf of other members of the ICI Group;

"ICI Pledged EVC Shares" means the 13,786,041 EVC Shares, numbered from 2,313,941 up to and including 5,063,940, from 7,377,881 up to and including 10,127,880 and from 10,127,996 up to and including 18,414,036, held by Ineos Vinyls Limited;

"Ineos Chlor Indebtedness" means all of the indebtedness (including accrued interest) owed by Ineos Chlor to ICI SPV pursuant to the Amended RLF Agreement and the TMA and in respect of the Amended PIK Notes;

"Ineos Chlor Deferred Shares" means the Non Convertible Deferred Shares in Ineos Chlor having the rights and privileges set out in the articles of association of Ineos Chlor;

"Ineos Chlor EVC Shares Deed of Release" means the deed of release of any remaining security interests, carried interests and other encumbrances in respect of the Ineos Chlor Pledged EVC Shares to be entered into in the Agreed Terms by Ineos Chlor;

"Ineos Chlor Pledged EVC Shares" means the 2,313,940 EVC Shares, numbered from 1 up to and including 2,313,940, held by Ineos Vinyls Limited;

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"Ineos Chlor Pre-emption Waiver Letter" has the meaning given to it in Clause 2.3(a)(ii) (Capitalisation of Ineos Chlor Indebtedness);

"Ineos Chlor Resolution" has the meaning given to it in Clause 2.3(a)(i) (Capitalisation of Ineos Chlor Indebtedness);

"Ineos Chlor Subscription Letter" has the meaning given to it in Clause 2.3(a)(iii) (Capitalisation of Ineos Chlor Indebtedness);

"Ineos Group Loan Agreement Deed of Amendment" means the deed of amendment and restatement relating to the Ineos Group Loan Agreement and the Ineos Security Agreement to be entered into in the Agreed Terms between Ineos Chlor, the Ineos Group Loan Lenders, Ineos Chlor Energy Limited, Ineos Chlor Sales International Limited and Ineos Capital;

"Ineos Standby Facility Deed of Amendment" means the deed of amendment and restatement relating to the Ineos Standby Facility to be entered into in the Agreed Terms between Ineos Chlor and Ineos Capital;

"Intra-Group Receivables" means the intra-group receivables:

(a) owed to Chlor 2 by Screencondor Limited in the aggregate sum of £7,313,156 (seven million, three hundred and thirteen thousand one hundred and fifty six pounds sterling);

(b) owed to Chlor 2 by Ineos Capital Limited in the aggregate sum of £800,000 (eight hundred thousand pounds sterling) as a result of the transfer of Lawson House from Chlor 2 to Ineos Capital; and

(c) owed to Chlor 2 by Ineos Vinyls Holdings Limited and Ineos Vinyls Limited in the aggregate sum of £41,000,000 (forty one million pounds sterling) plus interest,

in respect of each of which ICI has the benefit of security;

"Newco 2 Bond Indebtedness" means all of the indebtedness (including accrued interest) owed by Newco 2 to ICI SPV pursuant to the Amended RLF Agreement in respect of the Bond;

"Newco 2 Deferred Shares" means the Deferred Shares in Newco 2 having the rights set out in the New Newco 2 Articles;

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"Newco 2 Pre-emption Waiver Letter" has the meaning given to it in Clause 2.5(b)(ii) (Capitalisation of Newco 2 Bond Indebtedness);

"Newco 2 Resolution" has the meaning given to it in Clause 2.5(b)(i) (Capitalisation of Newco 2 Bond Indebtedness);

"Newco 2 Subscription Letter" has the meaning given to it in Clause 2.5(a) (Capitalisation of Newco 2 Bond Indebtedness);

"New Chlor 2 Articles" means the new articles of association in the Agreed Terms to be adopted by Chlor 2;

"New Ineos Chlor Articles" means the new articles of association in the Agreed Terms to be adopted by Ineos Chlor;

"New Newco 2 Articles" means the new articles of association in the Agreed Terms to be adopted by Newco 2;

"Remaining Non-novated Contracts" means the Remaining Non-novated Contracts as defined in the TMA and any other Contract (as defined in the MSPA) relating to the Cormorant Business (as so defined) in respect of which any obligations pursuant to clause 10 of the MSPA remain to be performed;

"SPV Funding Agreement" means the loan agreement to be entered into in the Agreed Terms between ICI SPV and Ineos Holdings;

"Transferring Chlor 2 Shares" has the meaning given to it in Clause 2.6 (Transfer of Chlor 2 Shares); and

"Transferring SPV Shares" has the meaning given to it in Clause 2.7(1) (Transfer of ICI SPV Shares).

1.3	Contents page and headings

In this Deed, the contents page and headings are included for convenience only and shall not affect the interpretation or construction of this Deed.

1.4	Meaning of references

Clauses 1.3 (Meaning of references) to 1.5 (Companies Act definitions) of the Amended TMA shall apply as if set out in full again here, with any reference to "this Agreement" being construed as a reference to this Deed and with such other changes as are necessary to fit this context.

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2.	COMPLETION

2.1	Completion Meeting and sequence

(1)	A meeting shall be held at the offices of Ineos' Lawyers immediately following execution of this Deed (the "Completion Meeting").

(2)	At the Completion Meeting, the following transactions (together comprising "Completion") shall occur in the following sequence:

	(a)	first, the documents listed in Clause 2.2 (Miscellaneous Completion deliverables) shall be tabled;

	(b)	second, all but £500,000 of the Ineos Chlor Indebtedness shall be capitalised in the manner set out in Clause 2.3 (Capitalisation of Ineos Chlor Indebtedness);

	(c)	third, Ineos Chlor shall make the repayment specified in Clause 2.4 (Repayment);

	(d)	fourth, the Newco 2 Bond Indebtedness shall be capitalised in the manner set out in Clause 2.5 (Capitalisation of Newco 2 Bond Indebtedness);

	(e)	fifth, ICI shall deliver to Ineos Holdings the ICI Intra-Group Receivables and EVC Shares Deed of Release, duly executed by ICI;

	(f)	sixth, the Ineos Parties shall procure that the Ineos Chlor EVC Shares Deed of Release shall be duly executed and delivered by Ineos Chlor, and ICI shall procure the granting of all consents and approvals required from any member of the ICI Group in respect of the execution of the Ineos Chlor EVC Shares Deed of Release;

	(g)	seventh, ICI SPV shall transfer its entire shareholding in Chlor 2 to New Ineos Holdings and Chlor 2 shall adopt the New Chlor 2 Articles, in each case in the manner set out in Clause 2.6 (Transfer of Chlor 2 shares and adoption of New Chlor 2 Articles); and

	(h)	eighth, simultaneously:

(i) ICI C&P shall transfer its entire shareholding in ICI SPV to Ineos Holdings in the manner set out in Clause 2.7 (Transfer of ICI SPV shares);

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	(ii)	the accession of Ineos Holdings to, and the amendment of, the TMA and certain other Transaction Documents pursuant to Clause 2.8 (TMA and Transaction Documents amendment and TMA accession) shall become effective, as shall (pursuant to the same Clause) Clause 3 (Novations);

	(iii)	the parties to this Deed which are parties to the Ineos Group Loan Agreement Deed of Amendment shall execute and deliver the same, and the Ineos Parties shall procure that the Ineos Group Loan Agreement Deed of Amendment is duly executed and delivered by Ineos Chlor Energy Limited and Ineos Chlor Sales International Limited;

	(iv)	each of the parties to the Ineos Standby Facility Deed of Amendment shall execute and deliver the same; and

	(v)	Ineos Holdings and ICI SPV shall execute and deliver the SPV Funding Agreement.

(3)	ICI SPV hereby unconditionally and irrevocably grants all necessary consents and approvals which may be required from it pursuant to the terms of the Transaction Documents in relation to each of the transactions comprising Completion as referred to in Clause 2.1(2)(a) to (h).

(4)	Each of the transactions comprising Completion as referred to in Clause 2.1(2)(a) to (h) shall be conditional on all of the other of those transactions occurring, as to which a certificate signed on behalf of ICI PLC and Ineos Capital pursuant to Clause 2.9 (Completion certification) shall be conclusive evidence.

(5)	Following Completion, at a time determined by the Ineos Parties, an aggregate amount of £9 million of the New PIK Notes Subscription and the Ineos Contribution shall be advanced to Ineos Chlor (notwithstanding that Ineos Chlor has not requested such funds in accordance with clause 6 of the Amended TMA and notwithstanding any other provision of the Amended TMA) and Ineos Chlor shall repay the amounts of £6 million and £3 million owed by it to Ineos Fluor and Ineos Silicas respectively. Notwithstanding the terms of the Ineos Group Loan Agreement, such repaid amounts shall remain available for re-drawing in accordance with the terms of the Amended TMA and the Ineos Group Loan Agreement.

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2.2	Miscellaneous Completion deliverables

(1)	The Ineos Parties shall deliver, or cause to be delivered, to ICI:

(a) the DTI Confirmation; and

(b) in respect of each party to any of the Amendment Documents which is a company (other than any member of the ICI Group) a copy of minutes of a meeting of its directors authorising the execution of the Amendment Documents to which it is a party (each of those copies being certified as true, complete and up to date copies of the originals by the secretary of the relevant company).

(2)	ICI shall deliver, or procure that there are delivered, to the Ineos Parties in respect of each party to any of the Amendment Documents which is a member of the ICI Group, a copy of minutes of a meeting of its directors authorising the execution of the Amendment Documents to which it is a party (each of those copies being certified as true, complete and up to date copies of the originals by the secretary of the relevant company).

2.3	Capitalisation of Ineos Chlor Indebtedness

All but £500,000 of the Ineos Chlor Indebtedness shall be capitalised, with economic effect from 1 September 2004, in the following manner:

(a) ICI shall deliver, or procure that there are delivered, to the Ineos Parties:

(i) a written shareholders' resolution of Ineos Chlor (the "Ineos Chlor Resolution") in the Agreed Terms signed by ICI SPV adopting the New Ineos Chlor Articles and granting authority to allot 1,000 of the Ineos Chlor Deferred Shares under s80 Companies Act 1985;

(ii) a consent letter in the Agreed Terms signed by ICI SPV waiving all pre-emption rights granted to it under the terms of the Chlor 1 Shareholders Agreement (the "Ineos Chlor Pre-emption Waiver Letter"); and

(iii) a subscription letter in the Agreed Terms from ICI SPV addressed to the directors of Ineos Chlor for the allotment and issue of 1,000 Ineos Chlor Deferred Shares credited as fully paid at par by way of capitalisation of all but £500,000 of the Ineos Chlor Indebtedness (the "Ineos Chlor Subscription Letter");

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	(b)	the Ineos Parties shall deliver, or procure that there are delivered, to ICI copies of:

		(i)	the Ineos Chlor Resolution signed by Newco 2;

		(ii)	the Ineos Chlor Pre-emption Waiver Letter signed by (1) Ineos Chlor Holdings, (2) Newco 2 and (3) Ineos Chlor;

		(iii)	the share certificate in relation to the Ineos Chlor Deferred Shares issued in accordance with Clause 2.3(c)(ii); and

	(c)	the Ineos Parties shall cause to be duly held a meeting of the board of Ineos Chlor validly to effect or execute or validly to resolve to effect:

		(i)	the acceptance of the Ineos Chlor Subscription Letter; and

		(ii)	the issue and allotment to ICI SPV of 1,000 Ineos Chlor Deferred Shares, together with the issuing of the share certificate in respect of those Ineos Chlor Deferred Shares and the registration of ICI SPV as the holder of those Ineos Chlor Deferred Shares.

2.4	Repayment

Ineos Chlor shall repay to ICI SPV £500,000, being the remainder of the Ineos Chlor Indebtedness and ICI SPV shall repay to ICI C&P £499,000, being the remainder of the indebtedness owed by ICI SPV to ICI C&P (taking into account a capitalisation being effected immediately prior to Completion with economic effect from 1 September 2004).

2.5	Capitalisation of Newco 2 Bond Indebtedness

The Newco 2 Bond Indebtedness shall be capitalised, with economic effect from 1 September 2004, in the following manner:

	(a)	ICI shall deliver, or procure that there are delivered, to the Ineos Parties a subscription letter in the Agreed Terms from ICI SPV addressed to the directors of Newco 2 for the issue of 1,000 Newco 2 Deferred Shares credited as fully paid at par by way of capitalisation of the Newco 2 Bond Indebtedness (the "Newco 2 Subscription Letter");

	(b)	the Ineos Parties shall deliver, or procure that there are delivered, to ICI copies of:

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		(i)	a written shareholders' resolution of Newco 2 in the Agreed Terms signed by Ineos Chlor Holdings:

(aa) adopting the New Newco 2 Articles;

(bb) increasing the authorised share capital of Newco 2;

(cc) granting authority to allot 1,000 Newco 2 Deferred Shares under s80 Companies Act 1985 (the "Newco 2 Resolution");

		(ii)	a consent letter in the Agreed Terms waiving all pre-emption rights granted to the signatory of that letter under the articles of association of Newco 2 (the "Newco 2 Pre-emption Waiver Letter") signed by Ineos Chlor Holdings; and

		(iii)	the share certificate in relation to the Newco 2 Deferred Shares issued in accordance with Clause 2.4(c)(ii); and

	(c)	the Ineos Parties shall cause to be duly held a meeting of the board of Newco 2 to effect or execute or to resolve to effect or execute:

		(i)	the acceptance of the Newco 2 Subscription Letter; and

		(ii)	the issue and allotment to ICI SPV of 1,000 Newco 2 Deferred Shares, together with the issuing of the share certificate in respect of those Newco 2 Deferred Shares and the registration of ICI SPV as the holder of those Newco 2 Deferred Shares.

2.6	Transfer of Chlor 2 shares and adoption of New Chlor 2 Articles

(1)	The 15 ordinary shares of £1 each held by ICI SPV in Chlor 2 (the "Transferring Chlor 2 Shares") shall be transferred to New Ineos Holdings in the following manner:

	(a)	ICI SPV shall deliver, or procure that there are delivered, to New Ineos Holdings:

		(i)	a duly executed share transfer in the Agreed Terms in respect of the Transferring Chlor 2 Shares in favour of New Ineos Holdings, together with any power of attorney or other authority under which that transfer has been executed; and

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		(ii)	written resignations and releases in the Agreed Terms of the ICI SPV appointee director and his alternate of Chlor 2 resigning their offices;

	(b)	the Ineos Parties shall cause to be duly held a meeting of the board of Chlor 2 validly to effect or execute or validly to resolve to effect or execute (as appropriate):

		(i)	the approval of the transfers of the Transferring Chlor 2 Shares, the registration of New Ineos Holdings as the holder of those shares (subject only to that transfer being re-presented duly stamped) and the issue to New Ineos Holdings of a share certificate in respect of those shares; and

		(ii)	the acceptance of the resignation of the ICI SPV appointee director and his alternate of Chlor 2;

	(c)	the Ineos Parties shall cause the books of Chlor 2 to be written up to reflect the matters referred to in Clause 2.6(1)(b); and

	(d)	New Ineos Holdings shall pay £1 for the Transferring Chlor 2 Shares, if demanded, to ICI SPV.

(2)	The Ineos Parties shall deliver, or procure that there are delivered, to ICI a copy of a written shareholders' resolution of Chlor 2 in the Agreed Terms signed by New Ineos Holdings adopting the New Chlor 2 Articles.

(3)	The parties agree that, notwithstanding the terms of clause 5(a) of the New Management Agreement, the New Management Agreement shall continue in full force and effect on and following the transfer of the Transferring Chlor 2 Shares pursuant to this Clause.

2.7	Transfer of ICI SPV shares

(1)	The shares held by ICI C&P in ICI SPV (the "Transferring SPV Shares") shall be transferred to Ineos Holdings in the following manner:

	(a)	ICI C&P shall deliver, or procure that there are delivered, to Ineos Holdings:

		(i)	duly executed share transfers in the Agreed Terms in respect of the Transferring SPV Shares in favour of Ineos Holdings, together with related share certificates for those shares and any power of attorney or other authority under which that transfer has been executed;

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		(ii)	written resignations and releases in the Agreed Terms of the directors and their alternates of ICI SPV resigning their offices; and

		(iii)	written resignations and releases in the Agreed Terms of the ICI SPV appointee director and his alternate of Ineos Chlor resigning their offices;

	(b)	the Ineos Parties shall cause to be duly held meetings of the boards of ICI SPV and Ineos Chlor respectively validly to effect or execute or validly to resolve to effect or execute (as appropriate):

		(i)	the approval of the transfers of the Transferring SPV Shares, the registration of Ineos Holdings as the holder of those shares (subject only to that transfer being re-presented duly stamped) and the issue to Ineos Holdings of a share certificate in respect of those shares;

		(ii)	the acceptance of the resignation of the directors and their alternates of ICI SPV and the appointment of new directors of ICI SPV nominated by Ineos Holdings;

		(iii)	the acceptance of the resignation of the ICI SPV appointed director and his alternate of Ineos Chlor and the appointment to the board of Ineos Chlor of a new ICI SPV appointee director and his alternate; and

		(iv)	in the case of ICI SPV to change its accounting reference date to 31 December, to change its registered office to Hawkslease, Chapel Lane, Lyndhurst, Hampshire SO43 7FG and to change its auditors to PricewaterhouseCoopers LLP;

	(c)	the Ineos Parties shall deliver, or procure that there is delivered, to ICI a written shareholders' resolution of ICI SPV in the Agreed Terms signed by Ineos Holdings changing the name of ICI SPV to Ineos Industrial Investments Limited;

	(d)	the Ineos Parties shall cause the books of ICI SPV and Ineos Chlor to be written up to reflect the matters referred to in Clause 2.7(1)(b); and

	(e)	Ineos Holdings shall pay £1 for the Transferring SPV Shares, if demanded, to ICI C&P.

(2)	Immediately following Completion, ICI shall register at Companies House the change of name resolution passed pursuant to Clause 2.7(1)(c). From Completion, ICI SPV

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shall not (and the Ineos Parties shall procure that ICI SPV shall not) use or display any of the ICI Names (as defined in the MSPA).

2.8	TMA and Transaction Documents amendment and TMA accession

The parties agree that with effect from Completion, simultaneously:

	(a)	the TMA shall be amended to read as set out in the Schedule (The Amended TMA);

	(b)	Ineos Holdings accedes to the TMA as a party and so is bound by, and has the benefit of, the Amended TMA in accordance with its terms;

	(c)	Clause 3 (Novations) shall come into effect;

	(d)	the Amended PIK Note Instrument shall be amended by:

(i) replacing "£25,000,000" with "£40,000,000" and "twenty five million" with "forty million" wherever such phrases occur in the Amended PIK Note Instrument (including in the schedules thereto); and

(ii) replacing "£15,000,000 (fifteen million pounds sterling)" with "£30,000,000 (thirty million pounds sterling)" and "ICI New PIK Notes Subscription" with "New PIK Notes Subscription" wherever such phrases occur in clause 2.2 of the Amended PIK Note Instrument;

	(e)	the Chlor 1 Shareholders Agreement shall be amended by deleting the definition of "ICI Group" in clause 1.1 and replacing it with the following:

""ICI Group" means ICI and its subsidiaries and subsidiary undertakings and any holding company of ICI and all other subsidiaries and subsidiary undertakings of any holdings company of ICI from time to time;"

	(f)	the Brine Agreement shall be amended by deleting the words "and ICI" in subclause 19.2(A);

	(g)	the Products Agreement shall be amended by deleting the words "and ICI" in sub-clause 18.2(A);

	(h)	the Services Agreement shall be amended by deleting the words "and ICI" in sub-clause 18.2(A);

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	(i)	the Mercury Cell Anode Agreement shall be amended by deleting the words "and ICI" in sub-clause 15.2(A);

	(j)	the FM21 Electrolyser Agreement shall be amended by:

		(i)	deleting clause 3.10; and

		(ii)	deleting the words "and ICI" in sub-clause 15.2(a);

	(k)	the management agreement dated 9 January 2001 made between Chlor 1 and Ineos Capital, as amended pursuant to the Management Agreement Deed of Amendment, shall be further amended by:

		(i)	deleting the words "(i) the ownership structure as between Ineos Partners and Ineos Capital is not varied in a manner materially adversely affecting ICI PLC or any other member of the ICI Group and (ii)" in clause 2.2; and

		(ii)	deleting the last sentence of clause 7.1(1);

	(l)	the New Management Agreement shall be amended by:

		(i)	deleting the words "(i) the ownership structure as between Ineos Partners and Ineos Capital is not varied in a manner materially adversely affecting ICI PLC or any other member of the ICI Group and (ii)" in clause 2.2;

		(ii)	deleting clause 5(a); and

		(iii)	deleting the last sentence of clause 7.1(1);

	(m)	the IP Licence shall be amended by deleting the words "and ICI" in clause 5.2(a); and

	(n)	the Business Transfer Agreement shall be amended by deleting the words "and ICI" in clause 18.1(B)(i).

2.9	Completion certification

Immediately following compliance by the parties with their obligations under Clause 2.1(a) (Completion Meeting and sequence) and Clauses 2.2 (Miscellaneous Completion deliverables) to 2.8 (TMA and Transaction Documents amendment and

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TMA accession), ICI and Ineos Capital shall execute a confirmation in the Agreed Terms that Completion has occurred.

2.10	Rights following default

If the Ineos Parties or the ICI Parties (in this Clause 2.10, the "Defaulting Parties") do not comply with their respective obligations pursuant to Clause 2.2 (Miscellaneous Completion deliverables) to 2.9 (Completion certification) then (if the Defaulting Parties are the Ineos Parties) the ICI Parties or (if the Defaulting Parties are the ICI Parties) the Ineos Parties (in this Clause 2.10, the "Non-Defaulting Parties") may in addition to and without prejudice to all their other rights and remedies:

(a) defer Completion to a date not more than 28 days after the Completion Date (so that the provisions of this Clause 2 shall apply to Completion as so deferred);

(b) proceed to Completion so far as practicable (without limiting their rights under this Deed);

(c) rescind this Deed without liability on their part to any of the other parties; or

(d) waive all or any of the obligations of the Defaulting Parties.

3.	ROCKSAVAGE AND REMAINING NON-NOVATED CONTRACTS

3.1	Obligations regarding Contracts

(1)	Pursuant to the MSPA and the TMA, Ineos Chlor and Chlor Holdings have obligations relating to the "Contracts" (as defined in the MSPA) (the "Contract Obligations"), including obligations relating to their novation to Ineos Chlor and to the interim performance of the obligations of the relevant members of the ICI Group under them and indemnity obligations.

(2)	Pursuant to the Amended ICI Security Document, security (the "ICI Security") was granted by Ineos Chlor and certain of its subsidiaries over their respective assets in favour of ICI PLC as agent and security trustee to secure (amongst other obligations) the Contract Obligations of Ineos Chlor (the "Ineos Chlor Contract Obligations").

(3)	Nothing in this Deed shall prejudice or adversely affect any of the Contract Obligations (including the Ineos Chlor Contractual Obligations) or (save as expressly set out in this Deed) the ICI Security.

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3.2	Current Rocksavage Agreements

(1)	The Contracts (as defined in the MSPA) include the following documents (collectively the "Current Rocksavage Agreements"):

	(a)	an on-site electricity supply agreement dated 30 June 1996 between Rocksavage Power Company Limited ("RPL"), ICI C&P and Impkemix Energy Limited (now Ineos Chlor Energy Limited) (the "OESA");

	(b)	a two-way contract for differences dated 30 June 1996 between RPL and ICI C&P (the "CFD");

	(c)	a gas supply agreement dated 30 June 1996 between ICI C&P and RPL (the "Gas Supply Agreement");

	(d)	a set-off agreement dated 30 June 1996 between ICI C&P, Impkemix Energy Limited (now Ineos Chlor Energy Limited), RPL and Savage Land Limited (the "Set-off Agreement"); and

	(e)	the other Remaining Non-novated Contracts to which RPL is a party.

(2)	RPL has refused to consent to a request from ICI C&P and Ineos Chlor for a novation of the Current Rocksavage Agreements by ICI C&P to Ineos Chlor.

(3)	Clause 12.2 of the OESA and clause 11.2 of the CFD envisage that a new agreement might be entered into between the parties to the OESA and the CFD to replace them. As at the date of this Deed, Ineos Chlor and RPL are in the process of settling such a new agreement, which RPL is seeking to have ICI C&P enter into, rather than (as Ineos Chlor and ICI C&P consider appropriate) Ineos Chlor.

(4)	Clause 3.3 sets out the terms on which the parties have agreed that the Contract Obligations and the ICI Security will apply in relation to:

	(a)	the Current Rocksavage Agreements; and

	(b)	any new agreement or other document which may from time to time be entered into by ICI C&P or any other member of the ICI Group which:

(i) replaces or is otherwise related to the Current Rocksavage Agreements or any replacement of any or all of them; and

(ii) has Ineos Chlor as a party, is entered into with the consent of Ineos Chlor or is entered into pursuant to an order of a court or arbitrator,

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together the "Rocksavage Agreements".

3.3	The Rocksavage Agreements

(1)	Ineos Chlor and Chlor Holdings undertake to comply with their obligations under the MSPA and the TMA relating to Contracts, including without limitation their respective obligations (in the case of Chlor Holdings, as the Purchaser, and in the case of Ineos Chlor, as the Purchaser's relevant Affiliate) pursuant to clause 10(3)(b) of the MSPA to ensure performance and to indemnify ICI C&P (as the relevant Business Selling Company) in respect of them, as if each of the Rocksavage Agreements were (even if it is not) a Contract, specifically a Key Category 3 Contract.

(2)	The definition of "Secured Obligations" in the Amended RLF Agreement shall be amended with effect from Completion by the addition of the words, "including without limitation clause 4 of the TMA and clauses 3.3 and 3.5 of the transaction deed dated 25 October 2004 made between the parties to the TMA and Ineos Holdings Limited" immediately after "in connection with it".

(3)	The definition of "Secured Obligations" under the ICI Security Document shall be amended with effect from Completion to read, "has the meaning given to it in the Amended RLF Agreement (as amended by a transaction deed dated 25 October 2004 but for the avoidance of doubt ignoring any subsequent amendment, novation or termination of that Agreement)".

3.4	Rocksavage on an Ineos Chlor insolvency

(1)	In this Clause 3.4, the "Rocksavage Land" has the meaning given to the term "Property" in a deed dated 8 August 2003 (but expressed to be with effect from 31 July 2003) relating to the re-transfer of land at Castner Keller Works, Runcorn, Cheshire between Ineos Chlor and ICI C&P (the "Rocksavage Deed").

(2)	In accordance with clause 2.1 of the Rocksavage Deed and the terms of the MSPA, ICI C&P is holding the Rocksavage Land in trust for Ineos Chlor on the terms of the Rocksavage Deed. In accordance with clause 10(3)(b) of the MSPA, ICI C&P (as the relevant Business Selling Company) is holding the benefit of the Current Rocksavage Agreements in trust for Ineos Chlor on the terms of that clause.

(3)	The terms of the trusts referred to in Clause 3.4(2) shall with effect from Completion be amended so that each of the Rocksavage Land and the benefit of the Rocksavage Agreements shall be held in trust:

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(a) (up to the occurrence of an Ineos Chlor Insolvency Event) for Ineos Chlor on the terms of the Rocksavage Deed or, as applicable, clause 10(3)(b) of the MSPA; and

(b) (after that) for ICI C&P's own benefit.

(4)	Following an Ineos Chlor Insolvency Event, ICI C&P shall be entitled to deal with the Rocksavage Land and the Rocksavage Agreements free from any restrictions or other provisions contained in the Rocksavage Deed or the MSPA, including without limitation any provisions concerning disposals or the conduct of any negotiations with other parties to the Rocksavage Agreements.

(5)	In this Clause 3.4, "Ineos Chlor Insolvency Event" means any of the events or circumstances set out in clauses 15.3 or 15.4 of the Amended RLF Agreement (as in force as at the date of this Deed) occurring in relation to Ineos Chlor or any of its Material Subsidiaries (as defined in the Amended RLF Agreement as in force at the date of this Deed).

3.5	Amendments, variations and replacements of other Contracts

Without prejudice to Clause 3.3(1), for so long as ICI or any relevant Business Selling Company holds any Remaining Non-novated Contract in trust pursuant to clause 10(3)(b) of the MSPA and any such Remaining Non-novated Contract is amended, varied or replaced at any time with the consent of Ineos Chlor or pursuant to an order of a court or arbitrator, then Ineos Chlor and Chlor Holdings undertake to comply with their obligations under the MSPA and the TMA relating to the Remaining Non-novated Contracts, including without limitation their respective obligations (in the case of Chlor Holdings, as the Purchaser, and in the case of Ineos Chlor, as the Purchaser's relevant Affiliate) pursuant to clause 10(3)(b) of the MSPA to ensure performance and to indemnify ICI C&P (as the relevant Business Selling Company) in respect of them, as if each of the relevant Remaining Non-novated Contracts as so amended, varied or replaced were a Remaining Non-novated Contract in the same category or categories as the relevant Remaining Non-novated Contract before the amendment, variation or replacement.

3.6	Brunner Mond

Chlor 2 confirms and acknowledges that pursuant to clause 4.1 of the MSPA Deed of Amendment, the obligations of Ineos Chlor under the MSPA (including without limitation its obligations as the Purchaser's relevant Affiliate under clause 10(3)(b) of

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the MSPA) in respect of the Remaining Non-novated Contracts relating to Brunner Mond were assumed by Chlor 2 (but without affecting the rights of Brunner Mond).

4.	ICI SPV TAX RETURNS, ETC

4.1	Up to 31 August 2004

As between the parties, all rights and responsibilities relating to any tax liability of ICI SPV in so far as it relates to transactions effected in the accounting periods of ICI SPV up to and including that which ended on 31 August 2004 (the "Pre-Completion Transaction") shall be held by ICI, including without limitation any of the following in so far as they so relate:

	(a)	the right and responsibility to file on ICI SPV's behalf tax returns;

	(b)	the right and responsibility to conduct on ICI SPV's behalf (but in consultation with ICI SPV) any consequent discussions and negotiations with the Inland Revenue, including finalising and agreeing any settlement; and

	(c)	the responsibility to pay any income taxes (except to the extent, if at all, increased by any action of ICI SPV or any member of the Wider Ineos Group following Completion) and the right for no consideration to utilise any tax losses or claim any tax reliefs or other benefits.

4.2	From 1 September 2004

(1)	As between the parties, all rights and responsibilities relating to any tax liability of ICI SPV in so far as it relates to transactions effected in the accounting periods of ICI SPV commencing on or after 1 September 2004 (the "Post-Completion Transactions") shall remain with ICI SPV (with no right of indemnity or contribution from ICI or any other member of the ICI Group), including without limitation any of the following in so far as they so relate:

	(a)	the right and responsibility to file tax returns;

	(b)	the right and responsibility to conduct (in so far as the same may affect any member of the ICI Group, in consultation with ICI) any consequent discussions and negotiations with the Inland Revenue, including finalising and agreeing any settlement; and

	(c)	the responsibility to pay any tax liability and the right to utilise any tax losses or claim any tax reliefs or other benefits.

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(2)	ICI warrants and represents to the Ineos Parties that the only new transaction effected by ICI SPV in the period from 1 September 2004 to Completion, apart from entering into this Deed, was to enter into a deed of capitalisation and release on or about the date of this Deed relating to the indebtedness owed by ICI SPV to ICI C&P.

4.3	Co-operation

(1)	Each of ICI SPV and the Ineos Parties shall provide any assistance reasonably requested by ICI in connection with its rights and responsibilities as set out in Clause 4.1, including without limitation access to books and records relating to ICI SPV and the transactions effected by it and signing returns, elections and other appropriate documents.

(2)	ICI shall provide any assistance reasonably required by ICI SPV in connection with its rights and responsibilities as set out in Clause 4.2(1), including without limitation access to books and records relating to ICI SPV and the transactions effected by it and signing returns, elections and other appropriate documents.

5.	ICI SECURITY

5.1	Current position

(1)	Pursuant to the Amended ICI Security Document, ICI holds security over the assets of Ineos Chlor and certain of its subsidiaries as trustee for:

(a) ICI SPV, in respect of amounts falling within paragraph (a) of the definition of "Secured Obligations" in the Amended RLF Agreement (the "ICI SPV Obligations", with the security held by ICI pursuant to the Amended ICI Security Document in respect of the ICI SPV Obligations being referred to below as the "ICI SPV Security"); and

(b) the members of the ICI Group, in respect of the other Secured Obligations (as defined in the Amended RLF Agreement) (the "ICI Group Obligations", with the security held by ICI pursuant to the Amended ICI Security Document in respect of the ICI Group Obligations being referred to below as the "ICI Group Security").

(2)	ICI is a party to the New Deed of Priority in its capacity as agent and trustee for the Second Creditors (in that capacity, "ICI Trustee").

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5.2	New Deed of Priority

ICI Trustee shall if so requested by Ineos Chlor enter into the deed of amendment in the Agreed Terms relating to the New Deed of Priority.

5.3	Position prior to the ICI Security Release Date

(1)	Pending the ICI Security Release Date, and notwithstanding any provision in the Amended ICI Security Document, ICI shall be in the same position (including without limitation as to entitlement to act on instructions and as to liability):

(a) as agent and security trustee for ICI SPV in respect of the ICI SPV Security as if the ICI SPV Security had been granted in one document (on the same terms as the Amended ICI Security Document but with only the ICI SPV Obligations as Secured Obligations and ICI SPV as the only Second Creditor); and

(b) as agent and security trustee for the relevant members of the ICI Group (other than ICI SPV) in respect of the ICI Group Security as if the ICI Group Security had been granted in another document (on the same terms as the Amended ICI Security Document but with only the ICI Group Obligations as the Secured Obligations and ICI and other members of the ICI Group (excluding ICI SPV) as the Second Creditors).

(2)	Pending the ICI Security Release Date, ICI Trustee shall if so requested by Ineos Chlor either:

(a) agree to an increase in the maximum principal amount under the First Facility Agreement (as referred to in the definition of "Senior Debt" in the New Deed of Priority) from £40,000,000 to £45,000,000; or

(b) (if the security granted pursuant to the Barclays Security Document, as defined in the New Deed of Priority, is released and the New Deed of Priority is cancelled) enter into a new deed of priority, in substantially the same terms as the New Deed of Priority, pursuant to which the security created by the ICI Security Document would rank behind security over the assets of Ineos Chlor for up to £45,000,000 in maximum principal amount of senior indebtedness (less the aggregate amount of financing raised by any sale and leaseback or debt factoring transaction as referred to in Clause 6.2(2)(e) (Ineos Chlor assets)).

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5.4	ICI Security Release Date

(1)	On the ICI Security Release Date:

(a) ICI (as ICI Trustee) shall release the ICI Group Security; and

(b) ICI shall resign as agent and security trustee in respect of the ICI SPV Security and be replaced by Ineos Holdings (or such other company in the Wider Ineos Group as Ineos Holdings may select).

(2)	In this Clause 5, "ICI Security Release Date" means the date specified by ICI, being no later than ten Business Days following the earlier of:

(a) ICI receiving reasonable evidence that:

(i) the aggregate principal amount advanced to Ineos Chlor by Chlor 2 and the Ineos Group Loan Lenders following Completion and spent by Chlor 1 in the ordinary course of business exceeds £50,000,000; and

(ii) the cumulative capital expenditure on the Project from 1 January 2004 is at least £70,000,000; and

(b) ICI receiving a guarantee or indemnity, in a form reasonably satisfactory to ICI, from Ineos Group Limited in favour of each relevant ICI Group member in respect of the performance, and consequences of non-performance, of the ICI Group Obligations (an "IGL Guarantee").

6.	INEOS CHLOR SHARES AND ASSETS

6.1	Ineos Chlor shares

(1)	ICI's consent shall not be required to a transfer of some or all of the shares in Ineos Chlor (or, by way of a Relevant Ineos Chlor Parent Transfer, any Ineos Chlor Parent) at any time to a member of the Wider Ineos Group.

(2)	Ineos Group Limited shall procure that no transfer other than a Permitted Transfer (or, by way of a Relevant Ineos Chlor Parent Transfer, any Ineos Chlor Parent) of any shares in Ineos Chlor to a person other than a member of the Wider Ineos Group (an "Outside Party") is made without ICI’s prior written consent, except for a transfer permitted by Clause 6.1(3).

(3)	ICI's consent shall not be required to a transfer of some or all of the shares in Ineos Chlor (or, by way of a Relevant Ineos Chlor Parent Transfer, any Ineos Chlor Parent) at any time to an Outside Party if:

(a) ICI has first received an IGL Guarantee;

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(b) none of the ICI Group Obligations remains outstanding;

(c) in respect of a transfer before the Cell Room Commissioning, prior to the transfer a Suitably Graded Party provides to ICI a guarantee or indemnity, in a form reasonably satisfactory to ICI, in favour of each relevant ICI Group member in respect of the performance, and consequences of non-performance, of the ICI Group Obligations (a "Graded Guarantee"); or

(d) in respect of a transfer after the Cell Room Commissioning, prior to the transfer either:

(i) Ineos Group confirms in writing to ICI that the obligations of Ineos Group and Ineos Chlor under Clauses 6.2(1) and 6.2(2) respectively will continue following the transfer;

(ii) ICI receives a Graded Guarantee; or

(iii) ICI receives such other security reasonably satisfactory to it, in favour of each relevant ICI Group member, in respect of the performance, and consequences of non-performance, of the ICI Group Obligations.

(4)	In this Clause 6:

"Cell Room Commissioning" means the commissioning of 400kt per annum cell being constructed as part of the Project; and

"Ineos Chlor Parent" means any direct or indirect parent company of Ineos Chlor within the Wider Ineos Group;

"Permitted Transfer" means a transfer of shares to an entity (outside the Wider Ineos Group) directly or indirectly controlled by Jim Ratcliffe, such transfer being on terms approved in writing by ICI, which approval must be given in circumstances where the transfer does not adversely affect ICI’s (or its subsidiaries’) position in relation to this Clause 6;

"Relevant Ineos Chlor Parent Transfer" means a transfer of shares in an entity which is at the time of the transfer a direct or indirect holding company of Ineos Chlor, other than (a) a transfer which forms part of a disposal of 75% or more by value of the entire Wider Ineos Group (the question of whether a disposal meets this value criterion to be determined by agreement between ICI and Ineos Chlor or (failing such agreement) by a firm of accountants of international repute nominated by agreement between ICI and Ineos Chlor or (failing such agreement) by the President of the Institute of Chartered Accountants of England and Wales) or (b) a transfer which does not result in either (i) voting control of Ineos Chlor not being vested in Jim Ratcliffe (or, on his death, his estate) and one or more of John Reece, Andrew Currie and Antoine Verrijckt; or (ii) Jim Ratcliffe (or, on his death, his estate) not holding at least 40% of such voting rights (whether directly or indirectly);

"Suitably Graded Party" means an entity (which may be the purchaser, a parent company of the purchaser or a bank or other financial institution):

(a) whose long-term debt is rated at least BB by either Standard and Poor’s or Moody’s (or which has an equivalent rating from another rating agency of international repute); or

(b) which does not have a long-term debt rating from any rating agency of international repute but in respect of which ICI receives at the time of the relevant transfer an opinion addressed to ICI, in terms reasonably acceptable to ICI and from an international investment bank approved for this purpose by ICI, that if the entity were to obtain a long-term debt rating from Standard and Poor’s or Moody’s, it would be BB or better.

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6.2	Ineos Chlor assets

(1)	Ineos Group shall procure that Ineos Chlor complies with its obligations under Clause 6.2(2). This undertaking of Ineos Group will cease to apply in the circumstances set out in Clause 6.2(3).

(2)	Ineos Chlor shall not dispose of any of its assets, except for:

	(a)	any disposal of stock-in-trade in the ordinary course of trading on arm's length terms;

	(b)	any disposal on arm's length terms of surplus or redundant assets not required for the efficient operation of Ineos Chlor's business;

	(c)	any disposal of cash (but this does not permit the disposal of cash which pursuant to Clause 6.2(2)(d) is to be applied in the acquisition of business assets for use in the Ineos Chlor chlor-alkali business);

	(d)	any disposal on arm's length terms in good faith to an Outside Party of an asset which has been replaced prior to the disposal or the proceeds of which are to be applied after the disposal in or towards the acquisition of other business assets for use in the Ineos Chlor chlor-alkali business;

	(e)	any disposal on arm’s length terms in good faith to an Outside Party provider of finance of an asset as part of a sale and leaseback or debt factoring transaction which is entered into by Ineos Chlor primarily as a means of raising finance;

	(f)	any transfer of assets of Ineos Chlor to a member of the Wider Ineos Group, provided that the transferee first enters into a legally binding covenant in favour of ICI and ICI C&P, in form and substance satisfactory to ICI:

(i) to perform the ICI Group Obligations, including without limitation to perform (or procure the performance) of the Remaining Non-Novated Contracts and to indemnify ICI C&P in respect of non-performance of them, this covenant to be in similar form to and to operate on a joint and several basis with the covenants to the same effect given by Ineos Chlor in the MSPA and related documents, including without limitation as the relevant Affiliate of the Purchaser in clause 10(3)(b) of the MSPA; and

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(ii) not to dispose of any of its assets, this covenant to be in similar terms to this Clause 6.2 and to be supported by a binding covenant from Ineos Group Limited to procure the disponee's performance of it; and

	(g)	any other disposal on arm's length terms of assets with a value (when aggregated with any other assets disposed of pursuant to this Clause 6.2(g) in the same financial year) of less than £5,000,000.

This undertaking of Ineos Chlor will cease to apply in the circumstances set out in Clause 6.2(3).

(3)	The undertakings set out in Clauses 6.2(1) and 6.2(2) will cease to apply where:

	(a)	ICI has first received an IGL Guarantee;

	(b)	none of the ICI Group Obligations remains outstanding; or

there is a transfer of some or all of the shares in Ineos Chlor (or, by way of a Relevant Ineos Chlor Parent Transfer, any Ineos Chlor Parent) to an Outside Party in the circumstances permitted by Clause 6.1(3)(c) or (d)(ii) or (d)(iii).

7.	WARRANTIES AND REPRESENTATIONS

7.1	General warranties

Each party other than the Individual Guarantors (the "Warrantor") warrants and represents to the other parties in the following terms:

	(a)	the Warrantor is a company duly incorporated and validly existing under the laws of its place of incorporation and possesses the capacity to sue in its own name;

	(b)	the Warrantor has the legal right and the necessary corporate power and authority to enter into and perform this Deed and any other documents to be executed by it pursuant to this Deed;

	(c)	this Deed and the other documents which are to be executed by it pursuant to this Deed will, when executed and assuming the due authorisation, execution and delivery of such document by the other parties, constitute valid and binding obligations of the Warrantor; and

	(d)	the execution and delivery of and the performance by the Warrantor of its obligations under this Deed and any other documents to be executed by it pursuant to this Deed will not:

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(i) result in a breach of any provision of the constitutional documents of the Warrantor; or

(ii) except as otherwise stated in this Deed, require the consent of any third party.

7.2	ICI warranties

ICI warrants and represents to Ineos Holdings that, as at the date of this Deed:

(a) ICI SPV has only operated in connection with its role as a funder pursuant to the TMA and the Amended RLF Agreement and the holder of the ICI Group's investments comprising shares, debts and others rights in Ineos Chlor, Chlor 2 and Newco 2, and has not otherwise traded nor had any other assets; and

(b) following the repayment to ICI C&P pursuant to Clause 2.4 (Repayment), ICI SPV will have no indebtedness (whether actual or contingent) owing by it to any member of the ICI Group.

7.3	Warranty re RPL payments

Ineos Chlor warrants and represents to Ineos Holdings that, as at the date of this Deed, it has made all payments demanded by RPL under the Rocksavage Agreements.

8.	COSTS

Each party shall be responsible for all the costs, charges and expenses incurred by it in connection with and incidental to the preparation and completion of this Deed and each of the other Amendment Documents.

9.	ENTIRE AGREEMENT

9.1	Entire agreement

This Deed, the other Amendment Documents, the TMA (as amended by amendment agreements dated 12 August 2004 and 13 October 2004) and the Transaction Documents contain the whole agreement between the parties in relation to the transactions contemplated by them and supersede all previous agreements whether written or oral between all or any of the parties in relation to these transactions, including without limitation the term sheet dated 1 August 2002 relating to the Project and executed by some of the parties to this Deed; provided that (for the avoidance of doubt) the TMA (amended as referred to above) and the other Transaction Documents

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shall remain in full force and effect, subject only to the amendments, waivers and releases expressly provided for in this Deed.

9.2	No reliance

Each of the parties acknowledges and agrees that it does not rely on and has not been induced to enter into this Deed or any of the other Amendment Documents on the basis of any warranty, representation or statement (express or implied) other than those expressly set out in the Amendment Documents to which it is a party.

10.	LIABILITY AND INVALIDITY

10.1	Joint and several liability

(1)	Any obligations expressed in this Deed to be the obligations of the Ineos Parties shall be construed as if they were the joint and several obligations of the Ineos Parties. If any liability of one or some but not all of the Ineos Parties is or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Ineos Parties under this Deed.

(2)	Any obligations expressed in this Deed to be the obligations of the ICI Parties shall be construed as if they were the joint and several obligations of the ICI Parties. If any liability of any of the ICI Parties is or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other ICI Parties under this Deed.

10.2	Obligations of Ineos Chlor and Chlor 2

Each of Ineos Chlor Holdings, Ineos Group, Newco 1 and Newco 2 shall respectively procure the performance by Ineos Chlor, and New Ineos Holdings shall procure the performance by Chlor 2, of its obligations under each of the Amendment Documents to which it is a party.

10.3	Invalidity

If all or any part of any provision of this Deed (the "Relevant Provision") shall be or become illegal, invalid or unenforceable, then the remainder of the Relevant Provision and/or all other provisions of this Deed shall remain valid and enforceable, and, in addition, the Relevant Provision shall be deemed either (a) amended to the extent necessary to render the Relevant Provision legal, valid and enforceable; or (b) (in the event that such amendment is not permitted under applicable law) severed in its

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entirety from this Deed, and the rights and obligations of the parties shall be construed accordingly.

11.	AMENDMENTS, RELEASES AND WAIVERS

11.1	Amendments to be in writing

Subject only to any deemed amendment to, or severance of, any provision of this Deed pursuant to Clause 10.3 (Invalidity) or otherwise as specified in this Deed, no amendment of the terms of this Deed shall be effective unless it is made or confirmed in a written document signed by all of the parties.

11.2	Waivers

Any release, delay or waiver by any party in favour of another of any (or any part of any) of its rights under this Deed shall only be binding if it is given in writing. Any binding release, delay or waiver shall:

(a) be confined to the specific circumstances in which it is given; and

(b) not affect any other enforcement of the same right or the enforcement of any other right by or against any of the parties.

12.	ASSIGNMENT

12.1	Prohibition on assignment

Save as provided in Clause 12.2 (ICI intra-group assignment), no party may assign or transfer any of its rights or purport to assign its obligations under this Deed.

12.2	ICI intra-group assignment

Any of the ICI Parties may assign any of its rights under this Deed to a subsidiary of ICI, provided that:

(a) if at the time of the assignment any of the parties (other than any of the ICI Parties) will or is reasonably likely, by virtue of tax or other laws then in force, to suffer or incur by reason of the assignment any liability or loss which would not have been suffered but for the assignment, then the assignment shall not take effect until that party has been indemnified to its satisfaction against that liability or loss; and

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(b) if the assignee (or any subsequent assignee) ceases to be a subsidiary of ICI it shall, before so ceasing, assign any rights which have been assigned to it under this Deed to ICI or one of its subsidiaries.

13.	NOTICES

Clause 21 (Notices) of the Amended TMA shall apply as if set out in full again here, with any reference to "this Agreement" being construed as a reference to this Deed and with such other changes as are necessary to fit this context.

14.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Save as otherwise expressly provided for in this Deed, the parties do not intend any term of this Deed to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999.

15.	CONFIDENTIALITY AND ANNOUNCEMENTS

15.1	Amended TMA provision

Clause 23 (Confidentiality and announcements) of the Amended TMA (other than clause 23.3(2)) shall apply as if set out in full again here, with any reference to "this Agreement" being construed as a reference to this Deed, any reference to the Transaction Documents being construed as a reference to the Amendment Documents and with such other changes as are necessary to fit this context.

15.2	The Announcement

As soon as reasonably practicable following Completion, ICI shall issue (or cause to be issued) the Announcement.

16.	COUNTERPARTS

16.1	Any number of counterparts

This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until all the parties have executed at least one counterpart but all the counterparts shall together constitute but one and the same instrument.

16.2	Each counterpart an original

Each counterpart shall constitute an original of this Deed.

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17.	LAW AND JURISDICTION

This Deed shall be governed by English law. Each party agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any claim or matter arising under this Deed and each party submits to the exclusive jurisdiction of the English courts.

EXECUTION:

The parties have shown their acceptance of the terms of this Deed by executing it as a deed at the end of the Schedule.

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SCHEDULE

THE AMENDED TMA

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Dated 31 July 2003

As amended by a transaction deed dated
25 October 2004

(1)	IMPERIAL CHEMICAL INDUSTRIES PLC
(2)	ICI CHEMICALS & POLYMERS LIMITED
(3)	ICI INDUSTRIAL INVESTMENTS LIMITED
(4)	INEOS CHLOR HOLDINGS LIMITED
(5)	INEOS CHLOR NEWCO 1 LIMITED
(6)	INEOS CHLOR NEWCO 2 LIMITED
(7)	INEOS CHLOR LIMITED
(8)	INEOS CHLOR ENTERPRISES LIMITED
(9)	INEOS CHLOR GROUP LIMITED
(10)	INEOS GROUP LIMITED
(11)	INEOS CAPITAL LIMITED
(12)	JAMES RATCLIFFE and others
(13)	EVC INTERNATIONAL NV and others

TRANSACTION MASTER AGREEMENT
relating to the regeneration of the Runcorn site currently
owned by Ineos Chlor Limited

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5.	Chlor 1 cash sharing arrangements

6.	Chlor 2 cash sharing arrangements

7.	2010

8.	Up-front novations

9.	Indemnity and contribution arrangements

10.	Waste management licences transfer financial provisions

11.	Information requirements

Appendix

1.	Project Scope and Timetable

2.	Specified Regeneration Expenditure

Agreed Terms documents

Amended Barclays Facility Agreement

Barclays Deed of Release

Barclays Facility Amendment Agreement (incorporating Amended Barclays Facility Agreement)

Brine Agreement

Business Transfer Agreement

Chlor 1 Articles

Chlor 1 Employee Share Scheme Proposals

Chlor 1 Shareholders Agreement

Chlor 1 solvency confirmation

Chlor 2 Articles

Chlor 2 Employee Share Scheme Proposals

Chlor 2 Shareholders Agreement

Confirmation regarding Existing ICI Share Pledge

Deed of Novation of Chlor 2 Advance

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Deed of Participation

Deed of Priority Amendment Deed (incorporating New Deed of Priority)

DTI Grant Offer Letter

FM21 Electrolyser Agreement

Genesis Deed

ICI Deed of Release

Ineos External Debt Commitment Letter

Ineos Group Loan Agreement

Ineos Internal Debt Agreement

Ineos Security Agreement

Ineos Standby Facility Agreement

Initial Strategic Plan

IP Licence

Litigation Waiver and related consent

Management Agreement Deed of Amendment

Mercury Cell Anode Agreement

MSPA Deed of Amendment and related consent

New Deed of Priority

New Management Agreement

New PIK Notes loan note certificate

Patent Assignment

Press releases (signing and Completion)

Products Agreement

Profit a Prendre Easement

Resolution (Chlor 1 board) regarding availability of funding

RLF and PIK Note Deed of Amendment (incorporating Amended PIK Note Instrument, Zero Coupon Loan Note Instrument, Amended RLF Agreement, Amended ICI Security Document and Amended ICI Guarantee)

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Services Agreement

Slaughter and May letter and approved note of conference with QC

Subordination Letters

Trade Mark Assignment

Transfer of PIK Notes (including interest entitlement)

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TRANSACTION MASTER AGREEMENT

DATE: 31 July 2003

PARTIES:

(1)	IMPERIAL CHEMICAL INDUSTRIES PLC a company incorporated in England and Wales (registered number 218019) whose registered office is at 20 Manchester Square, London W1U 3AN ("ICI");

(2)	ICI CHEMICALS & POLYMERS LIMITED a company incorporated in England and Wales (registered number 358535) whose registered office is at The Heath, Runcorn, Cheshire WA7 4QF ("ICI C&P");

(3)	ICI INDUSTRIAL INVESTMENTS LIMITED (to be re-named, on or following the 2004 Amendment Date, Ineos Industrial Investments Limited) a company incorporated in England and Wales (registered number 4588429) whose registered office is at 20 Manchester Square, London W1U 3AN (and whose registered office will be moved, on the 2004 Amendment Date, to Hawkslease, Chapel Lane, Lyndhurst, Hampshire SO43 7FG) ("Ineos SPV");

(4)	INEOS CHLOR HOLDINGS LIMITED a company incorporated in England and Wales (registered number 3965021) whose registered office is at Hawkslease, Chapel Lane, Lyndhurst, Hampshire SO43 7FG ("Chlor Holdings");

(5)	INEOS CHLOR NEWCO 1 LIMITED a company incorporated in England and Wales (registered number 4846517) whose registered office is at Runcorn Site HQ, South Parade, Runcorn, Cheshire WA7 4JE ("Newco 1");

(6)	INEOS CHLOR NEWCO 2 LIMITED a company incorporated in England and Wales (registered number 4772918) whose registered office is at Runcorn Site HQ, South Parade, Runcorn, Cheshire WA7 4JE ("Newco 2");

(7)	INEOS CHLOR LIMITED a company incorporated in England and Wales (registered number 4068812) whose registered office is at PO Box 9, Runcorn Site HQ, South Parade, Runcorn, Cheshire WA7 4JE ("Chlor 1");

(8)	INEOS CHLOR ENTERPRISES LIMITED a company incorporated in England and Wales (registered number 4651437) whose registered office is at Runcorn Site HQ, South Parade, Runcorn, Cheshire WA7 4JE ("Chlor 2");

(9)	INEOS CHLOR GROUP LIMITED a company incorporated in England and Wales (registered number 4687714) whose registered office is at Hawkslease, Chapel Lane, Lyndhurst, Hampshire SO43 7FG ("New Ineos Holdings");

(10)	INEOS GROUP LIMITED a company incorporated in England and Wales (registered number 3534631) whose registered office is at Hawkslease, Chapel Lane, Lyndhurst, Hampshire SO43 7FG ("Ineos Group");

(11)	INEOS CAPITAL LIMITED a company incorporated in England and Wales

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(registered number 3851680) whose registered office is at Hawkslease, Chapel Lane, Lyndhurst, Hampshire SO43 7FG ("Ineos Capital");

(12)	JAMES RATCLIFFE ("JR"), ANDREW CURRIE, JOHN REECE and ANTHONY VERRIJCKT each care of Ineos Capital (each an "Individual Guarantor" and together the "Individual Guarantors"); and

(13)	EVC INTERNATIONAL NV a company registered in Eijsden, The Netherlands, whose registered office is at Ir. Rocourstraat 28, 6245 AD Eijsden, The Netherlands, INEOS FLUOR LIMITED a company incorporated in England and Wales (registered number 4041123) whose registered office is at The Heath, Runcorn, Cheshire WA7 4QF, INEOS SILICAS LIMITED (registered number 48745) whose registered office is at Bank Quay, Warrington, Cheshire WA5 1AB and INEOS HOLDINGS LIMITED a company incorporated in England and Wales (registered number 4215887) whose registered office is at Hawkslease, Chapel Lane, Lyndhurst, Hampshire SO43 7FG ("Ineos Holdings") (together the "Ineos Group Loan Lenders" and each an "Ineos Group Loan Lender").

BACKGROUND:

(A)	By a sale and purchase agreement (the "MSPA") dated 5 December 2000 and made between, amongst others, ICI and Chlor 1 (then called Mawlaw 519 Limited), Chlor 1 (and the Cormorant Overseas Purchasers, as defined in the MSPA) acquired various assets including the Business Assets of the Cormorant Business and the Cormorant Shares (as those expressions are defined in the MSPA).

(B)	The authorised share capital of Chlor 1 is £100,215 divided into 97,900 "A" Ordinary Shares of £1 each, 100 "A" Convertible Ordinary Shares of £1 each, 1,215 "B" Convertible Deferred Shares of £1 each and 1,000 Non-convertible Deferred Shares of £1 each. Prior to execution of this Agreement, Newco 1 (a wholly owned subsidiary of Chlor Holdings) acquired from Chlor Holdings the latter's entire holding in Chlor 1 and is now the beneficial owner of those shares. It is intended that as part of Completion, Newco 1 will sell its interest in Chlor 1 to Newco 2, another wholly owned subsidiary of Chlor Holdings, and the authorised share capital of Chlor 1 will be redesignated to consist of 100 Ordinary Shares of £1 each, 1,000 Convertible Non-Participating Shares of £1 each, 1,000 Non-Voting Shares of £1 each and 98,115 Non-convertible Deferred Shares of £1 each.

(C)	All of the shares in Chlor Holdings are beneficially owned by New Ineos Holdings, which has been newly formed for the purpose of the transactions to which this Agreement relates. The issued share capital of Chlor 2, which has also been newly formed for that purpose, is £85, divided into 85 ordinary shares, all of which are beneficially owned by New Ineos Holdings.

(D)	Chlor 1 proposes to regenerate part of its site at Runcorn, principally by the installation of a new 600,000 per annum tonne capacity membrane cell facility (the "Project").

(E)	Chlor Holdings, New Ineos Holdings, Newco 1, Newco 2 and Ineos Capital (together the "Ineos Parties") and JR on the one hand and ICI C&P, ICI and Ineos SPV

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(together the "Original ICI Parties") on the other have agreed to provide or procure financial support in connection with the Project.

(F)	In addition, a Regional Selective Assistance grant and loan have been awarded, subject to satisfaction of certain conditions, by the Department of Trade and Industry (the "DTI") to support the Project (together the "DTI Grant").

(G)	To facilitate the provision of that financial support, it is proposed that certain non-core assets and liabilities will be transferred by Chlor 1 to Chlor 2 (the "Business Transfer").

(H)	The Ineos Parties are entering into the arrangements contemplated by the Transaction Documents on the basis that the Intra-Group Receivables will be written off and released as provided in Clause 5.2 (Write-off).

(I)	Each Ineos Group Loan Lender has entered into this Agreement only to obtain the rights and undertake the obligations set out in Clause 9.1 (Ineos Group Loan) and Schedules 5 (Chlor 1 cash sharing arrangements) and 6 (Chlor 2 cash sharing arrangements) and Ineos Group has entered into this Agreement only to undertake the obligation set out in Clause 15.8 (Piggy-back Claims).

(J)	This Agreement, which has been executed by each of the parties to it as a deed, sets out the basis and framework which have been agreed between the parties with regard to the provision of financial support to Chlor 1 (alongside the DTI Grant) and Chlor 2, the Business Transfer and various related matters.

(K)	By a transaction deed dated 25 October 2004 and made between the parties to this Agreement as originally executed and Ineos Holdings (the "2004 Transaction Deed"), this Agreement was amended with effect from the 2004 Amendment Date.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"2004 Amendment Date" means the date on which the amendment of this Agreement pursuant to the Transaction Deed takes effect in accordance with the terms of that Deed.

"2004 Transaction Deed" has the meaning given to it in Background (K).

"Agreed Terms" means in the terms agreed between the parties and initialled for the purposes of identification by ICI's Lawyers and Ineos' Lawyers and shall include any subsequent amendments to those terms agreed and initialled in the same way;

"Agreed Tolerances" has the meaning given to it in Schedule 2, Paragraph 3.1

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(Concept of Agreed Tolerances);

"Amended Barclays Facility Agreement" means the Existing Barclays Facility Agreement as amended pursuant to the Barclays Facility Amendment Agreement on or before the date of this Agreement;

"Amended Barclays Security Document" means the all assets debentures dated 19 February 2001 granted by Chlor 1, Ineos Chlor Energy Limited and Ineos Chlor Sales International Limited in favour of Barclays, as amended pursuant to the Deed of Priority Amendment Deed;

"Amended ICI Guarantee" means the Existing ICI Guarantee as it is to be assigned, amended and restated pursuant to the RLF and PIK Note Deed of Amendment;

"Amended ICI Security Document" means the Existing ICI Security Document as it is to be amended and restated pursuant to the RLF and PIK Note Deed of Amendment;

"Amended PIK Note Instrument" means the PIK Note Instrument as it is to be amended and restated pursuant to the RLF and PIK Note Deed of Amendment and as further amended pursuant to the 2004 Transaction Deed such that the PIK Note Instrument, as so amended, is for a principal amount of £40,000,000 (forty million pounds sterling);

"Amended PIK Notes" means the PIK Notes from time to time in issue subject to the terms of the Amended PIK Note Instrument;

"Amended RLF Agreement" means the RLF Agreement as it is to be novated, amended and restated pursuant to the RLF and PIK Note Deed of Amendment;

"Barclays" means Barclays Bank PLC;

"Barclays Bond and Guarantee Facility" means the bond and guarantee facility of up to a maximum principal amount of £2,500,000 (two million, five hundred thousand pounds sterling) made available or to be made available by Barclays to Chlor 1;

"Barclays Deed of Release" means the deed of release in the Agreed Terms to be entered into by Barclays on or before the date of this Agreement (but to take effect on the Effective Date (as defined in the Barclays Facility Amendment Agreement)) relating to the Barclays Security Package;

"Barclays Deferred Payment" has the meaning given to it in Schedule 5, Paragraph 5.4(2) (Payment restrictions under Barclays Facility);

"Barclays Facility Amendment Agreement" means the agreement in the Agreed Terms to be entered into between Barclays and Chlor 1 on or before the date of this Agreement (but to take effect on the Effective Date, as defined in that agreement) amending the Existing Barclays Facility Agreement;

"Barclays Security Package" means the First Facility Security Documents (as

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defined in the New Deed of Priority);

"Board" means the board of directors of Chlor 1 from time to time;

"Bond" has the meaning given to it in the Amended RLF Agreement;

"Brine Agreement" means the supply agreement in the Agreed Terms to be entered into between Chlor 1 and Chlor 2 for the long term supply of purified brine by Chlor 2 and related matters;

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London;

"Business Properties" means the real properties and real property rights to be transferred by Chlor 1 to Chlor 2 pursuant to the Business Transfer Agreement;

"Business Transfer" has the meaning given to it in Background (G);

"Business Transfer Agreement" means the agreement in the Agreed Terms to be entered into between Chlor 1 and Chlor 2 to implement the Business Transfer;

"Business Transfer Documents" means the IP Licence, the Brine Agreement, the Profit a Prendre Easement, the Products Agreement, the Services Agreement, the Mercury Cell Anode Agreement, the FM21 Electrolyser Agreement, the Patent Assignment, the Trade Mark Assignment, the Genesis Deed, the Property Transfers and the Deed of Participation;

"Cash Sharing Start Date" has the meaning given to it in Schedule 5, Paragraph 2.1 (Additional definitions for Schedule 5);

"Chlor 1 Articles" means the articles of association in the Agreed Terms to be adopted by Chlor 1;

"Chlor 1 Employee Share Scheme" means the employee share scheme to be adopted, in accordance with the Agreed Terms "Chlor 1 Employee Share Scheme Proposals", under Clause 15.1(b) (Employee shares);

"Chlor 1 Group" means Chlor 1 and its subsidiaries from time to time;

"Chlor 1 Shareholders Agreement" means the shareholders agreement in the Agreed Terms relating to Chlor 1, to be entered into between Ineos SPV, Chlor Holdings, Newco 2 and Chlor 1;

"Chlor 2 Articles" means the articles of association in the Agreed Terms to be adopted by Chlor 2;

"Chlor 2 Employee Share Scheme" means the employee share scheme to be adopted, in accordance with the Agreed Terms "Chlor 2 Employee Share Scheme Proposals", under Clause 15.1(a) (Employee shares);

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"Chlor 2 Group" means Chlor 2 and its subsidiaries from time to time;

"Chlor 2 Shareholders Agreement" means the shareholders agreement in the Agreed Terms relating to Chlor 2, to be entered into between Ineos SPV, New Ineos Holdings and Chlor 2;

"Common Funding Conditions" has the meaning given to it in Clause 10.2 (Common Funding Conditions);

"Completion" has the meaning given to it in Clause 3.1 (Completion arrangements);

"Conditions" has the meaning given to it in Clause 2.1 (Conditions);

"Contributions Date" has the meaning given to it in Clause 6.2 (Provision of Contributions);

"Counterparty" has the meaning given to it in Clause 4.1 (Novation of Remaining Non-novated Contracts);

"Deed of Novation of Chlor 2 Advance" means the deed of novation in the Agreed Terms to be entered into between Chlor 2 and Chlor 1 in respect of the novation of obligations in respect of the sum of £18,000,000 (eighteen million pounds sterling) drawn by Chlor 2 under the Amended RLF Agreement;

"Deed of Participation" means the deed of participation in the Agreed Terms to be entered into between Chlor 1, Ineos Chlor Trustees Limited and Chlor 2 in respect of the Ineos Chlor Pension Fund;

"Deed of Priority Amendment Deed" means the deed of amendment relating to a deed of priority in the Agreed Terms to be entered into between (amongst others) Chlor 1, Barclays, ICI (as ICI trustee) and Ineos Capital (as Ineos representative) on or before the date of this Agreement (but to take effect on the Effective Date, as defined in the Barclays Facility Amendment Agreement);

"DTI" and "DTI Grant" have the meanings given to them respectively in Background (F);

"DTI Grant Offer Letter" means the letter sent or to be sent on or about the date of this Agreement from the Secretary of State to Chlor 1 in the Agreed Terms offering the DTI Grant on the terms set out in that letter;

"EVC" means EVC International N.V.;

"EVC Companies" means EVC, European Vinyls Corporation (UK) Limited, European Vinyls Corporation (Deutschland) GmbH, European Vinyls Corporation (International) SA/NA, European Vinyls Corporation (Italia) S.p.A, EVC International Coordination Centre SA/NV and any other subsidiary of EVC which is a party to any of the novations listed in Schedule 8 (Up-Front novations);

"EVC Shares" means the 16,099,981 shares of 1 euro each in EVC owned by Ineos

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Vinyls Limited;

"Event of Default" has the meaning given to it in the Amended RLF Agreement;

"Existing Barclays Facility Agreement" means the £60,000,000 (sixty million pounds sterling) sales ledger financing agreement dated 9 January 2001 and made between Barclays and Chlor 1;

"Existing Deed of Priority" means the deed of priority dated 20 February 2001 and made between Chlor 1 (and certain of its affiliates), ICI and Barclays;

"Existing ICI Guarantee" means the composite deed of guarantee dated 20 February 2001 and made between Ineos Chlor Energy Limited and others in favour of ICI;

"Existing ICI Security Document" means the ICI security document dated 20 February 2001 and made between Chlor 1 (and certain of its affiliates) and ICI (in its separate capacities as Original Second Creditor and ICI Trustee, as defined in that document);

"Existing ICI Share Pledge" means the share pledge over EVC Shares made by Ineos Vinyls Limited in favour of ICI;

"FM21 Electrolyser Agreement" means the FM21 Electrolyser agreement in the Agreed Terms to be entered into between Chlor 1 and Chlor 2 pursuant to which Chlor 2 licenses technology and provides support and recoating services to the cellroom of Chlor 1 which uses FM21 technology;

"Funding Arrangements" means the facilities and other forms of financial accommodation to be made available:

(a)	by Ineos SPV, under this Agreement in relation to the New PIK Notes Subscription and pursuant to the Amended RLF Agreement in relation to the RLF Further Advances Facility;

(b)	to Chlor 2, pursuant to the Ineos External Debt Agreements and the Ineos Internal Debt Agreement;

(c)	by Chlor 2, under this Agreement in relation to the Ineos Contribution;

(d)	by the Ineos Group Loan Lenders, pursuant to the Ineos Group Loan Agreement;

(e)	by Ineos Capital, pursuant to the Ineos Standby Facility Agreement;

"Genesis Deed" means the deed in the Agreed Terms to be entered into between New Ineos Holdings and Ineos SPV establishing certain principles for certain of the contracts to be awarded on the Project;

"Golden Share Exercise" means exercise of the Right of Conversion (as defined in the Chlor 1 Shareholders Agreement) pursuant to Clause 11.4 of the Chlor 1

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Shareholders Agreement and/or the Call Option (as defined in the Chlor 1 Shareholders Agreement) pursuant to Clause 11.5 of the Chlor 1 Shareholders Agreement);

"HBOS Deferred Payment" has the meaning given to it in Schedule 6, Paragraph 4.5(2) (Payment restrictions under Ineos External Debt Agreements);

"Huntsman Companies" means Huntsman International Holdings LLC, Huntsman International LLC, Huntsman Petrochemicals (UK) Limited and any other company within the Huntsman Speciality Chemicals Corporation group which is a party to any of the novations listed in Schedule 8 (Up-Front novations);

"ICI Deed of Release" means the deed of release in the Agreed Terms to be entered into by, amongst others, ICI releasing, amongst other things, the assets being transferred to Chlor 2 pursuant to the Business Transfer Agreement from the security granted on 20 February 2001 under the Existing ICI Security Document, save with respect to the Intra-Group Receivables, the EVC Shares pledged directly to ICI and the EVC Shares pledged to Chlor 1 as security for certain of the Intra-Group Receivables;

"ICI Group" means any of the following from time to time: ICI, its subsidiaries and subsidiary undertakings and any holding company of ICI and all other subsidiaries and subsidiary undertakings of any holding company of ICI and "member of the ICI Group" shall be construed accordingly;

"ICI Parties" means the Original ICI Parties other than Ineos SPV;

"ICI Piggy-back Claim" means a claim which ICI has against Chlor 1 in respect of any Losses suffered or incurred by ICI or any member of the ICI Group in relation to any Permitted Piggy-back Claim;

"ICI's Lawyers" means Mayer, Brown, Rowe & Maw LLP of 11 Pilgrim Street, London EC4V 6RW;

"Index-linked" in relation to an amount and a relevant date on which it falls to be calculated or paid means that that amount shall be increased or decreased by the same percentage as the increase or decrease in the General Index of Retail Prices (all Items) published by HM Government or any delegated authority or successor (or if that Index is discontinued, of any successor index) from the date of this Agreement up to the most recent publication of that Index (or successor index) prior to the relevant date;

"Ineos Capital Investors" means the shareholders in Ineos Capital other than JR;

"Ineos Companies" means the Ineos Parties and any other company or entity (other than Chlor 2, Chlor 1 or any of their respective subsidiaries) associated with any of them;

"Ineos Contribution" means capital contributions of up to £25,000,000 (twenty five million pounds sterling) in aggregate to be made by Chlor 2 to Chlor 1 pursuant to

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Clause 8.3 (Ineos Contribution);

"Ineos Default" has the meaning given to it in Schedule 9, Paragraph 1 (Definitions for Schedule 9);

"Ineos External Debt" means the loans of in aggregate £20,000,000 (twenty million pounds sterling) to be made to Chlor 2 by external funders (being persons other than Ineos Companies, JR, Ineos Capital Investors, Chlor 1, Chlor 2 or any subsidiaries of Chlor 1 or Chlor 2) pursuant to the Ineos External Debt Agreements, to be provided for the purpose of Chlor 2 fulfilling its obligations under Clause 8.3 (Ineos Contribution);

"Ineos External Debt Agreements" means the agreement or agreements pursuant to which the Ineos External Debt will be lent and a £5,000,000 (five million pounds sterling) working capital facility will be provided to Chlor 2, to be entered into on terms approved by ICI (that approval not to be unreasonably withheld or delayed in respect of any agreement or agreements reflecting in all material respects the Ineos External Debt Commitment Letter);

"Ineos External Debt Commitment Letter" means the commitment letter in the Agreed Terms to be sent by the Governor and Company of the Bank of Scotland to New Ineos Holdings and Chlor 2;

"Ineos External Debt Intercreditor Deed" means any intercreditor deed entered into by, amongst others, Chlor 2 and Ineos SPV pursuant to the Ineos External Debt Agreements;

"Ineos Group Loan" means loans in the aggregate sum of £56,000,000 (fifty-six million pounds sterling) (or such lesser amount as the parties may agree under Clause 9.2 (Cancellation of part of Ineos Group Loan and Tranche B)) to be made available by the Ineos Group Loan Lenders to Chlor 1 pursuant to Clause 9.1 (Ineos Group Loan) on the terms of the Ineos Group Loan Agreement;

"Ineos Group Loan Agreement" means the revolving facilities agreement originally entered into on 31 July 2003 in the Agreed Terms by the Ineos Group Loan Lenders (other than Ineos Holdings) and Chlor 1 (as subsequently amended, including by the accession of Ineos Holdings as a lender), pursuant to which the Ineos Group Loan will be lent to Chlor 1;

"Ineos Internal Debt" means the aggregate sum of £5,000,000 (five million pounds sterling) to be lent by Ineos Capital to Chlor 2 pursuant to Clause 8.1 (Ineos Internal Debt) on the terms of the Ineos Internal Debt Agreement for the purpose of Chlor 2 fulfilling its obligations under Clause 8.3 (Ineos Contribution);

"Ineos Internal Debt Agreement" means the agreement to be entered into on or before the date of this Agreement in the Agreed Terms pursuant to which the Ineos Internal Debt will be lent to Chlor 2;

"Ineos' Lawyers" means Slaughter and May of One Bunhill Row, London EC1Y

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8YY;

"Ineos Parties" has the meaning given to it in Background (E);

"Ineos Refinancing Agreement" means any agreement pursuant to which all or any of an Ineos Refinancing (as defined in the Chlor 1 Shareholders Agreement) is provided to Chlor 1;

"Ineos Security Agreement" means the security agreement in the Agreed Terms to be entered into by Chlor 1 in favour of the Ineos Group Loan Lenders and the providers of the Ineos Standby Facility;

"Ineos SPV Default" has the meaning given to it in Schedule 9, Paragraph 1 (Definitions for Schedule 9);

"Ineos SPV Refinancing Moneys" means any money provided to Chlor 1 by, or guaranteed by, Ineos SPV at any time on or after Golden Share Exercise;

"Ineos Standby Facility" means a £20,000,000 (twenty million pounds sterling) standby facility to be provided by Ineos Capital to Chlor 1 on the terms of the Ineos Standby Facility Agreement;

"Ineos Standby Facility Agreement" means the facility agreement in the Agreed Terms originally entered into on 31 July 2003 between Ineos Capital and Chlor 1 for the provision of the Ineos Standby Facility (as subsequently amended);

"Initial IGL Amount" means £20,000,000 (twenty million pounds sterling);

"Initial Strategic Plan" means the strategic plan for Chlor 1 in the Agreed Terms reflecting the timetable, actions and financing involved in achieving completion of the Project;

"Intra-Group Receivables" means:-

(a) the intra-group receivables:

(i) owed to Chlor 1 by Screencondor Limited in the aggregate sum of £7,313,156 (seven million, three hundred and thirteen thousand one hundred and fifty six pounds sterling); and

(ii) owed to Chlor 1 by Ineos Vinyls Holdings Limited and Ineos Vinyls Limited in the aggregate sum of £41,000,000 (forty one million pounds sterling) plus interest;

each of which are to be transferred to Chlor 2 pursuant to the Business Transfer Agreement; and

(b) any intra-group receivable which may become owed to Chlor 2 in a principal sum of up to £800,000 (eight hundred thousand pounds sterling) by an Ineos Company as a result of Chlor 2 transferring Lawson House to that Ineos

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Company;

"IP Licence" means the perpetual, worldwide, royalty-free, irrevocable licence of intellectual property in the Agreed Terms to be entered into between Chlor 1 and Chlor 2;

"Lawson House" means the freehold property in Runcorn known as Lawson House which is more particularly defined in item 10 in schedule 8 to the Business Transfer Agreement;

"Lawson House Intra-Group Receivable" means a receivable falling within paragraph (b) of the definition of "Intra-Group Receivables";

"Litigation Waiver" means the deed of waiver and settlement in the Agreed Terms to be entered into by Chlor Holdings (for itself and on behalf of each Designated Purchaser and each other member of the Wider Ineos Group, as defined in the deed, other than Chlor 1 and Chlor 2), Chlor 1 and Chlor 2 in favour of each relevant member of the ICI Group in connection with the MSPA and certain related documents;

"London Stock Exchange" means London Stock Exchange plc;

"Long Stop Date" means 31 December 2003 or such later date as ICI and Ineos Capital may agree in writing;

"Losses" in respect of any matter, event or circumstance, includes all demands, claims, actions, proceedings, damages, payments, losses, costs, expenses or other liabilities;

"Management Agreement Deed of Amendment" means the deed of amendment in the Agreed Terms to be entered into between Chlor 1, Ineos Capital, Ineos Capital Partners and ICI C&P amending the management agreement dated 9 January 2001 made between Chlor 1 and Ineos Capital;

"Mercury Cell Anode Agreement" means the mercury cell anode agreement in the Agreed Terms to be entered into between Chlor 1 and Chlor 2 pursuant to which Chlor 2 recoats anodes, licenses technology and assumes other obligations in relation to the mercury cell rooms and operations of Chlor 1;

"MSPA" has the meaning given to it in Background (A);

"MSPA Deed of Amendment" means the deed of amendment of the MSPA and certain related documents in the Agreed Terms to be entered into between the parties to the MSPA, Chlor 2, New Ineos Holdings and ICI C&P;

"New Deed of Priority" means the Existing Deed of Priority as amended and restated pursuant to the Deed of Priority Amendment Deed;

"New Management Agreement" means the new management agreement in the Agreed Terms setting out the management fees payable by Chlor 2 to Ineos Capital

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Partners to be entered into by those parties;

"New PIK Notes Subscription" means a subscription of up to £30,000,000 (thirty million pounds sterling) in aggregate to be made by Ineos SPV for the issue of further PIK Notes pursuant to the Amended PIK Note Instrument, of which £5,517,000 (five million, five hundred and seventeen thousand pounds sterling) has been drawn as at the 2004 Transaction Date;

"New Shareholders Agreements" means the Chlor 1 Shareholders Agreement and the Chlor 2 Shareholders Agreement;

"Novation" has the meaning given to it in Clause 4.1 (Novation of Remaining Non-novated Contracts);

"On Plan" has the meaning given to it in relation to the Project in Schedule 2, Paragraph 4.1(1) (Definition of "On Plan" and "Outside Plan") and in relation to expenditure has the meaning given to it in Schedule 2, Paragraph 4.1(2) (Definition of "On Plan" and "Outside Plan");

"Original ICI Parties" has the meaning given to it in Background (E);

"Outside Plan" in relation to the Project has the meaning given to it in Schedule 2, Paragraph 4.1(3) (Definition of "On Plan" and "Outside Plan") and in relation to expenditure has the meaning given to it in Schedule 2, Paragraph 4.1(4) (Definition of "On Plan" and "Outside Plan");

"Outside Plan Remedy Period" has the meaning given to it in Schedule 2, Paragraph 4.2(1)(b) (Effect of Project being Outside Plan);

"Patent Assignment" means the patent assignment in the Agreed Terms to be entered into between Chlor 1 and Chlor 2;

"Permitted Piggy-back Claim" means any Piggy-back Claim brought by any member of the Kestrel and Canary Purchaser's Group (as defined in the MSPA) against any member of the ICI Group insofar as it either:

(c) seeks to recover amounts claimed against that member of the Kestrel and Canary Group by a third party (i.e. not a member of the Wider Ineos Group) or amounts relating to requirements of or imposed under Environmental Law as defined in part 1 of schedule 15A to the MSPA (as amended pursuant to the MSPA Deed of Amendment) upon that member of the Kestrel and Canary Purchaser's Group by a governmental or regulatory authority (ie not a member of the Wider Ineos Group); or

(d) is brought by way of enforcement of security by or on behalf of the lenders under the facility agreement in place for the Kestrel and Canary Purchaser's Group (as defined in the MSPA (as amended pursuant to the MSPA Deed of Amendment)) as at the date of this Agreement;

"Piggy-back Claim" means a claim brought by any member of the Kestrel and

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Canary Purchaser's Group or other member of the Wider Ineos Group under schedule 15B of the MSPA (as amended by the MSPA Deed of Amendment) in respect of a matter in circumstances where ICI is entitled to an indemnity from Chlor 1 pursuant to schedule 15A of the MSPA (as amended by the MSPA Deed of Amendment) in respect of that matter;

"PIK Note Instrument" means the instrument constituting £50,000,000 8% unsecured loan notes December 2010 and warrants entered into on 9 January 2001 by Chlor 1;

"PIK Notes" means the loan notes from time to time in issue pursuant to the PIK Note Instrument or, as the case may be, the Amended PIK Note Instrument;

"Products Agreement" means the products agreement in the Agreed Terms to be entered into between Chlor 1 and Chlor 2 relating to the mutual supply of products;

"Profit a Prendre Easement" means the deed to be entered into in the Agreed Terms between Chlor 2 and Chlor 1 as to easements at Cranage and Ravenscroft and certain easements regarding brine facilities and pipes at Northwich, Cheshire;

"Project" has the meaning given to it in Background (D);

"Project Agreement" means any agreement or arrangement entered into from time to time by Chlor 1 or any of its subsidiaries in relation to the Project;

"Project Cost" has the meaning given to it in Schedule 2, Paragraph 1.2 (Project Cost);

"Project Scope" has the meaning given to it in Schedule 2, Paragraph 1.1 (Project Scope);

"Project Timetable" has the meaning given to it in Schedule 2, Paragraph 1.3 (Project Timetable);

"Property Transfers" means the assignments and transfers of the Business Properties to be entered into between Chlor 1 and Chlor 2 pursuant to Clause 15.9 (Property Transfers) of this Agreement and schedules 1 and 5 to the Business Transfer Agreement.

"Relevant Barclays Prohibition" has the meaning given to it in Schedule 5, Paragraph 5.4(1) (Payment restrictions under Barclays facility);

"Relevant HBOS Prohibition" has the meaning given to it in Schedule 6, Paragraph 4.5(1) (Payment restrictions under Ineos External Debt Agreement);

"Remaining Non-novated Contracts" means the contracts listed in Schedule 3 (Remaining Non-novated Contracts);

"Requested Contributions Proportion" and "Requested Loan Proportion" each has the meaning given to it in Clause 6.1 (Chlor 1 request for funds);

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"RLF Agreement" means the revolving facility agreement dated 9 January 2001 and made between Chlor 1 (as the borrower) and ICI (as the lender);

"RLF and PIK Note Deed of Amendment" means the deed of novation, amendment and restatement in the Agreed Terms, amongst other things novating, amending and restating the RLF Agreement and amending and restating the PIK Note Instrument, to be entered into between (amongst others) Chlor 1, ICI, Ineos SPV and Chlor 2;

"RLF Further Advance" means a Tranche A Advance or a Tranche B Advance and, unless the context requires otherwise, "RLF Further Advances" means, together, all of the Tranche A Advances and the Tranche B Advances;

"RLF Further Advances Facility" means the £60,000,000 (sixty million pounds sterling) Further Advances Facility, the terms of which are set out in the Amended RLF Agreement, pursuant to which the RLF Further Advances are to be made available;

"Secretary of State" means the Secretary of State for Trade and Industry;

"Services Agreement" means the services agreement in the Agreed Terms to be entered into between Chlor 1 and Chlor 2 relating to the supply by Chlor 1 to Chlor 2 of certain services;

"Specified Regeneration Expenditure" has the meaning given to it in Schedule 5, Paragraph 2.1 (Additional definitions for Schedule 5);

"Strategic Plan" means the Initial Strategic Plan as from time to time supplemented or otherwise amended pursuant to the Chlor 1 Shareholders Agreement;

"Subordination Letters" means the letters in the Agreed Terms to be sent to the Department of Trade and Industry by certain creditors of Chlor 1 and Chlor 2 respectively;

"Takeover Panel" means the Panel on Takeovers and Mergers;

"Trade Mark Assignment" means the trade mark assignment in the Agreed Terms to be entered into between Chlor 1 and Chlor 2;

"Tranche A" means Tranche A of the RLF Further Advances Facility of up to £30,000,000 (thirty million pounds sterling), as more particularly described in the Amended RLF Agreement;

"Tranche A Advance" has the meaning given to it in the Amended RLF Agreement;

"Tranche B" means Tranche B of the RLF Further Advances Facility of up to £30,000,000 (thirty million pounds sterling), as more particularly described in the Amended RLF Agreement;

"Tranche B Advance" has the meaning given to it in the Amended RLF Agreement;

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"Transaction Documents" means this Agreement, each of the other documents listed in Schedule 4 (Transaction Documents) and any other document designated from time to time as a Transaction Document by agreement between ICI and Ineos Capital;

"Transfer Completion" means completion of the Business Transfer Agreement in accordance with its terms;

"Unpaid Sums" has the meaning given to it in the Amended RLF Agreement;

"UK Listing Authority" means the Financial Services Authority in its capacity as the competent authority for the purposes of the Financial Services and Markets Act 2000;

"Wider Ineos Group" has the meaning given to it in the Chlor 1 Shareholders Agreement;

"Zero Coupon Loan Note Instrument" means the zero coupon loan note instrument in the Agreed Terms resulting from the division, by way of amendment and restatement, of the PIK Note Instrument pursuant to the RLF and PIK Note Deed of Amendment; and

"Zero Coupon Loan Notes" means the loan notes in issue from time to time pursuant to the Zero Coupon Loan Note Instrument.

1.2	Contents page and headings

In this Agreement, the contents page and headings are included for convenience only and shall not affect the interpretation or construction of this Agreement.

1.3	Meaning of references

In this Agreement, unless the context requires otherwise, any reference to:

(a) the Background is to the statements about the background to this Agreement made above or to a Clause, a Schedule or an Appendix is to a clause of, schedule to or appendix to this Agreement and any reference in a Schedule to a Paragraph is to a paragraph of that Schedule;

(b) this Agreement includes the Background, the Schedules and the Appendices, each of which forms part of this Agreement for all purposes and for the avoidance of doubt any reference to the date of this Agreement is to 31 July 2003 and not the 2004 Amendment Date;

(c) a party or the parties is to a party or the parties (as the case may be) to this Agreement and shall include any permitted assignees of a party;

(d) the masculine, feminine and neuter genders shall include the other genders and any reference to the singular includes the plural and vice versa;

(e) a person includes any individual, firm, unincorporated association,

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corporation, government, state or agency of state, association, partnership or joint venture (whether or not having a separate legal personality);

	(f)	a company includes any company, corporation or other body corporate wherever and however incorporated or established;

	(g)	a person being associated with another person shall be to a person connected with that other person within the meaning of s839 Income and Corporation Taxes Act 1988;

	(h)	a document is to that document as supplemented, otherwise amended or replaced from time to time, but excluding (in the case of any document to which no member of the ICI Group is a party) any amendment or replacement (in each case, effected after Completion, as defined in the 2004 Transaction Deed, occurs) which would or might affect or prejudice any right of any member of the ICI Group;

	(i)	a statute or a statutory provision includes any provision of which it is a re-enactment as well as any subordinate legislation in force under that provision from time to time and any amendment, modification or re-enactment from time to time of that provision or subordinate legislation, except to the extent that any amendment, modification or re-enactment enacted after the date of this Agreement would increase or extend the liability of any party under this Agreement;

	(j)	any English statutory provision or English legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing shall, in respect of any jurisdiction other than England, include what most nearly approximates in that jurisdiction to the English statutory provision or English legal term;

	(k)	pounds sterling or £ is to the lawful currency of the United Kingdom;

	(l)	writing includes any mode of reproducing words in a legible and non-transitory form; and

	(m)	a time of day is to London time and any reference to a day is to a period of 24 hours running from midnight to midnight.

1.4	No restrictive interpretations

In this Agreement, general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.

1.5	Companies Act definitions

In this Agreement, unless the context otherwise requires, words and expressions defined in Part XXVI of the Companies Act 1985 (as amended) shall bear the

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meanings ascribed to them in that Act.

2.	CONDITIONS

2.1	Conditions

The provisions of this Agreement (other than this Clause 2 and Clauses 3.2 (Conditions under Ineos External Debt Commitment Letter), 14 (Warranties and representations), 15.5 (Lock up), 15.9 (Property Transfers), 15.11 (Environmental information), 15.12 (Cancellation of warrants), 15.13 (Replacement arrangements), 15.14 (Newco 2 undertaking), 16 (Costs), 17 (Entire agreement), 18 (Liability and invalidity), 19 (Amendments, releases and waivers), 20 (Assignment), 21 (Notices), 22 (Contracts (Rights of Third Parties) Act 1999), 23 (Confidentiality and announcements), 24 (Counterparts) and 25 (Law and jurisdiction) which are unconditional and have immediate effect) shall not come into effect until, and are conditional in all respects on, the satisfaction or waiver (in accordance with Clause 2.2 (Waiver of Conditions)) of the following conditions (the "Conditions"):

(a) the DTI Grant having been obtained on the terms of the DTI Grant Offer Letter, either without additional conditions or subject only to additional conditions satisfactory to ICI and Ineos Capital and all preconditions to the availability of all of the funding under it (including without limitation the precondition relating to the approval of the European Commission) having been satisfied, save for any precondition to the extent relating to the occurrence of Completion;

(b) the satisfaction of the escrow conditions attaching to the delivery by Chlor 1, all relevant Ineos Companies and all relevant EVC Companies and Huntsman Companies of each of the documents listed in Schedule 8 (Up-front novations); and

(c) the lender(s) under the Ineos External Debt Agreements having indicated that they are ready, willing and able to enter into the Ineos External Debt Agreements and not having subsequently indicated to the contrary.

2.2	Waiver of Conditions

ICI may waive the Condition set out in Clause 2.1(b) (Conditions); ICI and Ineos Capital may together waive the Conditions set out in Clause 2.1(a) and (c) (Conditions).

2.3	Endeavours to satisfy the Conditions

Without prejudice to the obligations of Chlor 1 and its subsidiaries under the MSPA, each of the Ineos Parties and each of the Original ICI Parties shall use their reasonable endeavours to procure that the Conditions are satisfied as soon as practicable following execution of this Agreement and in any event before the Long Stop Date.

2.4	Notification of other parties

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Upon any party becoming aware that any of the Conditions has been satisfied, will be delayed in being satisfied or has become incapable of being satisfied before the Long Stop Date, that party shall as soon as reasonably practicable notify all the other parties and shall supply to each other party written evidence (if available) of the satisfaction of the Condition or (as the case may be) an explanation for the delay in its being satisfied or for its having become incapable of being satisfied.

2.5	If Conditions not satisfied by Long Stop Date

If any of the Conditions shall not have been satisfied or waived on or before the Long Stop Date, all of the provisions of this Agreement (other than Clauses 14 (Warranties and representations), 15.12 (Cancellation of warrants), 15.13 (Replacement arrangements), 16 (Costs), 17 (Entire agreement), 18 (Liability and invalidity), 19 (Amendments, releases and waivers), 20 (Assignment), 21 (Notices), 22 (Contracts (Rights of Third Parties) Act 1999), 23 (Confidentiality and announcements), 24 (Counterparts) and 25 (Law and jurisdiction), which are unconditional and have immediate effect) shall terminate without having ever come into effect and no party shall have any claim against any others under this Agreement, save in respect of any breach prior to that termination of any of the provisions of this Clause 2 or Clauses 3.2 (Conditions under Ineos External Debt Commitment Letter), 14 (Warranties and representations), 16 (Costs), 17 (Entire agreement), 18 (Liability and Invalidity), 19 (Amendments, releases and waivers), 20 (Assignment), 21 (Notices) or 22 (Contracts (Rights of Third Parties) Act 1999) or for any breach whether before or after that termination of Clauses 15.12 (Cancellation of warrants), 15.13 (Replacement arrangements) or 23 (Confidentiality and announcements).

3.	COMPLETION

3.1	Completion arrangements

On the last Business Day of the calendar month in which the Conditions are satisfied or waived (or on the last Business Day of the following calendar month if the Conditions are satisfied or waived on or after the last Business Day of a calendar month), a meeting shall be held at the offices of Ineos' Lawyers at which, in the order set out in Schedule 1, Part 1, Paragraph 3 (Corporate matters) to 6 (Newco steps and completion of Business Transfer Agreement), the following (collectively, "Completion") will occur:

(a) the Ineos Parties shall carry out those acts which fall to be carried out by them in accordance with Schedule 1, Part 1 (Sequence of events) and shall deliver, or procure to be delivered, the items listed in Schedule 1, Part 2, Paragraph 1 (Ineos Completion obligations); and

(b) the Original ICI Parties shall carry out those acts which fall to be carried out by them in accordance with Schedule 1, Part 1 (Sequence of events) and shall deliver, or procure to be delivered, the items listed in Schedule 1, Part 2, Paragraph 2 (ICI Completion obligations).

Subject to Clause 3.3 (Rights following default), Completion shall have occurred when all of the obligations of the Ineos Parties and the Original ICI Parties under

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Clause 3(a) and (b) respectively have been complied with.

3.2	Conditions under Ineos External Debt Commitment Letter

(1)	The Ineos Parties undertake to ensure that the conditions set out in clause 4(a), 4(c) and 4(d) of the Ineos External Debt Commitment Letter (or any successor clauses in the Ineos External Debt Agreements) are satisfied or waived prior to, and remain satisfied or waived on, the date on which Completion would occur pursuant to Clause 3.1 (Completion arrangements) but for any failure to satisfy such conditions.

(2)	In relation to clause 4(b) of the Ineos External Debt Commitment Letter (or any successor clause in the Ineos External Debt Agreements) (in this Clause 3.2, "Clause 4(b)") the Ineos Parties undertake to use their best endeavours to ensure that the condition set out in Clause 4(b) is satisfied or waived prior to, and remains satisfied or waived on, the date on which Completion would occur pursuant to Clause 3.1 (Completion arrangements) but for any failure to satisfy such condition (the "Clause 4(b) Satisfaction Date") or to the extent such condition is not satisfied or has not been waived on such date to cure any breach or reverse or remedy any event, matter or circumstance that caused the condition in Clause 4(b) not to be satisfied or waived in a manner which permits the condition in Clause 4(b) to be satisfied or waived prior to, and to remain satisfied or waived on, the earliest possible date during the term of the lenders' commitment under the Ineos External Debt Commitment Letter (or the Ineos External Debt Agreements) and prior to the Long Stop Date on which it would be possible for Completion to occur pursuant to Clause 3.1 (Completion arrangements) or Clause 3.3 (Rights following default) but for the continuing failure to satisfy Clause 4(b) and provided that such cure, reversal or remedy shall not result in any material change to the terms of the Ineos External Debt Commitment Letter or the Ineos External Debt Agreements that has not been approved by ICI (such approval not to be unreasonably withheld or delayed).

(3)	Further the Ineos Parties undertake that they shall not take any step or act or do or omit to do any thing with the intention of causing or giving rise to a breach of Clause 4(b) or with the intention of causing or giving rise to Clause 4(b) being unsatisfied and not waived on the Clause 4(b) Satisfaction Date.

(4)	If notwithstanding the undertakings in Clauses 3.2 (1), (2) and (3) where it is apparent to any of the parties at any time prior to Completion that Clause 4(b) will be or is unsatisfied and not waived on the Clause 4(b) Satisfaction Date, with the consequence that the Ineos External Debt Commitment Letter (or the Ineos External Debt Agreements) has terminated, expired or fallen away or is likely to terminate, expire or otherwise fall away or there shall be no commitment on the Underwriter to underwrite the Debt Financing (in each case as defined in the Ineos External Debt Commitment Letter), then in such circumstances the party to whose attention this first comes shall immediately notify the other parties in writing to that effect. Upon such notification the Ineos Parties shall use their best endeavours to do everything which they can to obtain from other sources (including other banks and financial institutions) funding commitments sufficient to replace Debt Financing under the Ineos External Debt Commitment Letter (or the Ineos External Debt Agreements).

(5)	For the purposes of this Clause 3.2, "best endeavours" shall include the carrying out

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of every act or thing within the power of the Ineos Parties, including without limitation instructing third parties and incurring fees and paying commissions to third parties, but shall not include:

	(a)	any obligation on the Ineos Parties themselves to make good any shortfall in funding to Chlor 1 as a consequence of Clause 4(b) being unfulfilled or unsatisfied and not waived;

	(b)	any obligation on the Ineos Parties to incur any expenditure or provide any other asset, other than incurring fees and paying commissions to third parties, as referred to above, and other than incurring other expenditure of an incidental nature;

	(c)	any obligation on the Ineos Parties to accept or agree to any action or proposal which would materially adversely affect the position of any Ineos Party or JR in connection with the transactions which are the subject of the Transaction Documents;

	(d)	any obligation on the Ineos Parties to change (or procure that any member of the Wider Ineos Group changes) its existing business operating practices; or

	(e)	requiring any of the Ineos Parties or JR to sell, transfer or pledge any assets (including transferring or allotting share capital in Chlor 1 or Chlor 2, or allotting shares in any member of the Wider Ineos Group, to third parties) to do so.

3.3	Rights following default

If the Ineos Parties or the Original ICI Parties (in this Clause 3.3, the "Defaulting Parties") do not comply with their respective obligations pursuant to Clause 3.1(a) and (b) (Completion arrangements) then (if the Defaulting Parties are the Ineos Parties) the Original ICI Parties or (if the Defaulting Parties are the Original ICI Parties) the Ineos Parties (in this Clause 3.3, the "Non-Defaulting Parties") may in addition to and without prejudice to all their other rights and remedies:

	(a)	defer Completion to a date not more than 28 days after the date provided for in Clause 3.1 (Completion arrangements) (so that the provisions of this Clause 3 shall apply to Completion as so deferred);

	(b)	proceed to Completion so far as practicable (without limiting their rights under this Agreement);

	(c)	rescind this Agreement without liability on their part to any of the other parties; or

	(d)	waive all or any of the obligations of the Defaulting Parties.

4.	NOVATIONS OF REMAINING NON-NOVATED CONTRACTS

4.1	Novation of Remaining Non-novated Contracts

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In relation to each of the Remaining Non-novated Contracts listed in Schedule 3 (Remaining Non-novated Contracts), each of Chlor 2, Chlor 1 and the Ineos Parties (other than Ineos Capital) shall use a level of endeavours which is greater than "all reasonable" but does not constitute "best" (for the purposes of this Agreement, that level of endeavours to be referred to as "Significant Endeavours") to procure that each person referred to in that Schedule opposite that Remaining Non-novated Contract (each a "Counterparty") expressly enters into a novation of that Remaining Non-novated Contract (a "Novation") comprising:

(a) the release of all relevant members of the ICI Group from their present and future obligations under that Remaining Non-novated Contract, save in respect of any breach of it prior to 9 January 2001; and

(b) the acceptance of the performance by Chlor 1 or, in the case of a Remaining Non-novated Contract which relates to the Business transferred to Chlor 2 under the Business Transfer Agreement, Chlor 2 of those obligations in substitution for each relevant member of the ICI Group.

4.2	Meaning of "Significant Endeavours"

In Clause 4.1 (Novation of Remaining Non-novated Contracts), the obligation to use "Significant Endeavours" shall include (without limitation) obligations:

(a)	to treat the procuring of a Novation of each Remaining Non-novated Contract as an urgent management priority;

(b)	to allocate all necessary management and other resources to obtain all those Novations; and

(c)	to operate and actively participate in a joint working party with ICI and to take every reasonable business opportunity when dealing with any Counterparty to seek a Novation of each Remaining Non-novated Contract to which that Counterparty is a party, provided that for the avoidance of doubt:

(i)	the Significant Endeavours obligation does not include an obligation to make any payment to procure any Novation, to accept in consideration for any Novation any material change in the terms of a Remaining Non-novated Contract or to provide any other consideration of a material nature for any Novation; and

(ii)	nothing in Clause 4.1 (Novation of Remaining Non-novated Contracts) or this Clause 4.2 shall prejudice or affect the position of the ICI Parties and other members of the ICI Group that some or all of the Remaining Non-novated Contracts have already been novated (by implication, through the conduct of the relevant Counterparties or otherwise), transferred, terminated or replaced or shall constitute an admission to contrary effect.

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4.3	ICI's right to terminate

In relation to any Remaining Non-novated Contract the relevant member of the ICI Group shall be entitled (subject to the terms of that Remaining Non-novated Contract) to terminate it (whether in whole or in part). This Clause 4.3 shall be without prejudice to the rights of ICI or any other member of the ICI Group under the MSPA or to the obligations of ICI or any other member of the ICI Group under the MSPA in respect of any breach of that Remaining Non-novated Contract prior to this termination.

5.	INTRA-GROUP RECEIVABLES AND EVC SHARES

5.1	Priority

Each of Ineos SPV and Chlor 1 agrees that if so required by the providers of the Ineos External Debt, it shall enter into a deed of priority pursuant to which any security interest which it may have in respect of the Intra-Group Receivables and/or EVC Shares shall rank in priority after any security interest for the Ineos External Debt granted in favour of those providers.

5.2	Write-off

Chlor 2 shall, if and to the extent requested so to do by New Ineos Holdings (and without any requirement for ICI's consent):

(a) agree with Screencondor Limited, Ineos Vinyls Holdings Limited, Ineos Vinyls Limited and the Ineos Company which owes any Lawson House IntraGroup Receivable (the "Debtors" and each a "Debtor") that each of the Intra-Group Receivables shall be capitalised by the issue to Chlor 2 of shares in the capital of the relevant Debtor (the "Debtor Shares") of aggregate nominal value equal to the amount of the relevant Intra-Group Receivable, those Debtor Shares to have no voting rights, no rights to dividends and a right to be paid £1 in aggregate on a winding-up of the relevant Debtor and no other rights on a return of capital; and

(b) transfer those Debtor Shares to New Ineos Holdings (or such other person as New Ineos Holdings may direct) in consideration of the payment to Chlor 2 of the sum of £1.

5.3	Lawson House

Ineos SPV hereby consents to the transfer by Chlor 2 of Lawson House to an Ineos Company in a transaction which creates the Lawson House Intra-Group Receivable.

6.	REQUESTS FOR FUNDING

6.1	Chlor 1 request for funds

Chlor 1 may give Ineos SPV and the Ineos Parties no less than five Business Days prior written notification that it requires, based on monthly management accounts and

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cash flow forecasts of Chlor 1 proposed and approved as referred to in Schedule 5, Paragraph 3.2(1) (Short Term Cash Repayments), to draw down:

(a)	a specified proportion of the New PIK Notes Subscription and the Ineos Contribution (this proportion, being the same proportion of the total New PIK Notes Subscription and the total Ineos Contribution, the "Requested Contributions Proportion"); or

(b)	if and to the extent that the New PIK Notes Subscription and the Ineos Contribution have been and remain fully drawn, a specified proportion of Tranche B and the Ineos Group Loan (this proportion, being the same proportion of the total principal amount of Tranche B and the Initial IGL Amount under the Ineos Group Loan Agreement, the "Requested Loan Proportion") in accordance with the provisions of the Amended RLF Agreement and the Ineos Group Loan Agreement respectively; or

(c)	if and to the extent that the New PIK Notes Subscription and the Ineos Contribution and Tranche B have been and remain fully drawn, and the Initial IGL Amount has been and remains fully drawn under the Ineos Group Loan Agreement, further amounts remaining available under the Ineos Group Loan Agreement in accordance with the provisions of the Ineos Group Loan Agreement.

6.2	Provision of New PIK Notes Subscription and Ineos Contribution

On the date requested in any notification made by Chlor 1 pursuant to Clause 6.1(a) (Chlor 1 request for funds) (for that request the "Contributions Date"):

	(a)	subject to and on the terms of Clause 7 (New PIK Notes Subscription), Ineos SPV shall advance the Requested Contributions Proportion of the New PIK Notes Subscription to Chlor 1 in cash; and

	(b)	subject to and on the terms of Clause 8 (Ineos Contribution), the Requested Contributions Proportion of the Ineos Contribution shall be advanced in cash to Chlor 1 by Chlor 2.

7.	NEW PIK NOTES SUBSCRIPTION

7.1	Conditions precedent to New PIK Notes Subscription

Ineos SPV will only be required to advance any Requested Contributions Proportion of the New PIK Notes Subscription to Chlor 1:

(a) subject to the provisions of Clause 10 (Funding order and conditions); and

(b) simultaneously with that Requested Contributions Proportion of the Ineos Contribution being received in cash by Chlor 1.

7.2	New PIK Notes Subscription

Any Requested Contributions Proportion of the New PIK Notes Subscription which is

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to be advanced by Ineos SPV pursuant to Clause 6.2(a) (Provision of Contributions) shall on the relevant Contributions Date (subject to Clause 7.1 (Conditions precedent to New PIK Notes Subscription)) be advanced by way of New PIK Notes Subscription (and Chlor 1 shall promptly issue an appropriate loan note certificate).

8.	INEOS CONTRIBUTION

8.1	Ineos Internal Debt

Subject to Clause 10 (Funding order and conditions), Ineos Capital will, on each Contributions Date, procure that a proportion (such proportion being in the sole discretion of Chlor 2 and Ineos Capital, except that it must be equal to or greater than the relevant Requested Contributions Proportion) of the Ineos Internal Debt is advanced to Chlor 2 by way of an interest free loan or loans repayable on or after 31 December 2010 and otherwise on the terms of the Ineos Internal Debt Agreement to enable Chlor 2 to perform its obligations under Clause 8.3 (Ineos Contribution).

8.2	Ineos External Debt

Subject to Clause 10 (Funding order and conditions), Chlor 2 will, on each Contributions Date, procure that the providers of the Ineos External Debt advance (on the terms of the Ineos External Debt Agreements) in aggregate an amount of the Ineos External Debt which, when added to the amount advanced in accordance with Clause 8.1 (Ineos Internal Debt), puts Chlor 2 sufficiently in funds to enable it to make the payment to be made by Chlor 2 on that Contributions Date pursuant to Clause 8.3 (Ineos Contribution).

8.3	Ineos Contribution

Subject to Clause 10 (Funding order and conditions), Chlor 2 shall on each Contributions Date:

(a) draw down the relevant amounts of the Ineos External Debt and the Ineos Internal Debt which are referred to in Clauses 8.1 (Ineos Internal Debt) and 8.2 (Ineos External Debt); and

(b)	(as consideration as to the first £18,000,000 (eighteen million pounds sterling) in aggregate of any such capital contributions for Chlor 1's assumption by way of novation by the Deed of Novation of Chlor 2 Advance of Chlor 2's liability to repay £18,000,000 (eighteen million pounds sterling) drawn by Chlor 2 at Completion under the Amended RLF Agreement (in order to finance in part Chlor 2's acquisition of assets pursuant to the Business Transfer Agreement) in accordance with Schedule 1 (Completion obligations)), forthwith pay to Chlor
1 (using the amounts drawn down as referred to in Clause 8.3(a) and other funds as necessary) the relevant Requested Contributions Proportion of the Ineos Contribution by way of capital contribution.

8.4	Impact of Golden Share Exercise

For the avoidance of doubt, Chlor 2's obligations under this Clause 8 shall not be

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affected by clause 11 of the Chlor 1 Shareholders Agreement or by Golden Share Exercise.

9.	INEOS GROUP LOAN

9.1	Ineos Group Loan

(1)	Subject to Clause 10 (Funding order and conditions), the Ineos Group Loan Lenders shall advance the Requested Loan Proportion of the Initial IGL Amount to Chlor 1 pursuant to, and subject to the terms of, the Ineos Group Loan Agreement on the date requested in any notification made by Chlor 1 pursuant to Clause 6.1(b)) (Chlor 1 request for funds), provided that the Requested Loan Proportion of Tranche B is advanced simultaneously by Ineos SPV.

(2)	Subject to Clause 10 (Funding order and conditions), the Ineos Group Loan Lenders shall advance the requested amount (up to the balance of the facilities available under the Ineos Group Loan Agreement) to Chlor 1 pursuant to, and subject to the terms of, that Agreement on the date requested in any notification made by Chlor 1 pursuant to Clause 6.1(c) (Chlor 1 request for funds).

9.2	Cancellation of part of Ineos Group Loan and Tranche B

If the parties agree that Chlor 1 does not require a proportion (being the same proportion in each case) of the Initial IGL Amount under the Ineos Group Loan Agreement and Tranche B, then the relevant proportion of the relevant facilities under the Ineos Group Loan Agreement and Tranche B shall be cancelled permanently.

9.3	Impact of Golden Share Exercise

Chlor 1 shall cease to be entitled to have any further advances made pursuant to the Ineos Group Loan Agreement upon Golden Share Exercise.

10.	FUNDING ORDER AND CONDITIONS

10.1	Funding order

The parties agree that the funding requirements of Chlor 1 shall be met by Chlor 1 promptly utilising the DTI Grant, when available in accordance with the terms of the DTI Grant Offer Letter (including as to the phasing of the DTI Grant), to the fullest extent permitted by those terms and otherwise in the following sequence:

(a) first, Chlor 1 shall to the extent reasonably practicable in the circumstances at all times make and maintain the maximum available utilisation of the facility available under the Amended Barclays Facility Agreement and shall to the extent reasonably practicable utilise the Barclays Bond and Guarantee Facility as an alternative to depositing or otherwise utilising cash;

(b) second, the Ineos Contribution shall be utilised by Chlor 1 pursuant to Clause 8.3 (Ineos Contribution) and the New PIK Notes Subscription shall be utilised pursuant to Clause 7 (New PIK Notes Subscription);

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(c) third, from 1 January 2004 onwards amounts available under the Ineos Group Loan Agreement up to the Initial IGL Amount and amounts available under Tranche B shall each be drawn down in the Requested Loan Proportion, pursuant to the Ineos Group Loan Agreement and the Amended RLF Agreement respectively, subject to the proviso to Clause 9.1(1) (Ineos Group Loan); and

(d) fourth, the balance of the facilities made available under the Ineos Loan Agreement shall be utilised pursuant to the Ineos Group Loan Agreement.

10.2	Common Funding Conditions

Any obligation to advance or procure the advance of any of the New PIK Notes Subscription, the Ineos Contribution, the RLF Further Advances and the Ineos Group Loan shall be subject to the conditions precedent (the "Common Funding Conditions") that at the relevant time either:

(a) the Project is On Plan; or

(b) an Outside Plan Remedy Period is current and the proceeds of the advance are to be used to fund either expenditure necessary to ensure that Chlor 1 does not breach a Project Agreement in any material respect or Urgent SHE Expenditure which is Discretionary Capital Expenditure or Mid Range Urgent SHE Expenditure.

10.3	Further conditions precedent to funding

None of Ineos SPV, the providers of the Ineos Internal Debt, the providers of the Ineos External Debt and the Ineos Group Loan Lenders shall be obliged to advance any funds (and nor shall any Ineos Party be obliged to procure the same) under this Agreement or the Amended RLF Agreement or the Ineos Group Loan Agreement if an Event of Default shall have occurred or if the forecasts contained in the Strategic Plan at the relevant time indicate that Chlor 1 will become insolvent at any time prior to 31 December 2010.

10.4	No ICI funding

For the avoidance of doubt, from the 2004 Amendment Date neither of the ICI Parties and no other member of the ICI Group shall have any obligation to provide any funding to Chlor 1, Chlor 2, Ineos SPV or any of the other parties.

11.	CHLOR 1 CASH SHARING ARRANGEMENTS

The provisions of Schedule 5 (Chlor 1 cash sharing arrangements) shall have effect as if set out in this Clause 11.

12.	CHLOR 2 CASH SHARING ARRANGEMENTS

The provisions of Schedule 6 (Chlor 2 cash sharing arrangements) shall have effect

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as if set out in this Clause 12.

13.	2010 AND GOLDEN SHARE

13.1	2010

The provisions of Schedule 7 (2010) shall have effect as if set out in this Clause 13, except that they shall cease to apply upon Golden Share Exercise.

13.2	Golden share

Upon Golden Share Exercise:

(a) Chlor 1 shall cease to be entitled to have any further advances made pursuant to the Ineos Standby Facility Agreement; and

(b) Ineos SPV shall give up all rights and interests under contracts to which Chlor 2 is a party.

14.	WARRANTIES AND REPRESENTATIONS

14.1	General warranties

Each party other than the Individual Guarantors (the "Warrantor") warrants and represents to the other parties in the following terms:

(a) the Warrantor is a company duly incorporated and validly existing under the laws of its place of incorporation and possesses the capacity to sue in its own name;

(b) the Warrantor has the legal right and the necessary corporate power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant to this Agreement;

(c) this Agreement and the other documents which are to be executed by it pursuant to this Agreement will, when executed and assuming the due authorisation, execution and delivery of such document by the other parties, constitute valid and binding obligations of the Warrantor; and

(d) the execution and delivery of and the performance by the Warrantor of its obligations under this Agreement and any other documents to be executed by it pursuant to this Agreement will not:

(i) result in a breach of any provision of the constitutional documents of the Warrantor; or

(ii) except as otherwise stated in this Agreement, require the consent of any third party.

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14.2	Clean company warranty

Each of Chlor 2 and the Ineos Parties warrants and represents to the ICI Parties that Chlor 2 has neither traded nor had any assets or liabilities prior to its entry into this Agreement (other than in respect of its subscriber shares); and each of them undertakes that prior to Completion Chlor 2 will neither trade nor have any assets or liabilities (other than its rights and obligations under this Agreement or referred to in this Agreement and in respect of its subscriber shares).

14.3	Lucite Shares

Each of the Ineos Guarantors (as defined in Schedule 9, Paragraph 1 (Definitions for Schedule 9)) warrants and represents to the ICI Parties that, apart from the Lucite Shares (as defined in Schedule 9, Paragraph 1 (Definitions for Schedule 9)), it neither holds nor owns any shares or other securities in Lucite International Limited or any holding company or subsidiary of Lucite International Limited.

15.	FURTHER OBLIGATIONS OF THE PARTIES

15.1	Employee shares

The parties shall co-operate to ensure that:

(a) shares comprising up to 10% of the enlarged issued share capital of Chlor 2 shall be made available for purchase by management and employees under the terms of an employee share scheme; and

(b) shares comprising up to 10% of the enlarged issued share capital of Chlor 1 shall be made available to management and employees under the terms of an employee share scheme on terms that the equity shareholdings of Ineos SPV and Newco 2 in Chlor 1 are in each case diluted on a pro rata basis.

15.2	James Ratcliffe

JR agrees:

(a) that he will, before or at Completion, become a director of each of Chlor 1 and Chlor 2 and that he will remain a director of both of them until 31 December 2010, in each case unless prior to 31 December 2010 he becomes physically unable to perform his duties as a director or he shall become disqualified from acting as a director under the provisions of any applicable law;

(b) that so long as he is a director of Chlor 1, he will attend at least four board meetings of that company each year; and

(c) that so long as he is a director of Chlor 2, he will attend at least two board meetings of that company each year.

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15.3	Barclays facility

Chlor 1 shall to the extent reasonably practicable in all the circumstances make and maintain the maximum available utilisation of the facility made available under the Amended Barclays Facility Agreement at all times.

15.4	DTI Grant

(1)	Chlor 1 shall comply in full with the terms of the DTI Grant (other than immaterial breaches in respect of which the Secretary of State elects to take no action having been informed of such breach in writing) and shall not do or omit to do anything which would or is reasonably likely to cause the Secretary of State to seek repayment of any amounts previously advanced (except for scheduled repayments of any amounts advanced as a loan) and/or withhold any unpaid instalments of the DTI Grant.

(2)	The provisions of Schedule 9 (Indemnity and Contribution arrangements) shall have effect as if set out in this Clause 15.4(2).

15.5	[Deleted]

15.6	Tax losses

(1)	Chlor 1 has calculated that unused trading losses as at Completion of £20,000,000 (twenty million pounds sterling) are attributable to the business to be transferred to Chlor 2 pursuant to the Business Transfer Agreement. Chlor 1 undertakes that it will in submitting its tax return treat these losses, in accordance with s343 Income and Corporation Taxes Act 1988 and to the extent permitted by law, as incurred by Chlor 2 as successor and use all reasonable endeavours to agree this with the Inland Revenue.

(2)	If, in respect of any accounting period of Chlor 1 ending on or before 31 December 2010, Chlor 1 suffers any charge to corporation tax (but after taking account of any tax deductions, reliefs or benefits available to Chlor 1 to reduce or eliminate such charge to corporation tax) which it would not have suffered if none of its trading losses had been treated for corporation tax purposes as incurred by Chlor 2, then on or before the date on which Chlor 1 is required to pay the tax, Chlor 2 shall pay to Chlor 1 in cash, by way of adjustment to the purchase price payable pursuant to the Business Transfer Agreement, a sum equal to such charge to taxation.

(3)	To the extent that Chlor 1 or any of its subsidiaries incurs any trading losses for corporation tax purposes in respect of any period of time beginning on or after Completion ("Relevant Losses"), Chlor 1 shall, if requested by Chlor 2 prior to the filing by Chlor 1 of its tax return for the period in respect of which the Relevant Losses were incurred, and to the extent permitted by law, surrender all or part of the Relevant Losses to Chlor 2 pursuant to Chapter IV of Part X of the Income and Corporation Taxes Act 1988 in consideration for a sum equal to the amount of Relevant Losses surrendered multiplied by a fraction of which the numerator is the rate of corporation tax applicable to Chlor 1 in respect of its accounting period in which the Relevant Losses arise (using a time-weighted average where more than one

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such rate applies to such period) and the denominator is 100, this consideration:

(a) as to 33%, to be paid by Chlor 2 to Chlor 1 in cash at the time Chlor 2 requests the surrender; and

(b) as to 67%, to be left outstanding as an interest-free inter-company balance (the "Debt").

(4)	If, in respect of any accounting period ending on or before 31 December 2010, Chlor 1 or any of its subsidiaries suffers a charge to corporation tax (but after taking account of any tax deductions, reliefs or benefits available to Chlor 1 or any of its subsidiaries to reduce or eliminate such charge to corporation tax) which it would not have suffered but for any surrender effected pursuant to Clause 15.6(3), then if and to the extent that the tax charge exceeds the amount paid in cash pursuant to Clause 15.6(3) Chlor 2 shall on or before the date on which Chlor 1 or its subsidiary is required to pay the tax repay the Debt to Chlor 1. To the extent to which Chlor 2 fails to make payment, the Chlor 2 AFC (when calculated pursuant to Schedule 6 (Chlor 2 cash sharing arrangements)) shall be decreased and the Chlor 1 AFC (when calculated pursuant to Schedule 5 (Chlor 1 cash sharing arrangements)) increased by a sum equal to the amount which should have been paid (in the same manner as if the payment had been made).

15.7	Waste management licences

The provisions of Schedule 10 (Waste management licences transfer financial provisions) shall have effect as if set out in this Clause 15.7.

15.8	Piggy-back Claims

(1)	Ineos Group undertakes to ICI to ensure that no Piggy-back Claim is brought (other than a Permitted Piggy-back Claim).

(2)	Notwithstanding any other provision of this Agreement, any amount payable by Chlor 1 to ICI in respect of any ICI Piggy-back Claim shall be paid when due (so that, for the avoidance of doubt, ICI will not have to wait for the calculation and distribution of Chlor 1 cash shares pursuant to Schedule 5 (Chlor 1 cash sharing arrangements) before it is paid).

15.9	Property Transfers

(1)	Each of Chlor 1 and Chlor 2 shall use all reasonable endeavours:

(a) to agree or procure the agreement of the form of each of the Property Transfers, subject in each case to the prior written approval of ICI, that approval not to be unreasonably withheld or delayed;

(b) to ensure that each of the Property Transfers is duly executed by each of the parties to it; and

(c) to procure the discharge of any subsisting legal charge and the delivery of a

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duly executed, DS1, DS3 or suitable END message in relation to each Business Property so charged at the date of this Agreement,

in each case as soon as practicable after the date of this Agreement and in any event prior to Completion.

(2)	The obligations of Chlor 1 and Chlor 2 pursuant to Clause 15.9(1) shall extend to (but not be limited to) procuring the production of plans for the Property Transfers which are in all respects satisfactory to H M Land Registry.

15.10	[Deleted]

15.11	Environmental information

(1)	As soon as reasonably practicable following the date of this Agreement, and in any event prior to Transfer Completion, Chlor 1 shall provide all relevant information in its possession (including, without limitation, all such information referred to in the Initial Disclosure Letter and the Final Disclosure Letter as those terms are defined in the MSPA and all such information prepared by or on behalf of Chlor 1 since the Completion Date as that term is defined in the MSPA) as to the presence and the broad measure of the presence of substances (including Hazardous Materials) and their amount and nature in each case at the Business Properties to Chlor 2 and Chlor 2 agrees to review and give proper attention to such information prior to completion of the Business Transfer, provided that the parties acknowledge that this Clause 15.11 shall not apply to and shall be deemed to exclude (a) any substances (including Hazardous Materials) which at any time originated from the Runcorn Chlor 1 Site and have migrated to the Runcorn Non-Chlor 1 Site from the Runcorn Chlor 1 Site and (b) any substances (including Hazardous Materials) which comprise an Environmental Condition in relation to the RL Boreholes each as defined in Part 2 of Schedule 15B of the MSPA as amended by the MSPA Deed of Amendment save where and to the extent such substances (including Hazardous Materials) (if any) were the subject of a transfer of liability for the purposes of Part IIA Environmental Protection Act 1990 (or other similar legislation) from the Seller to the Purchaser each as defined in the MSPA as at the Completion Date as that term is defined in the MSPA.

(2)	The parties acknowledge that the effect of such information (as referred to in Clause 15.11(1)) in accordance with any applicable statutory or non-statutory guidance shall be to exclude Chlor 1 from liability as an appropriate person to bear responsibility for any investigation, monitoring or remedial actions in relation to the relevant substances or for the cost of such actions if carried out by an enforcing authority, provided that the parties acknowledge that this Clause 15.11(2) does not apply to and shall be deemed to exclude (a) any liability in respect of substances (including Hazardous Materials) which have at any time originated from the Runcorn Chlor 1 Site and migrated on to the Runcorn Non-Chlor 1 Site; or (b) any substances (including Hazardous Materials) which comprise an Environmental Condition in relation to the RL Boreholes each as defined in Part 2 of Schedule 15B of the MSPA as amended by the MSPA Deed of Amendment save where and to the extent such substances (including Hazardous Materials) (if any) were the subject of a transfer of liability for the purposes of Part IIA Environmental Protection Act 1990 (or other similar legislation) from the Seller to the Purchaser (each as defined in the MSPA) as at the

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Completion Date as that term is defined in the MSPA.

(3)	In Clause 15.11, "Hazardous Materials" means any poisonous, noxious, dangerous, hazardous, radioactive, toxic, flammable, carcinogenic, corrosive, infectious, mutagenic, teratogenic, irritant or explosive materials or substances or any constituent or any mixture of any of them (including without limitation any petroleum or petroleum derived substance) and/or any other materials or substances that are regulated under any Environmental Laws as defined in Schedule 15A to the MSPA (as amended by the MSPA Deed of Amendment) and "Runcorn Chlor 1 Site" and "Runcorn Non-Chlor 1 Site" have the meanings given to them respectively in Schedule 15A to the MSPA (as amended by the MSPA Deed of Amendment).

15.12	Cancellation of warrants

Each of the warrants issued pursuant to the PIK Note Instrument is hereby cancelled and shall cease to have effect and the PIK Note Instrument is hereby amended by the deletion of all references therein to the warrants (including, without limitation, the deletion of clauses 2.4 and 5 of, and of schedule 4 to, the PIK Note Instrument).

15.13	Replacement arrangements

Chlor 1 shall (at its own cost) as soon as reasonably practicable after:

(a) the Long Stop Date, if Completion has not occurred by the Long Stop Date; or

(b) if earlier, the date of termination of this Agreement,

put such alternative arrangements in place which are acceptable to ICI so as to put the holders of the warrants issued pursuant to the PIK Note Instrument in the same economic position as they would have been in but for the cancellation of the warrants pursuant to Clause 15.12 (Cancellation of warrants).

15.14	Newco 2 undertaking

The Ineos Parties undertake that save as specifically set out in Schedule 1 (Completion obligations), Newco 2 has not:

(a) carried on business from its date of incorporation;

(b) acquired or agreed to acquire any assets; or

(c) incurred any liabilities (other than expenses of incorporation) or entered into any commitments.

15.15	Novation of Subsidiary Loans

On Completion, Chlor 1 and Chlor 2 shall execute and shall procure that the other Ineos Companies which are parties to the Subsidiary Loans (as defined in the Business Transfer Agreement) execute novations of the Subsidiary Loans (as defined in the Business Transfer Agreement) such that the rights and obligations of Chlor 1

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under those agreements become rights and obligations of Chlor 2 with effect from the Completion Date.

16.	COSTS

16.1	Responsible for own costs

Each party shall be responsible for all the costs, charges and expenses incurred by it in connection with and incidental to the preparation and completion of this Agreement and each of the other Transaction Documents.

16.2	Euro becomes lawful currency

If the United Kingdom becomes a participating member state for the purposes of European Monetary Union and the euro becomes the lawful currency of the United Kingdom, then:

(a) that shall not affect the validity of this Agreement or the rights and obligations of the parties under it, nor shall it give any party the right to alter or terminate this Agreement unilaterally; and

(b) with effect from the date on which it occurs any amount referred to in the Agreement in pounds sterling shall be redenominated in euros at the rate and in the manner determined by the relevant legislation.

17.	ENTIRE AGREEMENT

17.1	Entire agreement

This Agreement, the other Transaction Documents, the Variation Agreement in respect of this Agreement entered into on 12 August 2004, the 2004 Transaction Deed and the Amendment Documents (as defined in that Deed) contain the whole agreement between the parties in relation to the transactions contemplated by this Agreement and the other Transaction Documents and supersede all other agreements previous to the 2004 Amendment Date whether written or oral between all or any of the parties in relation to these transactions, including without limitation the term sheet dated 1 August 2002 relating to the Project and executed by some of the parties to this Agreement. Accordingly, all other terms, conditions, representations, warranties and any other statements which would otherwise be implied (by law or otherwise) shall not form part of the Transaction Documents.

17.2	No reliance

Each of the parties acknowledges and agrees that it does not rely on and has not been induced to enter into this Agreement or any of the other Transaction Documents on the basis of any warranty, representation or statement (express or implied) other than those expressly set out in the Transaction Documents to which it is a party.

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18.	LIABILITY AND INVALIDITY

18.1	Joint and several liability

(1)	The obligations expressed to be undertaken by the Ineos Parties under this Agreement are joint and several. If any liability of one or some but not all of the Ineos Parties is or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Ineos Parties under this Agreement.

(2)	The obligations expressed to be undertaken by the ICI Parties or the Original ICI Parties under this Agreement are joint and several. If any liability of either but not both of the ICI Parties or any but not all of the Original ICI Parties is or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other ICI Parties or Original ICI Parties under this Agreement.

(3)	Any obligation expressed in this Agreement to be the obligation of Chlor Holdings or Newco 2 alone shall be construed (so far as the context permits) as if it were the joint and several obligation of Chlor Holdings and Newco 2.

18.2	Obligations of Chlor 1 and Chlor 2

Each of Chlor Holdings, Newco 1 and Newco 2 shall (in each case, prior to Golden Share Exercise and, in the case of Newco 1, only for so long as it holds shares in Chlor 1) respectively procure the performance by Chlor 1, and New Ineos Holdings shall procure the performance by Chlor 2, of its obligations under each of the Transaction Documents to which it is a party.

18.3	Rights and obligations of the ICI Parties

Neither ICI Party has any rights or obligations under Clauses 5 (Intra-Group Receivables and EVC Shares), 6 (Requests for funding), 7 (New PIK Notes Subscription), 8 (Ineos Contribution), 9 (Ineos Group Loan), 10 (Funding order and conditions), 11 (Chlor 1 cash sharing arrangements), 12 (Chlor 2 cash sharing arrangements), 13 (2010 and Golden Share) or 15.1 (Employee shares) to 15.6 (Tax losses) inclusive or Schedules 2 (Project Genesis), 5 (Chlor 1 cash sharing arrangements), 6 (Chlor 2 cash sharing arrangements), 7 (2010), 9 (Indemnity and contribution arrangements) or 11 (Information requirements).

18.4	Invalidity

If all or any part of any provision of this Agreement (the "Relevant Provision") shall be or become illegal, invalid or unenforceable, then the remainder of the Relevant Provision and/or all other provisions of this Agreement shall remain valid and enforceable, and, in addition, the Relevant Provision shall be deemed either (a) amended to the extent necessary to render the Relevant Provision legal, valid and enforceable; or (b) (in the event that such amendment is not permitted under applicable law) severed in its entirety from this Agreement, and the rights and obligations of the parties shall be construed accordingly.

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19.	AMENDMENTS, RELEASES AND WAIVERS

19.1	Amendments to be in writing

(1)	Subject only to any deemed amendment to, or severance of, any provision of this Agreement pursuant to Clause 18.4 (Invalidity) or otherwise as specified in this Agreement, no amendment of the terms of this Agreement shall be effective unless it is made or confirmed in a written document signed by all of the parties; except that the signatures of the ICI Parties will not be required to an amendment of any of the provisions listed in Clause 18.3 (Rights and obligations of the ICI Parties) provided that the amendment does not affect or impose any obligation, or prejudice or affect any right, of either or both of the ICI Parties.

(2)	The DTI Grant Offer Letter provides that, subject to specified exceptions, no amendment to the terms of this Agreement and other documents connected with it may be made without the consent of the Secretary of State.

19.2	Waivers

Any release, delay or waiver by any party in favour of another of any (or any part of any) of its rights under this Agreement shall only be binding if it is given in writing. Any binding release, delay or waiver shall:

(a) be confined to the specific circumstances in which it is given; and

(b) not affect any other enforcement of the same right or the enforcement of any other right by or against any of the parties.

20.	ASSIGNMENT

20.1	Prohibition on assignment

Save as provided in Clauses 20.2 (ICI intra-group assignment) and 20.3 (Ineos intragroup assignment), no party may assign or transfer any of its rights or purport to assign its obligations under this Agreement.

20.2	ICI intra-group assignment

An ICI Party may assign any of its rights under this Agreement to a subsidiary of ICI, provided that:

(a) if at the time of the assignment any of the parties (other than the ICI Parties) will or is reasonably likely, by virtue of tax or other laws then in force, to suffer or incur by reason of the assignment any liability or loss which would not have been suffered but for the assignment, then the assignment shall not take effect until that party has been indemnified to its satisfaction against that liability or loss; and

(b) if the assignee (or any subsequent assignee) ceases to be a subsidiary of ICI it shall, before so ceasing, assign any rights which have been assigned to it under

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this Agreement to ICI or one of its subsidiaries.

20.3	Ineos intra-group assignment

Any party to this Agreement other than an ICI Party may assign any of its rights under this Agreement to a member of the Wider Ineos Group, provided that:

	(a)	if at the time of the assignment either of the ICI Parties will or is reasonably likely, by virtue of tax or other laws then in force, to suffer or incur by reason of the assignment any liability or loss which would not have been suffered but for the assignment, then the assignment shall not take effect until that ICI Party has been indemnified to its satisfaction against that liability or loss; and

	(b)	if the assignee (or any subsequent assignee) ceases to be a member of the Wider Ineos Group it shall, before so ceasing, assign any rights which have been assigned to it under this Agreement to a member of the Wider Ineos Group.

21.	NOTICES

21.1	Notice requirements

All notices and other communications relating to this Agreement:

	(a)	shall be in writing;

	(b)	shall be delivered by hand or sent by post or facsimile (and if sent by facsimile, a hard copy shall also be sent by post but this shall not affect the validity of the facsimile as notice for the purpose of this Clause 21);

	(c)	(subject to Clause 21.1(d)) shall be delivered or sent to the party concerned at the relevant address or number, as appropriate, and marked as shown in Clause 21.2 (Initial details of parties), subject to such amendments as may be notified from time to time in accordance with this Clause 21 by the relevant party to the other parties by not less than 15 Business Days’ notice, except that no party may so notify an address outside England and Wales;

	(d)	may in the alternative in the case of any judgement or other notice or process on any party which is a company incorporated in England and Wales, be delivered or sent to its registered office from time to time; and

	(e)	shall take effect:

(i) if posted or delivered by hand, upon delivery; or

(ii) if sent by facsimile, when a complete and legible copy of the communication, whether that sent by facsimile or a hard copy sent by post or delivered by hand, has been received at the appropriate address, provided that if any communication would otherwise become effective on a non-Business Day or after 5.00 p.m. on a Business Day, it shall instead

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become effective at 10 a.m. on the next Business Day and if it would otherwise become effective before 9 a.m. on a Business Day, it shall instead become effective at 10 a.m. on that Business Day.

21.2	Initial details of parties

The initial details for the purposes of Clause 21.1 (Notice requirements) are:

	Parties:	Imperial Chemical Industries plc/
ICI Chemicals & Polymers Limited
	Address:	20 Manchester Square, London W1U 3AN
	Facsimile number:	00 44 20 7798 5834
	Marked for the attention of:	Company Secretary

	Parties:	Ineos Chlor Holdings Limited/Ineos Chlor Newco 1
Limited/Ineos Chlor Newco 2 Limited/Ineos Chlor
Group Limited/Ineos Capital Limited/Individual
Guarantors/Ineos Holdings Limited/ICI Industrial
Investments Limited (to be re-named Ineos Industrial
Investments Limited)
	Address:	Hawkslease, Chapel Lane, Lyndhurst, Hampshire
SO43 7FG
	Facsimile number:	02380 287069
	Marked for the attention of:	John Reece

	Parties:	Ineos Chlor Limited/Ineos Chlor Enterprises Limited
	Address:	Runcorn Site HQ, South Parade, Runcorn, Cheshire
WA7 4JE
	Facsimile number:	01929 511 418
	Marked for the attention of:	Leen Heemskerk

	Party:	Ineos Fluor Limited
	Address:	PO Box 13, The Heath, Runcorn, Cheshire WA7 4QF
	Facsimile number:	01929 511418
	Marked for the attention of:	Roger Bell, CFO/Company Secretary

	Party:	Ineos Silicas Limited
	Address:	Bank Quay, Warrington, Cheshire, WA5 1AB
	Facsimile number:	01925 416191
	Marked for the attention of:	Mike Maher, Company Secretary

	Party:	EVC International NV
	Address:	Hawkslease, Chapel Lane, Lyndhurst, Hants. SO43
7FG
	Facsimile number:	02380 287046
	Marked for the attention of:	David E. Perry, Company Secretary

21.3	Agent for service of process

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EVC irrevocably appoints David E Perry, General Counsel and Company Secretary, European Vinyls Corporation (UK) Limited, Hawkslease, Chapel Lane, Lyndhurst, Hants SO43 7FG as its agent for service of process in England. Any process shall be sufficiently served on EVC if served on its agent in accordance with Clause 21.1 (Notice requirements).

22.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Save as otherwise expressly provided for in this Agreement, the parties do not intend any term of this Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999.

23.	CONFIDENTIALITY AND ANNOUNCEMENTS

23.1	Confidentiality obligation

Subject to Clause 23.2 (Exceptions), each party shall treat as strictly confidential all information received or obtained as a result of negotiating, entering into or performing this Agreement which relates to:

	(a)	the provisions or the subject matter of this Agreement or any other Transaction Document;

	(b)	the negotiations relating to this Agreement or any other Transaction Document; or

	(c)	any of the other parties.

23.2	Exceptions

Any party may disclose information referred to in Clause 23.1 (Confidentiality obligation) which would otherwise be confidential:

	(a)	if and to the extent the disclosure is required by law or by any securities exchange or regulatory or governmental body, including the DTI/IDU (and their respective advisers), the London Stock Exchange, the UK Listing Authority or the Takeover Panel;

	(b)	to the DTI in relation to the DTI Grant, subject to the DTI first acknowledging the commercial confidentiality of the information, but subject to any exceptions that the DTI may reasonably require;

	(c)	to Barclays and to the providers of the Ineos External Debt, conditional in each case on appropriate confidentiality agreements having been first obtained;

	(d)	to any lender to Ineos Vinyls Limited, Chlor 2, any Ineos Company and/or EVC, conditional in each case on appropriate confidentiality agreements having been first obtained;

	(e)	to its professional advisers, conditional on appropriate confidentiality

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agreements having first been obtained;

	(f)	to any of its employees, provided that notwithstanding such disclosure, the disclosing party shall remain liable to each other party in accordance with the provisions of Clause 23.1 (Confidentiality obligation); and/or

	(g)	to a member of the ICI Group (in the case of ICI), provided that notwithstanding such disclosure, ICI shall remain liable to each other party in accordance with the provisions of Clause 23.1 (Confidentiality obligation).

23.3	Announcements

(1)	Subject to Clause 23.3(2), no party will make any announcement regarding this Agreement or any aspect of it or the arrangements which it contemplates without the prior written approval (not to be unreasonably withheld or delayed) of (in the case of a proposed announcement by ICI or ICI C&P) Chlor 1 and Chlor Holdings and (in the case of a proposed announcement by any other party which refers directly or indirectly to any member of the ICI Group and/or the rights and/or obligations of any member of the ICI Group or which might otherwise reasonably be expected to have any material impact on any member of the ICI Group or its reputation) ICI, except that this will not apply to any announcement which a party is required to make by law or by any securities exchange or regulatory or governmental body, including the London Stock Exchange, the UK Listing Authority or the Takeover Panel.

(2)	As soon as reasonably practicable following execution of this Agreement, each of ICI and Chlor 1 shall issue the signing press release in the Agreed Terms. As soon as reasonably practicable following Completion, each of ICI and Chlor 1 shall issue the Completion press release in the Agreed Terms (subject to any amendments which may be agreed between them, agreement not to be unreasonably withheld by either of them).

24.	COUNTERPARTS

24.1	Any number of counterparts

This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until all the parties have executed at least one counterpart but all the counterparts shall together constitute but one and the same instrument.

24.2	Each counterpart an original

Each counterpart shall constitute an original of this Agreement.

25.	LAW AND JURISDICTION

This Agreement shall be governed by English law. Each party agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any claim or matter arising under this Agreement and each party submits to the exclusive jurisdiction of

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the English courts.

EXECUTION:

The parties have shown their acceptance of the terms of this Agreement by executing it as a deed at the end of the Schedules.

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SCHEDULE 1

COMPLETION OBLIGATIONS

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SCHEDULE 2

PROJECT GENESIS

1.	PROJECT SCOPE COST AND TIMETABLE

1.1	Project Scope

The scope of the Project (the "Project Scope") comprises the project, including:

(a) the principal sub-divisions of the Project, shown in emboldened capitals on the First Table (defined below) ("Sub-projects"); and

(b) the sub-divisions separately identified beneath a Sub-project heading on the First Table (defined below) ("Line Items"),

specified in the two tables entitled "Summary of Ineos Chlor Limited Project Spend (the "First Table") and "Phasing of Sub-Projects 2003-2010" (the "Second Table") respectively together attached as Appendix 1 (the "Summary") and the supporting documentation from which that Summary has been prepared and which has been initialled for the purposes of identification by ICI's Lawyers and Ineos' Lawyers (the "Supporting Materials") as those documents may be amended from time to time in accordance with Paragraph 2.2 (Procedure for making amendments).

1.2	Project Cost

The budgeted cost of the Project (the "Project Cost") is the figure for the aggregate capital expenditure to be incurred on the Project as shown in the row entitled Total in the First Table, for the avoidance of doubt excluding the Specified Regeneration Expenditure which is not part of the Project Cost. The Project Cost allocated to any Sub-project or Line Item is as shown from time to time in the Summary.

1.3	Project Timetable

The timetable for the Project (the "Project Timetable") is set out in the Summary, including the Second Table, as the Summary may be amended from time to time in accordance with Paragraph 2.2 (Procedure for making amendments).

2.	AMENDMENTS

2.1	Timing of amendments

The Summary (either or both of the First Table and the Second Table) and the Supporting Materials may be amended from time to time in accordance with Paragraph 2.2 (Procedure for making amendments). It is envisaged that, in particular but without limitation, they may be so amended:

(a) at the end of the initial detailed design phase for phase 1 of the Project; and

(b) at the end of the detailed design phase for phase 2 of the Project.

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2.2	Procedure for making amendments

(1)	The Project Timetable assumes that Completion occurs on 30 September 2003. If Completion does not occur until after that, then the Project Timetable will automatically be amended by extending each of the dates shown on it by the number of days by which Completion is delayed beyond 30 September 2003.

(2)	Amendments to the Summary and the Supporting Materials (other than to reflect any automatic amendment to the Project Timetable pursuant to Paragraph 2.2(1)) may only be made by Chlor 1 by notice to Chlor Holdings and Ineos SPV, with the prior written consent of Chlor Holdings and Ineos SPV being required to any amendment outside the Agreed Tolerances.

3.	AGREED TOLERANCES

3.1	Concept of Agreed Tolerances

The parties have agreed to give Chlor 1 the flexibility to operate within specified tolerance levels (the "Agreed Tolerances") outside the Project Scope, Project Cost and Project Timetable.

3.2	Project Scope Agreed Tolerance

An amendment to the Project Scope will be within the Agreed Tolerances if, but only if, the amendment, when taken together with any previous and any other proposed amendments:

	(a)	does not constitute a material amendment to the Project Scope viewed as a whole;

	(b)	does not result in an amendment to either the Project Cost or the Project Timetable, other than an amendment within the Agreed Tolerances for the Project Cost or, as the case may be, the Project Timetable; and

	(c)	is necessary to complete the Project.

3.3	Project Costs Agreed Tolerance

An amendment to the Project Cost will be within the Agreed Tolerances if, but only if, the amendment, when taken together with any previous and any other proposed amendments, does not:

	(a)	increase the amount of Project Cost allocated to any Line Item (for the avoidance of doubt, including amounts committed or incurred prior to the amendment) by more than 15%;

	(b)	increase the amount of Project Cost allocated to any Sub-project (for the avoidance of doubt, including amounts committed or incurred prior to the amendment) by more than 10%; or

	(c)	increase the aggregate Project Cost (for the avoidance of doubt, including

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amounts committed or incurred prior to the amendment) by more than 5%.

3.4	Project Timetable Agreed Tolerance

An amendment to the Project Timetable will be within the Agreed Tolerances if, but only if, the amendment, when taken together with any previous and any other proposed amendments, does not result in a delay of more than nine months for any Sub-project.

4.	ON PLAN AND OUTSIDE PLAN

4.1	Definition of "On Plan" and "Outside Plan"

(1)	The Project will be "On Plan" at any time if at that time:

	(a)	in the case of each Funding Arrangement and the DTI Grant:

		(i)	it remains in force and the amount undrawn under it remains available;

		(ii)	all conditions precedent to the drawdown of moneys under it (including without limitation the Common Funding Conditions, where applicable, other than the condition that the Project be On Plan) are satisfied; and

		(iii)	no right to terminate or demand repayment under it has arisen and is continuing and with no amounts already advanced under it having become repayable prematurely;

	(b)	the Project is operating within the Project Scope, Project Cost and Project Timetable (subject in each case to the Agreed Tolerances);

	(c)	taking into account the most recent financial statements then available, the Strategic Plan (including forecasts) and any other available relevant information, each of Chlor 1, Chlor Holdings and Ineos SPV expect the Project to be completed within the Project Scope, Project Cost and Project Timetable (subject in each case to the Agreed Tolerances); and

	(d)	no agreement or arrangement has been entered into, or capital expenditure committed or incurred, by Chlor 1 without Ineos SPV's prior written consent in contravention of Paragraphs 19 or 20 of Schedule 2 (Reserved Rights) to the Chlor 1 Shareholders’ Agreement.

(2)	Expenditure committed or incurred by Chlor 1 (or any of it subsidiaries) will be "On Plan" if:

	(a)	it relates exclusively to the Project;

	(b)	at the time the expenditure is committed or incurred, the Project is On Plan; and

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(c) the expenditure will not and does not result in the Project being Outside Plan.

(3)	The Project will be "Outside Plan" at any time if it is not at that time On Plan.

(4)	Expenditure committed or incurred by Chlor 1 (or any of its subsidiaries) will be "Outside Plan" if it is not On Plan.

4.2	Effect of Project being Outside Plan

(1)	If at any time the Project goes Outside Plan:

(a) Chlor 1 will have an initial period of 90 days (the "Primary Outside Plan Remedy Period") in which to bring the Project back On Plan or to make proposals to Chlor Holdings and Ineos SPV as to how the Project can be brought back On Plan; and

(b) if within the Primary Outside Plan Remedy Period the Project has not been brought back On Plan and no agreement has been reached between Chlor Holdings, Ineos SPV and Chlor 1 on a process for bringing it back On Plan, then there will be a further period of 90 days (the "Secondary Outside Plan Remedy Period" and together with the Primary Outside Plan Remedy Period, the "Outside Plan Remedy Period") for the parties to seek, in consultation with other interested persons, to reach an agreement pursuant to which the Project can be brought back On Plan.

(2)	The effect of Clause 10.2 (a) (Common Funding Conditions) is that drawdowns under the Funding Arrangements may only be made during the Outside Plan Remedy Period if the Project has been brought back On Plan or if the proceeds of the advance are used to fund expenditure necessary to ensure that Chlor 1 does not breach any Project Agreement in any material respect.

(3)	If at the end of the Outside Plan Remedy Period the Project has not been brought back On Plan and no agreement has been reached between the parties pursuant to which it is to be brought back On Plan, then that will constitute an Event of Default under clause 15.5(1) (Other material events) of the Amended RLF Agreement.

5.	URGENT SHE EXPENDITURE

5.1	Summary of position regarding Urgent SHE Expenditure, etc

(1)	The Chlor 1 Group may commit to or incur capital expenditure (in addition to On Plan capital expenditure) of up to (in aggregate for all capital expenditure, other than On Plan capital expenditure, committed or incurred by any member of the Chlor 1 Group) £1,000,000 (one million pounds sterling) (Index-linked) in any Financial Year ("Discretionary Capital Expenditure") without any approval being required from Ineos SPV. For the avoidance of doubt, capital expenditure other than Urgent SHE Expenditure may be committed or incurred pursuant to this Paragraph 5.1(1) if it is approved by the board of Chlor 1.

(2)	Chlor 1 may not (and shall procure that no other member of the Chlor 1 Group shall)

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commit to or incur capital expenditure of more than (in aggregate for all capital expenditure committed or incurred by any member of the Chlor 1 Group) £1,000,000 (one million pounds sterling) (Index-linked) in any Financial Year, other than:

(a) On Plan capital expenditure; and

(b) Urgent SHE Expenditure of up to an aggregate (for all Urgent SHE Expenditure committed or incurred by any member of the Chlor 1 Group and when added together with any amount, whether Urgent SHE Expenditure or not, committed or incurred pursuant to Paragraph 5.1(1) as part of the Discretionary Capital Expenditure in a particular Financial Year) of £3,000,000 (three million pounds sterling) (Index-linked) in that Financial Year without Ineos SPV's prior written consent. Paragraphs 5.3 (Urgent SHE Notifications) and 5.4 (Dispute resolution) contain provisions regarding the agreement or determination of whether a particular item of capital expenditure is Urgent SHE Expenditure.

5.2	Definition of "Urgent SHE Expenditure" and related terms

In this Agreement:

"Consent Capital Expenditure" means capital expenditure which requires Ineos SPV's consent pursuant to Paragraph 5.1(2) (Summary of position regarding Urgent SHE Expenditure);

"Consent Urgent SHE Expenditure" means Consent Capital Expenditure which is Urgent SHE Expenditure;

"Discretionary Capital Expenditure" has the meaning given to it in Paragraph 5.1(1) (Summary of position regarding Urgent SHE Expenditure);

"Mid Range Urgent SHE Expenditure" means Urgent SHE Expenditure which is neither Discretionary Capital Expenditure nor Consent Urgent SHE Expenditure;

"Urgent SHE Action" means action:

(a) which is urgent, critical and necessary to address an immediate and significant risk of death or serious harm to human health or the environment; and

(b) which:

(i) is required by applicable environmental and/or health and safety legislation or permits;

(ii) is required by the relevant environmental or health and safety regulatory authority to avoid non-compliance with such legislation or permits;

(iii) would be so required to avoid non-compliance with such legislation or

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permits if the relevant environmental or health and safety regulatory authority were aware of the immediate and significant risk (including without limitation by way of example where there is a significant risk of a chlorine release ie "cloud burst"); or

(iv) is necessary to prevent a requirement being imposed by the relevant environmental or health and safety regulatory authority to avoid non-compliance with such legislation or permits; and

"Urgent SHE Expenditure" means any capital expenditure committed or incurred for the sole purpose of implementing Urgent SHE Action.

5.3	Urgent SHE Notifications

(1)	If at any time Chlor 1 considers that any member of the Chlor 1 Group needs to take action which Chlor 1 considers to be Urgent SHE Action and its doing so might result in the Chlor 1 Group incurring Mid Range Urgent SHE Expenditure or Consent Urgent SHE Expenditure, then prior to any member of the Chlor 1 Group incurring any expenditure in taking that action, Chlor 1:

	(a)	shall notify Ineos SPV of the identified risk, the action proposed to be taken and its anticipated cost (an "Urgent SHE Notification"); and

	(b)	shall consult with Ineos SPV to the maximum extent possible.

(2)	At all times following the making of an Urgent SHE Notification, Chlor 1 shall (and shall procure that each other member of the Chlor 1 Group shall):

	(a)	promptly provide to Ineos SPV copies of all memoranda, reports, correspondence and other documents pertaining to the identified risk, the proposed (and any actual) action and the proposed (and any actual) expenditure and shall afford Ineos SPV access at reasonable times and upon reasonable notice to the relevant site and all relevant personnel of Chlor 1 (or any member of the Chlor 1 Group) for the purpose of facilitating Ineos SPV's consideration of the identified risk, proposed (and actual) action and proposed (and actual) expenditure; and

	(b)	give Ineos SPV prompt notice of, and an opportunity to participate in, any discussions, meetings, correspondence and other interaction between Chlor 1 and any relevant environmental or health and safety regulatory authority that relates to the identified risk, the proposed (and any actual) action and the proposed (and any actual) expenditure.

(3)	Subject to continuing compliance by Chlor 1 with its obligations under Paragraph 5.3(1) (b) and 5.3(2), Ineos SPV shall within 30 days of receipt by it of an Urgent SHE Notification notify Chlor 1 (an "Urgent SHE Dispute Notice") if it considers:

	(a)	that the relevant action proposed to be taken by a member of the Chlor 1 Group which Chlor 1 considers to be Urgent SHE Action is not Urgent SHE

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Action; and/or

	(b)	that the relevant expenditure proposed to be committed or incurred by a member of the Chlor 1 Group which Chlor 1 considers to be Urgent SHE Expenditure is not Urgent SHE Expenditure.

(4)	If Ineos SPV does not serve an Urgent SHE Dispute Notice within 30 days of receipt by it on an Urgent SHE Notification, then it shall be deemed to have agreed that the relevant action proposed to be taken is Urgent SHE Action and that the relevant expenditure proposed to be committed or incurred is Urgent SHE Expenditure.

5.4	Dispute resolution

(1)	If Ineos SPV serves an Urgent SHE Dispute Notice pursuant to Paragraph 5.3(3) (Urgent SHE Notifications), then the matter or matters in dispute shall be referred to and conclusively determined by an independent environmental consultant with not less than ten years' experience relevant to the type of matter in issue and who shall be a member of a company or firm which has been established for at least three years (the "Environmental Consultant") nominated by Ineos SPV and approved by Chlor 1 (that approval not to be unreasonably withheld or delayed).

(2)	The Environmental Consultant shall be jointly appointed by Ineos SPV and Chlor 1 and shall be instructed to give his or her determination, acting as expert and not as arbitrator, within 30 days of being appointed.

(3)	If an Environmental Consultant is appointed pursuant to Paragraph 5.4(2), then:

	(a)	both Ineos SPV and Chlor 1 shall (and Chlor 1 shall procure that each other member of the Chlor 1 Group shall) co-operate with the Environmental Consultant with a view to ensuring that the Environmental Consultant shall be able to do so;

	(b)	Chlor 1 shall (and shall procure that each other member of the Chlor 1 Group shall), upon the request of Ineos SPV or the Environmental Consultant, promptly give the Environmental Consultant the same information and rights of access as Ineos SPV is entitled to pursuant to Paragraph 5.3(1)(b) and (2) (Urgent SHE Notifications) and any other assistance reasonably requested by Ineos SPV or the Environmental Consultant;

	(c)	any determination of the Environmental Consultant on whether action proposed to be taken is Urgent SHE Action and/or whether expenditure proposed to be incurred is Urgent SHE Expenditure shall be final and binding on the parties;

	(d)	to the extent it is determined by the Environmental Consultant that the action or, as the case may be, expenditure in question does qualify as Urgent SHE Action or, as the case may be, Urgent SHE Expenditure, the fees and expenses of the Environmental Consultant shall be paid by Chlor 1 in the first instance and deducted by way of set-off from the next amount payable by Chlor 1 to

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Ineos SPV pursuant to Schedule 5 (Chlor 1 cash sharing arrangements); and

	(e)	to the extent it is determined by the Environmental Consultant that the action or, as the case may be, expenditure in question does not qualify as Urgent SHE Action or, as the case may be, Urgent SHE Expenditure, the fees and expenses of the Environmental Consultant shall be paid by Chlor 1 in the first instance and deducted by way of set-off from the next amount payable by Chlor 1 to a member of the Wider Ineos Group other than Ineos SPV pursuant to Schedule 5 (Chlor 1 cash sharing arrangements).

5.5	When the expenditure can be committed or incurred

(1)	A member of the Chlor 1 Group may start to commit or incur any capital expenditure to which an Urgent SHE Notification relates if, but only if:

	(a)	Ineos SPV agrees in writing, or is deemed by Paragraph 5.3(4) (Urgent SHE Notifications) to have agreed, that the relevant action proposed to be taken is Urgent SHE Action and that the relevant expenditure proposed to be committed or incurred is Urgent SHE Expenditure; or

	(b)	the Environmental Consultant determines that the action proposed to be taken is Urgent SHE Action and that the expenditure proposed to be committed or incurred is Urgent SHE Expenditure.

(2)	For the avoidance of doubt:

	(a)	nothing in this Agreement (including without limitation a decision by the Environmental Consultant that action is Urgent SHE Action or expenditure is Urgent SHE Expenditure) shall permit the aggregate amount of capital expenditure committed or incurred by the Chlor 1 Group in any Financial Year, other than On Plan expenditure, to exceed £3,000,000 (three million pounds sterling) (Index-linked) without Ineos SPV's prior written consent; and

	(b)	if any expenditure is committed or incurred in breach of Paragraph 5.5(1) or above the limit referred to in Paragraph 5.5(2)(a), that shall also be a breach of schedule 2, paragraph 19 of the Chlor 1 Shareholders’ Agreement and the expenditure (including the expenditure already committed or incurred) is not, and shall not for any purpose be treated as if it were, Approved Capital Expenditure.

5.6	Impact on Project Cost

Any Urgent SHE Expenditure, Mid Range Urgent SHE Expenditure or other capital expenditure committed or incurred for SHE or licence to operate reasons approved by Ineos SPV, other than Discretionary Capital Expenditure, shall be included in the Project Cost (as if it were expenditure on the Project, even if it was not) for the purpose of calculating whether the Project is operating within the Agreed Tolerance referred to in Paragraph 3.3(c) (Project Costs Agreed Tolerance).

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5.7	Impact on any 2010 Payment

Any Urgent SHE Expenditure or other capital expenditure committed or incurred for SHE or licence to operate reasons approved by Ineos SPV (and any other capital expenditure committed or incurred by any member of the Chlor 1 Group which Chlor 1 claims to be Urgent SHE Expenditure, even if Ineos SPV disagrees and an Environmental Consultant subsequently determines that it was not Urgent SHE Expenditure), other than Discretionary Capital Expenditure, shall be treated as capital expenditure (and therefore shall, to the extent it was deducted in calculating EBITDA in any Financial Year, be added back) in the calculation of any 2010 Payment.

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SCHEDULE 3

REMAINING NON-NOVATED CONTRACTS

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SCHEDULE 4

TRANSACTION DOCUMENTS

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SCHEDULE 5

CHLOR 1 CASH SHARING ARRANGEMENTS

1.	SUMMARY OF THE PROCESS

1.1	Statement of intentions

It is the intention of the parties that:

(a) Chlor 1 will not carry material cash balances;

(b) utilisation is made of the Barclays Facility and the Barclays Bond and Guarantee Facility to the fullest extent reasonably practicable in all the circumstances and that Chlor 1 continues to optimise its working capital position; and

(c) to the extent that Chlor 1 has free cash available from time to time, it shall be paid and applied in accordance with the terms of this Schedule 5.

1.2	Annual cycle

(1)	Each month from the month in which the Cash Sharing Start Date falls, Chlor 1 shall make the calculations referred to in Paragraph 3 (Short term cash management) and make any payments of interest and any Short Term Cash Repayments required pursuant to that Paragraph.

(2)	If so requested in writing by either Chlor Holdings or Ineos SPV within 30 days of the end of any financial half year of Chlor 1, the amount of Chlor 1 AFC for the period from the Cash Sharing Start Date up to the end of that financial half year shall be calculated in accordance with Paragraphs 2.2 (Meaning of "Chlor 1 AFC"), 2.3 (Relevant Accounts) and 4 (Procedure for determining Agreed Chlor 1 AFC) and the Agreed Chlor 1 AFC shall be paid in accordance with Paragraph 5 (Payment and application of Agreed Chlor 1 AFC).

(3)	Following the end of each financial year of Chlor 1, and as part of the process for the preparation of its annual audited accounts, the amount of Chlor 1 AFC for the period from the Cash Sharing Start Date up to the end of that financial year shall be calculated in accordance with Paragraphs 2.2 (Meaning of "Chlor 1 AFC"), 2.3 (Relevant Accounts) and 4 (Procedure for determining Agreed Chlor 1 AFC) and the Agreed Chlor 1 AFC shall be paid in accordance with Paragraph 5 (Payment and application of Agreed Chlor 1 AFC).

2.	DEFINITIONS FOR SCHEDULE 5

2.1	Additional definitions for Schedule 5

In this Agreement:

"Agreed Chlor 1 AFC" has the meaning set out in Paragraph 4.6 (Meaning of

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"Agreed Chlor 1 AFC");

"Applicable Accounting Principles" means GAAP and accounting practices in each case consistent with those applied in the preparation of the audited accounts of Chlor 1 and its subsidiaries for the financial year ended 31 December 2002, subject to any change to GAAP or its accounting practices (whether required by law or otherwise) which Chlor 1 wishes to apply in the preparation of its accounts, provided that:

(a) Chlor 1 has notified Ineos SPV that it wishes to apply that change and it has been approved by Ineos SPV, that approval not to be unreasonably withheld or delayed; and

(b) this Agreement has been amended in any manner agreed between Ineos SPV and Chlor Holdings, that agreement not to be unreasonably withheld or delayed by either of them, to ensure that the effect of this Agreement based on the audited or, as the case may be, management accounts incorporating the change to GAAP or its accounting principles will be the same as if that change had not been made;

"Approved Capital Expenditure" means capital expenditure which is either:

(a) On Plan; or

(b) Consent Urgent SHE Expenditure to which ICI's prior written consent has been obtained, Discretionary Capital Expenditure or Mid Range Urgent SHE Expenditure;

"Barclays Facility" means the facility made available under the Amended Barclays Facility Agreement or any replacement equivalent, debtor-based working capital facility obtained (from Barclays or another lender or purchaser of receivables) by Chlor 1 from time to time on terms substantially not less advantageous to Chlor 1 and with a similar level of availability to the facility made available under the Amended Barclays Facility Agreement;

"Barclays Headroom Interest Payment" in relation to any calendar month means a payment of interest (or, to the extent that the payment is in respect of interest free debt, a payment calculated as if it were interest) for the number of days in that month on the amount of the Surplus Average Daily Headroom calculated at a rate of interest (expressed as a percentage per annum) equal to the rate of discount (similarly expressed) applicable on the final day of that month under the Barclays Facility;

"Cash" means cash balances including cash ledger balances, cash at bank, readily realisable short term investments and other cash equivalents;

"Cash Sharing Start Date" means the date of Completion;

"Cash Starting Point" has the meaning given to it in Paragraph 2.2(1)(a) (Meaning of "Chlor 1 AFC");

"Chlor 1 AFC" has the meaning given to it in Paragraph 2.2 (Meaning of "Chlor 1

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AFC");

"Consolidated Interest Expense" in relation to any Relevant Period means the aggregate amount of all interest, commission, fees and other financing costs paid by Chlor 1 and its subsidiaries during that Relevant Period in respect of Financial Indebtedness (as defined in the Amended RLF Agreement) owed by them;

"Consolidated Interest Income" in relation to any Relevant Period means the aggregate amount of all interest, commission, fees and other financing income received by Chlor 1 and its subsidiaries during that Relevant Period in respect of Cash;

"Consolidated Net Interest Expense" in relation to any Relevant Period means Consolidated Interest Expense minus Consolidated Interest Income for that Relevant Period;

"Daily Available Amount" in relation to any day means the aggregate of:

(a) the amount available for drawing (including drawn amounts) under the Barclays Facility as notified to Chlor 1 by Barclays (or the relevant lender or purchaser of receivables under the Barclays Facility) as at the start of business on (for a Business Day) that day or (for a non-Business Day) the immediately preceding Business Day, adjusted:

(i) by adding the Early Payment percentage applicable under the Barclays Facility (85% as at the date of this Agreement) of the amount of sales made (including items despatched but not yet invoiced) up to the close of business on the preceding day and not yet notified to Barclays (or the relevant lender or purchaser of receivables under the Barclays Facility); and

(ii) by adjusting the estimated figure used by Barclays (or the relevant lender or purchaser of receivables under the Barclays Facility) in its calculation for non-Eligible Debtors (as "Eligible Debtors" is defined in the Amended Barclays Facility Agreement) to the actual figure for non-Eligible Debtors as at close of business on the preceding day; and

(b) the aggregate amount of Cash held by Chlor 1 and its subsidiaries as at the start of business on that day less Excluded Cash;

"Daily Barclays Drawing" in relation to any day means the amount drawn down under the Barclays Facility as notified by Barclays (or the relevant lender or purchaser of receivables under the Barclays Facility) as at the start of business on that day;

"Daily Headroom" in relation to any day means the Daily Available Amount for that day less the Daily Barclays Drawing for (for a Business Day) that day or (for a non-Business Day) the immediately following Business Day;

"Default Reimbursement Payment" means an Ineos SPV Default Reimbursement

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Payment or an Ineos Default Reimbursement Payment;

"EBITDA" in relation to any Relevant Period means an amount equal to:

(a)	the consolidated operating profit or loss of Chlor 1 and its subsidiaries for that Relevant Period before:

	(i)	any provision for taxes based on income or profits;

	(ii)	operating and non-operating Exceptional Items and Extraordinary Items; and

	(iii)	Consolidated Net Interest Expense;

(b)	plus, to the extent they have reduced consolidated operating profit for the Relevant Period (or in the case of (ii), minus to the extent that it has increased consolidated operating profit for the Relevant Period):

	(i)	depreciation;

	(ii)	amortisation of intangibles;

	(iii)	any other non-cash items (other than any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period); and

	(iv)	any losses on the sale of any fixed assets;

(c)	minus, to the extent they have increased consolidated operating profit for that Relevant Period:

	(i)	any profits on the sale of any fixed assets; and

	(ii)	any non-cash items (other than any non-cash item to the extent that it will result in the receipt of cash payments in any future period); and

(d)	minus, to the extent it has not been deducted in calculating consolidated operating profit, any Specified Regeneration Expenditure,

in each case as disclosed by the Relevant Accounts;

"Exceptional Items" and "Extraordinary Items" have the meanings given to them respectively in Financial Reporting Standard 3;

"Excluded Cash" in relation to any day means the aggregate (without double counting) of:

(a)	the aggregate amount of Cash held by subsidiaries of Chlor 1, up to a maximum aggregate of £1,500,000 (one million five hundred thousand pounds sterling);

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(b)	the aggregate amount of Cash held by Chlor 1 in non-Barclays accounts, up to a maximum aggregate of £500,000 (five hundred thousand pounds sterling);

(c)	the aggregate amount of Cash deposited by Chlor 1 in blocked accounts; and

(d)	Cash which has been held by Chlor 1 and its subsidiaries for less than two Business Days,

in each case as of the start of business on that day;

"GAAP" means generally accepted accounting principles in the United Kingdom;

"Ineos Default Reimbursement Payment" means a payment made by Chlor 1:

(a)	to the Secretary of State pursuant to a demand for repayment of some or all of the DTI Grant (plus, if applicable, any interest so demanded), which is made as a result of an Ineos Default and not as a result of an Ineos SPV Default; or

(b)	to Ineos SPV pursuant to Schedule 9, Paragraph 2.1(1) (Indemnities to the Guarantors) in respect of an Ineos Default Payment made by Ineos SPV,

and, for this purpose, a demand is made as a result of an Ineos SPV Default or, as the case may be, an Ineos Default if, but only if:

(i)	the relevant Ineos SPV Default or, as the case may be, Ineos Default was a factor in the taking of the decision that the demand would be made; and

(ii)	Ineos SPV (in the case of an Ineos SPV Default) or Chlor 2 (in the case of an Ineos Default) does not prove on a balance of probabilities that the relevant default was not a significant contributing factor in the taking of the decision that the demand would be made;

"Ineos SPV Default Reimbursement Payment" means a payment made by Chlor 1:

(a)	to the Secretary of State pursuant to a demand for repayment of some or all of the DTI Grant (plus, if applicable, any interest so demanded), which is made as a result of an Ineos SPV Default and not as a result of an Ineos Default; or

(b)	to any Ineos Guarantor pursuant to Schedule 9, Paragraph 2.1(2) (Indemnities to the Guarantors) in respect of an Ineos SPV Default Payment made by that Ineos Guarantor,

and, for this purpose, a demand is made as a result of an Ineos SPV Default or, as the case may be, an Ineos Default if, but only if:

(i)	the relevant Ineos SPV Default or, as the case may be, Ineos Default was a factor in the taking of the decision that the demand would be made; and

(ii)	Ineos SPV (in the case of an Ineos SPV Default) or Chlor 2 (in the case of an Ineos Default) does not prove on a balance of probabilities that the relevant default was not a significant contributing factor in the taking of the decision

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that the demand would be made;

"Relevant Accounts" has the meaning given to it in Paragraph 2.3 (Relevant Accounts);

"Relevant Ineos Entities" in relation to any allocation of Agreed Chlor 1 AFC or Chlor 2 AFC or any other payment means:

(a) insofar as the allocation or other payment is to be made under, applied in or towards paying interest on or repaying the principal amount outstanding under or otherwise primarily relates to the Zero Coupon Loan Notes, Chlor 2;

(b) insofar as the payment is to be applied in or towards paying interest on the Ineos Group Loan, the Ineos Group Loan Lenders on a pari passu basis;

(c) other than where paragraph (b) applies, insofar as the payment to be made under, applied in or towards repaying the principal amount outstanding under, or otherwise primarily relates to, the Ineos Group Loan, the Ineos Group Loan Lenders such that the Ineos Group Loan Lenders shall be repaid the full amounts owing to them in reverse order to that in which their relevant facilities were drawn down by Chlor 1 (so that the last facility drawn under the Ineos Group Loan Agreement shall be repaid first);

(d) insofar as the allocation or other payment is to be made under, applied in or towards paying interest on or repaying the principal amount outstanding under, or otherwise primarily relates to, the Ineos Standby Facility or any Ineos Refinancing, the relevant lender(s); and

(e) otherwise, Chlor Holdings (or in relation to a payment of Chlor 2 AFC only, New Ineos Holdings) or the person it nominates in accordance with Paragraph 5.2 (Application by Ineos SPV and Relevant Ineos Entities of cash shares); or Schedule 6, Paragraph 4.2(2) (Application by Ineos SPV and Relevant Ineos Entities of cash shares);

"Relevant Period" means in relation to any calculation of Chlor 1 AFC pursuant to Paragraph 1.2(2) or (3) (Annual cycle), the period from the Cash Sharing Start Date to the end of the relevant financial year or financial half year;

"Review Period" means the period of 20 Business Days following delivery to Ineos SPV of the Statement of Chlor 1 AFC pursuant to Paragraph 4.2 (Issue of Statement of Chlor 1 AFC);

"Short Term Cash Repayment" means one or more loans or re-drawable prepayments, being all of the loans and re-drawable prepayments to be made in a particular month pursuant to Paragraph 3.2(3) (Short Term Cash Repayments);

"Specified Regeneration Expenditure" in relation to any Relevant Period means expenditure incurred by Chlor 1 and its subsidiaries on a consolidated basis during that Relevant Period which:

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(a) is treated in the Relevant Accounts as capital expenditure; and

(b) is expenditure of the type specified in Appendix 2.

This Specified Regeneration Expenditure is specifically referred to in the Strategic Plan; in the Initial Strategic Plan, £60,600,000 (sixty million six hundred thousand pounds sterling) of Specified Regeneration Expenditure is permitted;

"Statement of Chlor 1 AFC" means a statement prepared in accordance with Paragraph 4.1 (Preparation of Statement of Chlor 1 AFC); and

"Surplus Average Daily Headroom" in relation to any month means the amount, if any, by which:

(a)	the average of the greater of:

(i) 75% of the Daily Available Amount; and

(ii) £25,000,000 (twenty five million pounds sterling)

for each day in that month, exceeds

(b)	the average Daily Barclays Drawing for each day in that month.

2.2	Meaning of "Chlor 1 AFC"

	(1)	"Chlor 1 AFC" for any Relevant Period means the available free cash of Chlor 1 and its subsidiaries (on a consolidated basis) calculated by reference to the period from the Cash Sharing Start Date to the final day of that Relevant Period as follows:

		(a)	the aggregate of the Cash balances of Chlor 1 and its subsidiaries on the Cash Sharing Start Date (the "Cash Starting Point");

		(b)	plus:

			(i)	(or if negative, minus the absolute value of) EBITDA for the Relevant Period;

			(ii)	any amounts borrowed during the Relevant Period (including the borrowings envisaged in Clause 10.1 (Funding order) and for the avoidance of doubt counting again any amounts which are re-borrowed after having been repaid, other than any amounts borrowed for the purpose of, and applied in, refinancing in whole or part the amounts outstanding under the Amended RLF Agreement pursuant to Clause 6.4 (Refinancing obligation) of the Amended RLF Agreement);

			(iii)	any amounts received during the Relevant Period as or on account of the New PIK Notes Subscription, the Ineos Contribution, the DTI Grant or any other grant, gift or award (in each case, to the extent not falling within Paragraph 2.1(b)(ii));

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(iv)	any dividends or other distributions received during the Relevant Period (in each case, to the extent not taken into account in the calculation of EBITDA for the Relevant Period);

(v)	any Consolidated Interest Income received during the Relevant Period;

(vi)	the net proceeds of any disposals of assets received during the Relevant Period to the extent not taken into account in the calculation of EBITDA for the Relevant Period; and

(vii)	any amount spent in the Relevant Period in breach of, or as a result of an obligation incurred in breach of, the Transaction Documents;

(c)	plus (or, in the case of bracketed items, minus):

	(i)	any decrease (or increase) in net working capital during the Relevant Period;

	(ii)	any receipts (or payments, other than payments which pursuant to the Chlor 1 Shareholders’ Agreement require Ineos SPV's consent but in respect of which that consent has not been obtained) in the nature of Exceptional Items or Extraordinary Items received (or paid) during the Relevant Period;

	(iii)	any increase (or decrease) in provisions for liabilities and charges made in respect of the Relevant Period, to the extent reflected in cash movements and not taken into account in calculating EBITDA for the Relevant Period;

(iv)	any realised exchange gains (or realised exchange losses) incurred during the Relevant Period, to the extent not taken into account in calculating EBITDA for the Relevant Period; and

(v)	any amount received from Chlor 2 pursuant to Clause 15.6 (Tax losses);

(vi)	any amount released to Chlor 1 out of any account established with Barclays for the sole purpose of containing deposits by Chlor 1 specifically to secure a bond, guarantee or indemnity issued by Barclays pursuant to the Barclays Bond and Guarantee Facility (and any amount deposited by Chlor 1 into that account of an amount up to the amount of any bond, guarantee or indemnity being issued by Barclays pursuant to that Facility, except to the extent that that amount, or any anticipated expenditure to which the relevant bond, guarantee or indemnity relates, has been taken into account in calculating EBITDA and provided that if the deposit has been deducted pursuant to this Paragraph 2.2 (c)(vi) then any subsequent payment out of the amount deposited, or interest earned on it, to Barclays or to any other person (other than a release to Chlor 1) to reimburse any payment made under the bond, guarantee or indemnity, to pay the anticipated expenditure or

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otherwise will, to the extent that that subsequent payment has been deducted in arriving at EBITDA, be added back);

	(d)	minus, to the extent not deducted in calculating EBITDA for the Relevant Period:

		(i)	the amount (if any) of Approved Capital Expenditure;

		(ii)	any corporation tax (if any) paid during the Relevant Period;

		(iii)	any interest or principal repayment made pursuant to the Barclays Facility during the Relevant Period;

		(iv)	any amount paid by Chlor 1 to ICI in respect of any ICI Piggy-back Claim;

		(v)	any amount paid by way of management fee pursuant to the management agreement between Chlor 1 and Ineos Capital as amended by the Management Agreement Deed of Amendment;

		(vi)	any amount paid by Chlor 1 to the Secretary of State pursuant to a demand for repayment of some or all of the DTI Grant plus, if applicable, interest or to any Guarantor pursuant to Schedule 9, Paragraph 2.1 (Indemnities to the Guarantors), in either case for the avoidance of doubt including any Default Reimbursement Payment;

		(vii)	the aggregate amount of previous payments made pursuant to Paragraph 1.2(2) or (3) (Annual cycle) and not re-drawn and of any other permanent (ie non re-drawable) repayments of principal under the DTI Grant Offer Letter (in respect of the loan forming part of the DTI Grant), the Amended RLF Agreement, the Ineos Group Loan Agreement or the Amended PIK Note Instrument;

		(viii)	the amount of any sums held on trust pursuant to Paragraph 5.4 (Payment restrictions under Barclays Facility); and

		(ix)	the aggregate amount of any payments of interest or principal in respect of any Ineos SPV Refinancing Moneys or under any Ineos Refinancing Agreement or the Ineos Standby Facility Agreement.

(2)	For the avoidance of doubt:

	(a)	amounts which are during the Relevant Period borrowed for the purpose of, and applied in, refinancing in whole or part the amounts outstanding under the Amended RLF Agreement pursuant to Clause 6.4 (Refinancing obligation) of the Amended RLF Agreement shall be paid directly to Ineos SPV and so shall not form part of the calculation of Chlor 1 AFC;

	(b)	amounts representing the cash share of Ineos SPV from Chlor 2 which during the Relevant Period are paid by Chlor 2 pursuant to Schedule 6, Paragraph 5

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(Chlor 2 Guarantee) shall be paid directly to Ineos SPV and so shall not form part of the calculation of Chlor 1 AFC;

(c) amounts representing payments made or due to Ineos SPV as a result of any proceedings or actual or alleged breach of an obligation owed to Ineos SPV under any Transaction Document shall not form part of the calculation of Chlor 1 AFC (and so shall be added back to EBITDA if they would otherwise be deducted in calculating it);

(d) amounts representing payments due to Ineos SPV pursuant to Clause 13 (2010) shall not form part of the calculation of Chlor 1 AFC;

(e) where a payment is due to Ineos SPV pursuant to Clause 13 (2010) it shall not affect the calculation and payment of Chlor 1 AFC in respect of any Relevant Period for which a payment of 2010 Agreed Additional Debt Capacity is due; and

(f) any capital expenditure (not being Approved Capital Expenditure or Specified Regeneration Expenditure) shall not be deducted in calculating Chlor 1 AFC.

2.3	Relevant Accounts

For each Relevant Period, Chlor 1 AFC shall be calculated by reference to:

(a) the audited accounts of Chlor 1 and its subsidiaries on a consolidated basis for each of the financial years of Chlor 1 comprised in the Relevant Period for which audited accounts have been prepared, each set of audited accounts to be prepared on a consistent basis in accordance with Applicable Accounting Principles; and

(b) if the calculation relates to a Relevant Period which contains one or more periods in respect of which at the time of the calculation audited accounts of Chlor 1 and its subsidiaries have not been prepared, management accounts of Chlor 1 and its subsidiaries on a consolidated basis for that period or each of those periods, each set of management accounts to be prepared in a manner consistent in all material respects with Applicable Accounting Principles, together the "Relevant Accounts".

3.	SHORT TERM CASH MANAGEMENT

3.1	Interest

(1)	Within 10 Business Days of the end of each month starting with the month in which the Cash Sharing Start Date falls, Chlor 1 shall calculate the Surplus Average Daily Headroom (if any) for that month and notify Chlor Holdings and Ineos SPV.

(2)	Subject to Paragraph 3.1(3), Chlor 1 shall by no later than 30 days after the end of each month starting with the month in which the Cash Sharing Start Date falls apply the appropriate Barclays Headroom Interest Payment in the following order:

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	(a)	first, where there are any Ineos SPV Refinancing Moneys outstanding, against any interest accrued on those Ineos SPV Refinancing Moneys;

	(b)	second, as to any remaining balance where there are any moneys outstanding under any Ineos Refinancing Agreement, against any interest accrued pursuant to that Agreement;

	(c)	third, as to any remaining balance where there are any moneys outstanding under the Ineos Standby Facility Agreement (to the extent that it is not an Ineos Refinancing Agreement), against any interest accrued pursuant to the Ineos Standby Facility Agreement; and

	(d)	fourth, as to any remaining balance:

		(i)	where the last payment to Chlor 1 under the Funding Arrangements (other than the Ineos Standby Facility) was an advance under Tranche A, 100% to Ineos SPV which, if and to the extent it relates to the period from 1 January 2005, shall be applied against the interest accruing on Tranche A;

		(ii)	where the last payments to Chlor 1 under the Funding Arrangements (other than the Ineos Standby Facility) were advances of the New PIK Notes Subscription and the Ineos Contribution, 30/55 to Ineos SPV to be treated as a payment of interest on the New PIK Notes Subscription and 25/55 to Chlor 2 to be treated as a payment of commission on the Ineos Contribution;

		(iii)	where the last payments to Chlor 1 under the Funding Arrangements (other than the Ineos Standby Facility) were advances of Tranche B and the Ineos Group Loan (such that the aggregate amount drawn under the Ineos Group Loan was less than or equal to the Initial IGL Amount), 30/50 to Ineos SPV (which, if and to the extent that it relates to the period from 1 January 2005, shall be applied against outstanding interest on Tranche B) and 20/50 to the Ineos Group Loan Lenders (which, if and to the extent that it relates to the period from 1 January 2005, shall be applied against outstanding interest on the Ineos Group Loan); and

		(iv)	where the last payment to Chlor 1 under the Funding Arrangements (other than the Ineos Standby Facility) was an advance under the Ineos Group Loan such that the aggregate amount drawn down under the Ineos Group Loan was greater than the Initial IGL Amount, shall be applied against the interest accruing on the relevant facility under the Ineos Group Loan.

3.2	Short Term Cash Repayments

(1)	This Paragraph 3.2 applies in relation to a month, starting with the month in which the Cash Sharing Start Date falls, if:

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	(a)	the Daily Headroom for each day in that month is at least £5,000,000 (five million pounds sterling); and

	(b)	the management forecasts for the following month proposed by Chlor 1, acting reasonably, and approved by the executive management of Chlor 1 (having taken into account any comments made by Ineos SPV) do not indicate that the Daily Headroom for any day in the following month will be less than £5,000,000 (five million pounds sterling). Chlor 1 will propose management forecasts within 10 Business Days of the end of each month to enable Ineos SPV to comment, if it wishes to do so, prior to the payment to be made pursuant to Paragraph 3.2(2).

(2)	Where this Paragraph 3.2 applies in relation to a month, Chlor 1 shall within 15 Business Days of the end of that month make a Short Term Cash Repayment in an aggregate amount equal to the amount by which the Daily Headroom for the Business Day in that month with the smallest Daily Headroom exceeds £5,000,000 (five million pounds sterling), provided that no Short Term Cash Repayment need be made if the amount of it would be less than £500,000 (five hundred thousand pounds sterling).

(3)	Any Short Term Cash Repayment made pursuant to Paragraph 3.2(2) shall be divided as follows:

	(a)	first, where there are any Ineos SPV Refinancing Moneys outstanding, by way of loan or re-drawable prepayment to the relevant lender;

	(b)	second, as to any remaining balance where there are any moneys outstanding under any Ineos Refinancing Agreement, by way of loan or re-drawable prepayment to the relevant lender;

	(c)	third, as to any remaining balance where there are any moneys outstanding under the Ineos Standby Facility Agreement (to the extent it is not an Ineos Refinancing Agreement), by way of loan or re-drawable prepayment to the relevant lender; and

	(d)	fourth, as to any remaining balance:

(i) where the last advances to Chlor 1 under the Funding Arrangements (other than the Ineos Standby Facility) was an advance under the Ineos Group Loan such that the aggregate amount drawn down under the Ineos Group Loan was greater than the Initial IGL Amount, by way of loan or re-drawable prepayment to the relevant lender(s) under the Ineos Group Loan Agreement until the aggregate principal amount outstanding under the Ineos Group Loan Agreement is equal to the Initial IGL Amount;

(ii) to the extent that Paragraph 3.2(3)(d)(i) applies but there is a surplus from the Short Term Cash Repayment which is not applied pursuant to that Paragraph or where the last advances to Chlor 1 under the Funding Arrangements (other than the Ineos Standby Facility) were advances of

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Tranche B and/or the Ineos Group Loan (such that the aggregate amount drawn under the Ineos Group Loan was less than or equal to the Initial IGL Amount):

	(aa)	the lesser of:

(1) 30/50 of the Short Term Cash Repayment; and

(2) the principal balance outstanding on Tranche B (less the principal balance outstanding on any previous loan to Ineos SPV under this Paragraph 3.2(3)(d)(ii)(aa))

shall be lent to Ineos SPV; and

	(bb)	the lesser of:

(1) 20/50 of the Short Term Cash Repayment; and

(2) the principal balance outstanding on the Ineos Group Loan (less the principal balance outstanding on any previous loan to the Ineos Group Loan Lenders pursuant to this Paragraph 3.2(3)(d)(ii)(bb)),

shall be lent to the Ineos Group Loan Lenders;

(iii)	to the extent that Paragraph 3.2(3)(d)(ii) applies but there is a surplus from the Short Term Cash Repayment which is not applied pursuant to that Paragraph or where the last advances to Chlor 1 under the Funding Arrangements (other than the Ineos Standby Facility) were advances of the New PIK Notes Subscription and the Ineos Contribution:

	(aa)	the lesser of :

(1) 30/55 of the surplus or, as applicable, the Short Term Cash Repayment; and

(2) the amount of the New PIK Notes Subscription already advanced (less the principal balance outstanding on any previous loan to Ineos SPV under this Paragraph 3.2(3)(d)(ii)(aa))

shall be lent to Ineos SPV; and

	(bb)	an amount equal to 25/30 of the amount lent to Ineos SPV under Paragraph 3.2(3)(d)(ii)(aa) shall be lent to Chlor 2.

For the avoidance of doubt, the parties confirm that no loan made pursuant to this Paragraph 3.3(3)(d)(ii) shall constitute a repayment in whole or in part of the Ineos Contribution; and

(iv)	to the extent that Paragraph 3.2(3)(d)(iii) applies but there is a surplus

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from the Short Term Cash Repayment which is not applied pursuant to that Paragraph or where the last advance to Chlor 1 under the Funding Arrangements (other than the Ineos Standby Facility) was an advance under Tranche A, 100% of the surplus or, as applicable, the Short Term Cash Repayment shall be lent to Ineos SPV.

(4)	Any loan made pursuant to Paragraph 3.2(3)(d) shall be made on the following terms:

	(a)	in the case of a loan to Ineos SPV:

		(i)	pursuant to Paragraph 3.2(3)(d)(ii), shall be interest free up to 31 December 2004 and from 1 January 2005 shall bear interest at the rate and upon the terms applicable from time to time to Tranche B and that interest shall only be discharged by way of set-off against interest accrued on Tranche B, whether or not then due and payable;

		(ii)	pursuant to Paragraph 3.2(3)(d)(iii), shall be interest free; or

		(iii)	pursuant to Paragraph 3.2(3)(d)(iv), shall be interest free up to 31 December 2004 and from 1 January 2005 shall bear interest at the rate and upon the terms applicable from time to time to Tranche A and that interest shall only be discharged by way of set-off against interest accrued on Tranche A, whether or not then due and payable;

	(b)	in the case of a loan:

		(i)	to the Ineos Group Loan Lenders (or any of them) pursuant to Paragraph 3.2(3)(d)(i) or Paragraph 3.2(3)(d)(ii), shall be interest free up to 31 December 2004 and from 1 January 2005 shall bear interest at the rate and upon the terms applicable from time to time to the Ineos Group Loan and that interest shall be discharged by way of set-off against interest accrued on the Ineos Group Loan, whether or not then due and payable; and

		(ii)	to Chlor 2 pursuant to Paragraph 3.2(3)(d)(iii), shall be interest free; and

	(c)	in either case, shall be repayable only in the circumstances specified in this Schedule.

3.3	Redrawing of Short Term Cash Repayments

Chlor 1 may at any time, if and to the extent its Cash needs require it to do so, re-draw Short Term Cash Repayments by giving no less than three Business Days' notice to Ineos SPV, the Relevant Ineos Entities or the other relevant lenders to repay loans made (or re-advance amounts prepaid) pursuant to Paragraph 3.2(3) (Short Term Cash Repayments), subject in the case of any amounts paid in respect of any Ineos SPV Refinancing Moneys to the terms of any agreement pursuant to which they are made available and in the case of any Ineos Refinancing Agreement to the terms of that

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Agreement but otherwise subject only to the following conditions precedent:

	(a)	there being no outstanding Event of Default under the Amended RLF Agreement; and

	(b)	the Short Term Cash Repayments being re-drawn in inverse chronological order (ie with the latest one being re-drawn first) and with any re-drawing of part of a Short Term Cash Repayment being divided in the same proportions (as between the different loans comprising that Short Term Cash Repayment) as applied to the making of that Short Term Cash Repayment pursuant to Paragraph 3.2(3) (Short Term Cash Repayments), and subject also (without prejudice to Paragraph 3.3(a)) to Ineos SPV's right to deduct by way of set off from any re-drawing from Ineos SPV an amount equal to any amount then overdue for payment (taking into account any applicable grace period) to Ineos SPV by Chlor 1 or (pursuant to Schedule 6 (Chlor 2 cash sharing arrangements)) Chlor 2.

3.4	Worked example for Short Term Cash Repayments and interest

(1)	Assume:

	(a)	a month of 30 days;

	(b)	on ten of those days, the Daily Available Amount was £36m and the Daily Barclays Drawing was £30m;

	(c)	on ten of those days, the Daily Available Amount was £32m and the Daily Barclays Drawing was £22m;

	(d)	on ten of those days, the Daily Available Amount was £24m and the Daily Barclays Drawing was £15m;

	(e)	the Barclays interest rate was 7% per annum on the final day in the month;

	(f)	the approved management forecasts for the following month show a Daily Headroom of at least £7m on each day;

	(g)	the last drawdowns by Chlor 1 under the Funding Arrangements were advances of £3m under Tranche B and £2m under the Ineos Group Loan (and the aggregate amount outstanding under the Ineos Group Loan is less than £20m); and

	(h)	there are no Ineos SPV Refinancing Moneys outstanding and no moneys outstanding under the Ineos Standby Facility or any Ineos Refinancing Agreement.

(2)	On these assumptions:

	(a)	a Short Term Cash Repayment of £1m will be payable pursuant to Paragraph 3.2 (Short Term Cash Repayments) since the Daily Headroom on each day of

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the month exceeded £5m; the Daily Headroom in the following month is forecast not to fall below £5m; and the lowest Daily Headroom was £6m (on those days when Daily Available Amount was £36m and Barclays Drawing was £30m);

(b) the average of the greater of 75% of Daily Available Amount and £25m for each day in the month was ((10 x 27) + (20 x 25))/30 = £25.667m;

(c) the average of the Daily Barclays Drawing for each Business Day in the month was ((10 x 30) + (10 x 22) + (10 x 15))/30 = £22.33m;

(d) so the Surplus Average Daily Headroom for the month was £3.33m, on which interest at 7% per annum is payable pursuant to Paragraph 3.1 (Interest) for the 30 days in the month;

(e) the Short Term Cash Repayment will pursuant to Paragraph 3.2(3(a)) (Short Term Cash Repayments) be lent as to £600,000 to Ineos SPV and as to £400,000 to the Ineos Group Loan Lenders; and

(f) if Chlor 1 wishes to re-draw part of the Short Term Cash Repayment pursuant to Paragraph 3.3 (Redrawing of Short Term Cash Repayments) then it must do so in the same proportions as between Ineos SPV and the Ineos Group Loan Lenders (and if there has been any subsequent Short Term Cash Repayment, then that must be re-drawn first).

4.	PROCEDURE FOR DETERMINING AGREED CHLOR 1 AFC

4.1	Preparation of Statement of Chlor 1 AFC

Chlor 1 shall prepare a statement of the Chlor 1 AFC in accordance with Paragraph 2.2 (Meaning of "Chlor 1 AFC") within 120 days of the end of each financial year of Chlor 1 and, where a request is made by Ineos SPV or Chlor Holdings pursuant to Paragraph 1.2(2) (Annual cycle) to have a calculation made at the end of any financial half year within 60 days of the giving of notice by Chlor Holdings or Ineos SPV pursuant to Paragraph 1.2(2) (Annual cycle).

4.2	Issue of Statement of Chlor 1 AFC

Chlor 1 shall immediately following preparation of each Statement of Chlor 1 AFC issue it to Ineos SPV and the DTI.

4.3	Access to working papers

To enable Ineos SPV and the DTI to review each Statement of Chlor 1 AFC and present any objections referred to in Paragraph 4.4 (If Ineos SPV or the DTI disagrees with calculation), Chlor 1 shall give Ineos SPV and the DTI and its advisers prompt and reasonable access at all reasonable times during business hours and upon reasonable notice to (including the ability to take copies of) all records, working papers and other information relating to the Statement of Chlor 1 AFC.

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4.4	If Ineos SPV or the DTI disagrees with calculation

(1)	Provided that Chlor 1 has complied with its obligations pursuant to Paragraph 4.3 (Access to working papers), Ineos SPV shall, before the end of the Review Period, either confirm that it agrees with the calculation of Chlor 1 AFC or state in writing that it disagrees giving the reason for its disagreement.

(2)	If Ineos SPV shall disagree with any matter affecting the calculation of Chlor 1 AFC or if the DTI states in writing before the end of the Review Period that it disagrees, giving reasons for its disagreement, then Chlor 1, Ineos SPV and (if applicable) the DTI shall attempt to resolve the issue. Any resolution of the issue between Chlor 1, Ineos SPV and (if applicable) the DTI which enables the Chlor 1 AFC to be agreed shall be expressed in a joint confirmation (the "Joint Resolution"), signed by both Ineos SPV and Chlor 1, stating the Chlor 1 AFC.

(3)	If no Joint Resolution shall be issued within 15 Business Days after the giving of Ineos SPV's statement as referred to in Paragraph 4.4(1), the matter or matters remaining in dispute only shall be referred to and conclusively determined by a firm of independent chartered accountants of international repute jointly agreed upon between Ineos SPV, the DTI and Chlor 1 or (failing such agreement) appointed, at the request of either Ineos SPV, which may so request at it own volition and will do so if so requested by the DTI, or Chlor 1 at any time, by the President from time to time of the Institute of Chartered Accountants in England and Wales, which firm (the "Independent Accountants") shall then determine the matter in dispute and certify the Chlor 1 AFC. The Independent Accountants shall act as experts and not as arbitrators. Their determination and certification (the "Accountants' Certificate") shall be communicated in writing to Ineos SPV, Chlor 1 and the DTI and shall be final and binding upon the parties. The costs of the Independent Accountants in connection with all matters specified in this Schedule 5 shall be borne jointly between the parties to the dispute.

4.5	Records etc. to be made available

Each of the parties shall use all reasonable endeavours to procure that all records, working papers and other information within its possession or control which are reasonably required by the Independent Accountants for the purposes of this Schedule 5 shall be made available upon a request for them and each of the parties shall generally render all reasonable assistance reasonably necessary for the determination of the Chlor 1 AFC by the Independent Accountants.

4.6	Meaning of "Agreed Chlor 1 AFC"

In this Agreement, "Agreed Chlor 1 AFC" means:

(a) the amount of Chlor 1 AFC set out in the Statement of Chlor 1 AFC (if that amount is agreed by Ineos SPV or if no notice of disagreement is served by Ineos SPV or the DTI within the Review Period pursuant to Paragraph 4.4 (If Ineos SPV or the DTI disagrees with calculation));

(b) the amount of Chlor 1 AFC set out in the Joint Resolution (if a disagreement

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shall have been resolved by agreement as mentioned in Paragraph 4.4 (If Ineos SPV or the DTI disagrees with calculation)); or

	(c)	the amount of Chlor 1 AFC determined by the Independent Accountants and set out in the Accountants' Certificate (if any matter shall be referred to the Independent Accountants as mentioned in Paragraph 4.4 (If Ineos SPV or the DTI disagrees with calculation)).

5.	PAYMENT AND APPLICATION OF AGREED CHLOR 1 AFC

5.1	Order of payment of Agreed Chlor 1 AFC

Subject to Paragraphs 5.4(1) (Payment restrictions under Barclays Facility), 5.5 (Performance and CAPEX retentions) and 5.6 (Adjustments for Default Reimbursement Payments), Chlor 1 shall allocate payments of the Agreed Chlor 1 AFC between Ineos SPV, the Relevant Ineos Entities and the DTI in the following order:

	(a)	first, to Ineos SPV and the Relevant Ineos Entities in proportion to the amounts of interest outstanding under the RLF Further Advances and the Ineos Group Loan, until (by virtue of the application of the receipts in accordance with Paragraph 5.2 (Application by Ineos SPV and Relevant Ineos Entities of cash shares)) all interest accrued on the RLF Further Advances and all interest accrued on the Ineos Group Loan shall have been paid;

	(b)	second, out of any remaining balance in the case of any payments of the Agreed Chlor 1 AFC arising in respect of any financial year of Chlor 1 commencing on or after 1 January 2007, an amount of up to the amount expressed by paragraph 3 of schedule 2 to the DTI Grant Offer Letter to be payable to the DTI shall be paid to the DTI for application against the principal amount of the loan forming part of the DTI Grant;

	(c)	third, in the case of any payments of the Agreed Chlor 1 AFC arising in respect of any financial year of Chlor 1 commencing on or after 1 January 2005, and to the extent required, up to 10% of any balance of the Agreed Chlor 1 AFC shall be made available for payment by Chlor 1 under the Chlor 1 Employee Share Scheme (the "Chlor 1 Management Allocation"); and

	(d)	fourth, any remaining balance shall be allocated as to 60/105 to Ineos SPV and as to 45/105 to the Relevant Ineos Entities,

provided that:

	(i)	when the combined aggregate amount allocated to Ineos SPV and the Relevant Ineos Entities pursuant to Paragraph 5.1(a) and (d) since the date of this Agreement and paid equals £25,000,000 (twenty five million pounds sterling) or more, the provisions in Paragraphs 5.1(a) and (d) for allocation of payments "as to 60/105 to Ineos SPV and as to 45/105 to the Relevant Ineos Entities" shall be replaced by provisions for allocation of payments "as to 75% to Ineos

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SPV and as to 25% to the Relevant Ineos Entities" in each case; and

	(ii)	when the combined aggregate amount paid to Ineos SPV pursuant to this Paragraph 5.1 shall have been sufficient to and shall have finally paid off all amounts outstanding under the Amended RLF Agreement (including accrued interest) with no entitlement on the part of Chlor 1 to re-draw any monies under that Agreement, then the provisions in Paragraphs 5.1(a) and (d) for allocation of payments "as to 75% to Ineos SPV and as to 25% to the Relevant Ineos Entities" shall be replaced by provisions for allocation of payments "as to 25% to Ineos SPV and as to 75% to the Relevant Ineos Entities" in each case.

5.2	Application by Ineos SPV and Relevant Ineos Entities of cash shares

(1)	Ineos SPV shall apply any amounts paid to it under Paragraph 5.1(a) and (d) (Order of payment of Agreed Chlor 1 AFC) as follows:

	(a)	first, in or towards payment of interest accrued on the RLF Further Advances;

	(b)	second, in or towards repayment of any principal amount of the RLF Further Advances;

	(c)	third, in or towards payment of any interest accrued on the Amended PIK Notes; and

	(d)	fourth, in or towards repayment of the principal amount of the Amended PIK Notes.

(2)	Any amounts paid to the Relevant Ineos Entities under Paragraph 5.1(a) and (d) (Order of payment of Agreed Chlor 1 AFC) shall be applied as follows:

	(a)	first, in or towards payment of any accrued interest on the Ineos Group Loan, pari passu to the amounts of interest outstanding under the Fluor/Silicas Facility, the EVC Facility and the Holdings Facility (each as defined in the Ineos Group Loan Agreement), respectively;

	(b)	second, in or towards repayment of the principal amount outstanding under the Ineos Group Loan; and

	(c)	third, in or towards repayment of the principal amount of the Zero Coupon Loan Notes or in any other manner specified by Chlor Holdings.

(3)	If and to the extent that a payment of Agreed Chlor 1 AFC is pursuant to Paragraph 5.1 (Order of payment of Agreed Chlor 1 AFC) to be allocated to Ineos SPV, the DTI or the Relevant Ineos Entities in circumstances where the routes for the application of that payment pursuant to this Paragraph 5.2 have been exhausted or are otherwise for some reason not available to Ineos SPV, the DTI or, as the case may be, the Relevant Ineos Entities, the payment shall still be made and applied by any route which may be agreed by Ineos SPV, Chlor Holdings and (in the case of a route for payment to the DTI) the DTI, that agreement not to be unreasonably withheld or delayed by any of

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them to any route proposed by the recipient of the payment which has the same economic effect as the route or routes which would have applied but for its or their exhaustion or non-availability.

5.3	Timing of payments

Subject to Paragraph 5.4 (Payment restrictions under Barclays Facility), 5.5 (Performance and CAPEX retentions) and 5.6 (Adjustments for Default Reimbursement Payments) the payments of interest and repayment of loans under Paragraph 5.1 (Order of payment of Agreed Chlor 1 AFC) shall be made as soon as practicable after the Agreed Chlor 1 AFC shall have been agreed or otherwise determined under Paragraph 4 (Procedure for determining Agreed Chlor 1 AFC) and in any event shall occur:

(a) in the case of an agreement or other determination as referred to in Paragraph 4.6(a), within five Business Days after the end of the Review Period;

(b) in the case of an agreement or other determination as referred to in Paragraph 4.6(b), within five Business Days after the date of the Joint Resolution; and

(c) in the case of a determination as referred to in Paragraph 4.6(c), within five Business Days after the date of the Accountants' Certificate;

provided that if at any time Ineos SPV and Chlor 1 are agreed that a payment of Agreed Chlor 1 AFC is to be made but the amount of it is in the course of being determined pursuant to Paragraph 4 (Procedure for determining Agreed Chlor 1 AFC), then the amount which is undisputed shall be paid pursuant to Paragraph 5.1 (Order of payment of Agreed Chlor AFC) within five Business Days, leaving only the balance (if any) to be paid at the time applicable under this Paragraph 5.3 when the amount of the Agreed Chlor 1 AFC is determined.

5.4	Payment restrictions under Barclays facility

(1)	Subject to Paragraph 5.4(3), no payment shall be made pursuant to this Schedule 5 if that would constitute or lead directly to a breach of a provision of the New Deed of Priority or clause H104 8 (d) of the Amended Barclays Facility Agreement (that provision or clause a "Relevant Barclays Prohibition").

(2)	If at any time a payment otherwise due to be made to Ineos SPV or a Relevant Ineos Entity pursuant to this Schedule 5, other than a Short Term Cash Repayment, is not made by reason of a Relevant Barclays Prohibition (a "Barclays Deferred Payment"), then:

(a) at the request of Ineos SPV or, as the case may be, the Relevant Ineos Entity, the amount of the Barclays Deferred Payment shall be placed and maintained by Chlor 1 in a separate bank account denominated as an account held on trust for Ineos SPV or, as the case may be, the Relevant Ineos Entity, subject to the security constituted by the Amended Barclays Security Document; and

(b) the Barclays Deferred Payment, together with the interest earned on the

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account, shall be made out of the account as soon as permitted under the Relevant Barclays Prohibition.

(3)	If a payment due to be made to Ineos SPV or a Relevant Ineos Entity which would pursuant to Paragraph 5.2(1) (Application by Ineos SPV and Relevant Ineos Entities of cash shares) be required to be applied against interest is a Barclays Deferred Payment but would not have been one if it would pursuant to that Paragraph 5.2(1) (Application by Ineos SPV and Relevant Ineos Entities of cash shares) be required to be applied against principal (for example because it would then be redrawable and so counted in a calculation of available borrowing capacity), then it shall not be applied against interest but instead shall be applied against the next applicable category of principal pursuant to that Paragraph 5.2(1) (Application by Ineos SPV and Relevant Ineos Entities of cash shares) and so shall not be a Barclays Deferred Payment.

5.5	Performance and CAPEX retentions

(1)	Chlor 1 shall be entitled to retain out of any amount of Agreed Chlor 1 AFC which it would otherwise be required to pay pursuant to Paragraph 5.1 (Order of payment of Agreed Chlor 1 AFC):

(a) any amount out of that amount of Agreed Chlor 1 AFC which is envisaged in the Strategic Plan as being retained and spent after the Relevant Period;

(b) any amount out of that amount of Agreed Chlor 1 AFC which is not included within Paragraph 5.5(1)(a) which Chlor 1 considers will be required to be spent out of that Agreed Chlor 1 AFC for capital expenditure outside the Strategic Plan, provided that this capital expenditure is Approved Capital Expenditure;

(c) any amount out of that amount of Agreed Chlor 1 AFC which it is necessary for Chlor 1 to retain to reflect an EBITDA performance worse than that envisaged in the Strategic Plan in the period from the end of the financial year or half year up to which that Agreed Chlor 1 AFC has been calculated to the earlier of the date of agreement or determination of that Agreed Chlor 1 AFC pursuant to Paragraph 4 (Procedure for determining Agreed Chlor 1 AFC) and the date falling six months after the end of that financial year or half year; and

(d) any amount out of that amount of Agreed Chlor 1 AFC which it is necessary for Chlor 1 to retain to reflect an EBITDA performance worse than that envisaged in the Strategic Plan for the remainder (if any) of period of six months from the end of the financial year or half year up to which that Agreed Chlor 1 AFC has been calculated if but only if that retention is reflected in an agreed revision to the Strategic Plan.

(2)	If Chlor 1 wishes to retain any amount pursuant to Paragraph 5.5(1), then the procedure set out in Paragraph 4 (Procedure for determining Agreed Chlor 1 AFC) shall apply to determine the extent (if any) of its entitlement pursuant to Paragraph 5.5(1) to do so, with those changes which are appropriate to fit it for this context.

(3)	This Paragraph 5.5 shall not apply in the case of the payment of Agreed Chlor 1 AFC

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pursuant to Paragraph 5.1 (Order of payment of Agreed Chlor 1 AFC) in respect of the Relevant Period ending on 31 December 2010 or in respect of the 2010 Chlor 1 Cash Share On Account Payment (as defined in Schedule 7, Paragraph 12.1(1)(b) (2010 On Account Payments)).

5.6	Adjustments for Default Reimbursement Payments

In making any allocation of Agreed Chlor 1 AFC pursuant to Paragraph 5.1 (Order of payment of Agreed Chlor 1 AFC) after it has made any Default Reimbursement Payments, the amount of the Agreed Chlor 1 AFC shall (for the purposes of determining the amounts to be allocated to Ineos SPV and the Relevant Ineos Entities only) be deemed to have been increased by an amount equal to the aggregate of the Default Reimbursement Payments and Chlor 1 shall:

(a) in the case of any Ineos SPV Default Reimbursement Payments, be deemed to have paid already the amounts which would otherwise have been allocated to Ineos SPV pursuant to Paragraph 5.1 (Order of payment of Agreed Chlor 1 AFC) (and in the order those amounts would otherwise have been allocated pursuant to that Paragraph) up to an amount equal in aggregate to those Ineos SPV Default Reimbursement Payments; and

(b) in the case of any Ineos Default Reimbursement Payments, be deemed to have paid already the amounts which would otherwise have been allocated to the Relevant Ineos Entities pursuant to Paragraph 5.1 (Order of payment of Agreed Chlor 1 AFC) (and in the order those amounts would otherwise have been allocated pursuant to that Paragraph) up to an amount equal in aggregate to those Ineos Default Reimbursement Payments.

5.7	Application of Short Term Cash Repayments

(1)	In this Paragraph 5.7, an "Outstanding Short Term Cash Repayment" at any time means any Short Term Cash Repayment which has been made pursuant to Paragraph 3.2 (Short Term Cash Repayments) and which as at that date has not been:

(a) re-drawn pursuant to Paragraph 3.3 (Redrawing of Short Term Cash Repayments); or

(b) treated pursuant to this Paragraph 5.7 as if it had been re-drawn.

(2)	If as at the date on which any amounts of Agreed Chlor 1 AFC are payable pursuant to Paragraph 5.1 (Order of payment of Agreed Chlor 1 AFC) (for the avoidance of doubt, as qualified by Paragraphs 5.4 (Payment restrictions under Barclays Facility), 5.5 (Performance and CAPEX retentions) and 5.6 (Adjustments for Default Reimbursement Payments)) there are any Outstanding Short Term Cash Repayments, then the Outstanding Short Term Cash Repayments (or, if the amount of Outstanding Short Term Cash Repayments is greater than the amounts of Agreed Chlor 1 AFC, an amount of the Outstanding Short Term Cash Repayments equal to the amounts of Agreed Chlor 1 AFC) shall be treated as if they had been re-drawn by way of repayment of loans in accordance with Paragraph 3.3(b) (Redrawing of Short Term Cash Repayments) and the amounts of the loan repayments applied in or towards

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payment of the amounts of Agreed Chlor 1 AFC, with any appropriate adjustment payments being made.

5.8	Redrawing of Chlor 1 cash share payments

To the extent that any amount paid pursuant to Paragraph 5.1 (Order of payment of Agreed Chlor 1 AFC) is pursuant to Paragraph 5.2 (Application by Ineos SPV and Relevant Ineos Entities of cash shares) allocated to Ineos SPV or the Relevant Ineos Entities:

	(a)	in payment of interest, that allocation shall be permanent and the relevant amount shall not be capable of being redrawn; or

	(b)	in payment of principal, the amount so repaid shall be capable of being redrawn in accordance with the terms of the relevant Funding Arrangement, provided that amounts repaid under this Paragraph 5.8(b) shall be re-drawn, before any other drawings pursuant to the Funding Arrangements, in inverse chronological order (ie with the latest one being re-drawn first) and with any re-drawing of part of the total of the repaid amounts being made in the same order and the same proportions (as between the different Funding Arrangements) as applied to the application of the repayments pursuant to Paragraph 5.2 (Application by Ineos SPV and Relevant Ineos Entities of cash shares).

5.9	Worked example for Paragraph 5

(1)	Assume:

	(a)	£10m of Agreed Chlor 1 AFC is payable pursuant to Paragraph 5.1 (Order of payment of Agreed Chlor 1 AFC), £7.5m to Ineos SPV and £2.5m to the Ineos Group Loan Lenders, all of which will fall to be applied against the RLF Further Advances (£5m interest, £2.5m principal) and the Ineos Group Loan (all principal) respectively; and

	(b)	there has been a single Short Term Cash Repayment which is still outstanding of £7.5m, which (because of the time at which it was made and the profile of most recent advances at the time) was lent £4.5m to Ineos SPV and £3m to Chlor 2.

(2)	On those assumptions:

	(a)	pursuant to Paragraph 5.7(2) (Application of Short Term Cash Repayments), the £7.5m Short Term Cash Repayment shall be treated as if it had been redrawn by way of loan repayments from each of Ineos SPV and Chlor 2;

	(b)	Ineos SPV will apply the £4.5m deemed to be re-drawn from it towards the £7.5m of Agreed Chlor 1 AFC owed to it;

	(c)	Chlor 2 will pay £2.5m of the £3m deemed to be re-drawn from Chlor 2 towards the £2.5m of Agreed Chlor 1 AFC owed to the Ineos Group Loan

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Lenders;

	(d)	Chlor 2 will pay £500,000 of the £3m deemed to be re-drawn from Chlor 2 to Ineos SPV, in part payment of the Agreed Chlor 1 AFC owed to it;

	(e)	Chlor 1 will pay Ineos SPV the balance of £2.5m of Agreed Chlor 1 AFC owed to it;

	(f)	Ineos SPV will apply the £7.5m received by it (including the proceeds of the deemed re-drawing of the Short Term Cash Repayment) against £5m of interest owed on the RLF Further Advances (that amount to be non-redrawable) and as a prepayment of £2.5m of principal (that amount to be redrawable, subject to the terms of the Amended RLF Agreement);

	(g)	the Ineos Group Loan Lenders will apply the £2.5m proceeds of the deemed re-drawing of the Short Term Cash Repayment paid to them by Chlor 2 against principal on the Ineos Group Loan (that amount to be re-drawable, subject to the terms of the Amended RLF Agreement); and

	(h)	the next £5m of Chlor 1's funding requirements under the Funding Arrangements shall, assuming no amount of any intervening Short Term Cash Repayment or payment of Agreed Chlor 1 AFC remains available for redrawing and subject in each case to the terms applicable to the relevant Funding Arrangement, be provided by re-drawings of the principal repayments of £2.5m referred to in Paragraphs 5.9(2)(f) and (g) in the proportions 50 (from Ineos SPV under Tranche B):50 (from the Ineos Group Loan Lenders under the Ineos Group Loan).

(3)	Assume in the alternative that the Agreed Chlor 1 AFC was £5m but would have been £10m but for the fact that Chlor 1 has made an Ineos SPV Default Reimbursement Payment of £5m; and then assume that if Agreed Chlor 1 AFC had been £10m, it would have been payable as set out in Paragraph 5.9(1).

(4)	On those assumptions, by virtue of Paragraph 5.6 (Adjustments for Default Reimbursement Repayments), the allocations of Agreed Chlor 1 AFC between Ineos SPV and the Relevant Ineos Entities are to be calculated as if the Agreed Chlor 1 AFC had been £10m (that is, adding the amount of the Default Reimbursement Payment to the actual Agreed Chlor 1 AFC) and:

	(a)	Ineos SPV will be treated for the purpose of the allocations pursuant to Paragraph 5.1 (Order of payment of Agreed Chlor 1 AFC) as if it had already received the first £5m of the allocation of £7.5m which it would have had allocated to it; and so

	(b)	only £5m will in fact be payable pursuant to Paragraph 5.1 (Order of payment of Agreed Chlor 1 AFC), as to £2.5m to Ineos SPV (the £7.5m which would have been allocated to it less the £5m it is deemed to have received) and as to £2.5m to the Ineos Group Loan Lenders (and the figures set out in Paragraph 5.9(2) would need to be adjusted to reflect that).

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6.	Deleted

7.	TERMINATION OF CHLOR 1 CASH SHARING PROVISIONS

Chlor 1's obligations to make cash share payments pursuant to Paragraph 5 (Payment and application of Agreed Chlor 1 AFC) shall cease to apply:

	(a)	if all of the amounts outstanding (including principal and interest) in respect of any Ineos SPV Refinancing, the RLF Further Advances and the PIK Notes are repaid and/or cancelled in accordance with the terms of this Agreement in full;

	(b)	where Golden Share Exercise has occurred, upon the later of Golden Share Exercise and the repayment in full of the Ineos Group Loan;

	(c)	if there are no amounts outstanding (including principal and interest) in respect of the PIK Notes on 31 December 2010 and the payments set out in Schedule 7, Paragraph 12.1 (On Account Payments) have been made in full; or

	(d)	in the circumstances set out in Schedule 7, Paragraph 13 (After 2010), after payment to Ineos SPV of its proportion of the Agreed Chlor 1 AFC in respect of the Relevant Period ending on 31 December 2010, except that this shall not affect Chlor 1's obligations to pay:

(i)	any amounts falling due before the cessation;

(ii)	any amounts which relate to a Relevant Period ending before the cessation but which do not become due pursuant to Paragraph 5.3 (Timing of payments) until after the cessation;

(iii)	as soon as permitted under the Relevant Barclays Prohibition, any Barclays Deferred Payment; and

(iv)	a continuing cash share to the DTI pursuant to Paragraph 5.1(b) (Order of payment of Agreed Chlor 1 AFC) until the loan forming part of the DTI Grant is repaid in full.

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SCHEDULE 6

CHLOR 2 CASH SHARING ARRANGEMENTS

1.	CALCULATION OF CHLOR 2 AFC

1.1	Statement of intention

It is the intention of the parties that to the extent that Chlor 2 has free cash available from time to time, it shall be paid and applied in accordance with the terms of this Schedule 6.

1.2	Financing Plan

At or before the start of each financial year of Chlor 2, Chlor 2 shall ensure that the board of Chlor 2 shall approve a financing plan for that financial year (each a "Financing Plan"), including estimates of the amount of any Chlor 2 AFC likely to be available for that financial year.

1.3	Interim and annual payments

(1)	Chlor 2 shall ensure that the board of Chlor 2 shall consider at each of its board meetings whether there is any cash available for payment to its shareholders; and if it decides that there is, then that cash shall be paid and applied in accordance with Paragraph 4 (Payment and application of Chlor 2 AFC).

(2)	Following the end of each financial year of Chlor 2, Chlor 2 shall ensure that the amount of Chlor 2 AFC as at the end of that financial year shall be determined by the board of Chlor 2 in accordance with Paragraphs 2.2 (Meaning of "Chlor 2 AFC") and 3 (Procedure for determining Chlor 2 AFC) and the Chlor 2 AFC shall be paid and applied in accordance with Paragraph 4 (Payment and application of Chlor 2 AFC).

2.	DEFINITIONS FOR SCHEDULE 6

2.1	Additional definitions for Schedule 6

In this Agreement:

"Acquisition Financing" means indebtedness incurred by Chlor 2 or any of its subsidiaries after Completion for the purpose of acquiring, or replenishing or replacing funds used to acquire, one or more businesses or companies;

"Chlor 2 AFC" has the meaning given to it in Paragraph 2.2 (Meaning of "Chlor 2 AFC");

"Chlor 2 DTI Grant Guarantee" means the guarantee to be given by Chlor 2 in respect of the obligations of Chlor 1 under the DTI Grant Offer Letter;

"Chlor 2 Guarantee" means the limited recourse guarantee set out in Paragraph 5 (Chlor 2 Guarantee);

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"Default Reimbursement Payment (Chlor 2)" means an Ineos SPV Default Reimbursement Payment (Chlor 2) or an Ineos Default Reimbursement Payment (Chlor 2);

"HBOS" means The Governor and Company of the Bank of Scotland;

"Ineos Default Reimbursement Payment (Chlor 2)" means a payment (including, for the avoidance of doubt, a payment under Paragraph 4.8 (Payments in respect of the Chlor 2 DTI Grant Guarantee)) made by Chlor 2:

(a) to the Secretary of State pursuant to a demand for repayment of some or all of the DTI Grant (plus, if applicable, any interest so demanded), which is made as a result of an Ineos Default and not as a result of an Ineos SPV Default; or

(b) to any other Ineos Guarantor pursuant to Schedule 9, Paragraph 5 (Individual Guarantors) in respect of an Ineos Default Payment made by that other Ineos Guarantor,

in each case to the extent not reimbursed by a payment from Chlor 1 pursuant to Schedule 9, Paragraph 2.1(2) (Indemnities to the Guarantors) or from Ineos SPV pursuant to Schedule 9, Paragraph 3 (Contribution) and, for this purpose, a demand is made as a result of an Ineos SPV Default or, as the case may be, an Ineos Default if, but only if:

(i)	the relevant Ineos SPV Default or, as the case may be, Ineos Default was a factor in the taking of the decision that the demand would be made; and

(ii)	Ineos SPV (in the case of an Ineos SPV Default) or Chlor 2 (in the case of an Ineos Default) does not prove on a balance of probabilities that the relevant default was not a significant contributing factor in the taking of the decision that the demand would be made;

"Ineos Funded Debt Repayments" means:

(a)	any principal repayments of Ineos External Debt or any Acquisition Financing made prior to the aggregate principal amount of the Ineos External Debt and any Acquisition Financing exceeding £25,000,000 (twenty five million pounds sterling); and

(b)	the first £25,000,000 (twenty five million pounds sterling) in aggregate amount of principal repayments of the Ineos External Debt and any Acquisition Financing made after the incurrence of any Acquisition Financing which results in the aggregate principal amount of the Ineos External Debt and any Acquisition Financing first exceeding £25,000,000 (twenty five million pounds sterling);

"Ineos SPV Default Reimbursement Payment (Chlor 2)" means a payment (including, for the avoidance of doubt, a payment under Paragraph 4.8 (Payments in respect of the Chlor 2 DTI Grant Guarantee)) made by Chlor 2:

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(a)	to the Secretary of State pursuant to a demand for repayment of some or all of the DTI Grant, (plus, if applicable, any interest so demanded), which is made as a result of an Ineos SPV Default and not as a result of an Ineos Default; or

(b)	to any other Guarantor pursuant to Schedule 9 (Indemnity and contribution arrangements) in respect of an Ineos SPV Default Payment made by that other Guarantor,

in each case to the extent not reimbursed by a payment from another Ineos Guarantor pursuant to Schedule 9, Paragraph 3 (Contribution) and, for this purpose, a demand is made as a result of an Ineos SPV Default or, as the case may be, an Ineos Default if, but only if:

(i) the relevant Ineos SPV Default or, as the case may be, Ineos Default was a factor in the taking of the decision that the demand would be made; and

(ii) Ineos SPV (in the case of an Ineos SPV Default) or Chlor 2 (in the case of an Ineos Default) does not prove on a balance of probabilities that the relevant default was not a significant contributing factor in the taking of the decision that the demand would be made;

"Internally Generated Amount" means any amount forming part of a Requested Contributions Proportion of the Ineos Contribution made by Chlor 2 pursuant to Clause 8.3(b) (Ineos Contribution) which is funded other than by amounts drawn down under the Ineos Internal Debt and the Ineos External Debt;

"Objective Chlor 2 AFC" means Chlor 2 AFC calculated without taking into account Paragraph 2.2(a), (c), (d) and (g) (Meaning of "Chlor 2 AFC");

"Relevant Chlor 2 Period" has the meaning given to it in Paragraph 2.2 (Meaning of "Chlor 2 AFC"); and

"Statement of Chlor 2 AFC" means a statement prepared in accordance with Paragraph 3.1 (Preparation of Statement of Chlor 2 AFC).

2.2	Meaning of "Chlor 2 AFC"

"Chlor 2 AFC" as at the end of any financial year of Chlor 2 means the available free cash of Chlor 2 and its subsidiaries (on a consolidated basis) calculated by reference to the period from the Cash Sharing Start Date to the final day of that financial year (for each calculation, the "Relevant Chlor 2 Period") calculated by the board of Chlor 2, taking into account:

(a)	the Financing Plan for the relevant financial year;

(b)	the amount which would result from the application to Chlor 2 and its subsidiaries on a consolidated basis for the Relevant Chlor 2 Period of a definition of Chlor 2 AFC matching (by reference to items applicable to Chlor 2 rather than those applicable to Chlor 1) that of Chlor 1 AFC set out in

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Schedule 5, Paragraph 2.2 (Meaning of "Chlor 1 AFC"), but:

(i)	excluding from the calculation drawdowns of the Ineos External Debt and the Ineos Internal Debt which have been paid to Chlor 1 as part of the Ineos Contribution (or which have been retained in Cash by Chlor 2 for the purpose of doing so) and any amount paid to Chlor 2 pursuant to Schedule 5, Paragraph 5 (Payment and Application of Agreed Chlor 1 AFC) but adding into the calculation an amount equal to any Internally Generated Amount which formed part of any payment of the Ineos Contribution made by Chlor 2 to Chlor 1 in that financial year to the extent that amount has been deducted in the calculation;

(ii)	excluding from the calculation any Ineos Funded Debt Repayments but deducting any principal repayments of the Ineos External Debt or any Acquisition Financing (other than Ineos Funded Debt Repayments) and any principal repayments of indebtedness incurred to fund capital expenditure; and

(iii)	(to the extent that the calculation does not have this effect) after payment of:

	(aa)	tax;

	(bb)	any payment made to Chlor 1 pursuant to Clause 15.6 (Tax losses);

	(cc)	interest on the Ineos External Debt and any Acquisition Financing;

	(dd)	(in respect of a working capital revolving facility of up to £5,000,000 (five million pounds sterling)) an arm's length commitment fee, interest and principal repayments payable to a third party bank (but adding back any other interest, commission, fees or other financing charges);

	(ee)	any payment (other than a Default Reimbursement Payment (Chlor 2)) made by Chlor 2 under (or in satisfaction of any liability under) the Chlor 2 DTI Grant Guarantee;

	(ff)	the management fee payable pursuant to the New Management Agreement; and

	(gg)	any amount (other than a Default Reimbursement Payment (Chlor 2)) paid by Chlor 2 pursuant to Schedule 9 (Indemnity and contribution arrangements) and not reimbursed to it by Chlor 1 or another Guarantor pursuant to that Schedule; and

	(hh)	any Default Reimbursement Payment (Chlor 2); and

(iv)	excluding the aggregate amount of any sums held on trust pursuant to

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Paragraph 4.5 (Payment restrictions under Ineos External Debt Agreements);

(c) current and planned capital expenditure;

(d) any representations made by Ineos SPV;

(e) any previous payments made pursuant to Paragraph 1.3 (Interim and annual payments);

(f) its entitlement and obligation to draw under the Ineos External Debt Agreement as referred to in Paragraph 2.3 (Deferred Ineos External Debt drawdown); and

(g) any other factors which the board of Chlor 2 considers, in good faith and acting reasonably, to be relevant;

but excluding from its consideration the adverse impact on Chlor 2 and its subsidiaries of any agreement or other transaction effected in breach of the Transaction Documents; provided that if at any time during the relevant financial year of Chlor 2 the aggregate principal amount outstanding of Ineos External Debt and Acquisition Financings has equalled or exceeded £25,000,000 (twenty five million pounds sterling), then Chlor 2 undertakes that it shall in any event pay to Ineos SPV at least the amount referred to in Paragraph 4.1(c) (Order of payment of Chlor 2 AFC) to the extent that there is sufficient Objective Chlor 2 AFC as at the end of that financial year to pay that amount, taking into account any prior payments referred to in Paragraph 4.1(a) and (b) (Order of payment of Chlor 2 AFC).

2.3	Deferred Ineos External Debt drawdown

If any Internally Generated Amount forms part of any payment of the Ineos Contribution in any financial year, then to the extent necessary to pay to Ineos SPV any amount of Chlor 2 AFC allocated to it pursuant to this Schedule, Chlor 2 shall borrow under the Ineos External Debt Agreement an amount equal to that Internally Generated Amount.

2.4	Good faith

(1)	Chlor 2 shall ensure that, in determining the amount of Chlor 2 AFC pursuant to Paragraph 2.2 (Meaning of "Chlor 2 AFC"), the board of Chlor 2 acts reasonably and in good faith.

(2)	Chlor 2 shall not in any way artificially reduce the amount available for payment pursuant to this Schedule 6 or delay its payment.

3.	PROCEDURE FOR DETERMINING CHLOR 2 AFC

3.1	Preparation of Statement of Chlor 2 AFC

Chlor 2 shall prepare a statement of the Chlor 2 AFC in accordance with Paragraph 2.2 (Meaning of "Chlor 2 AFC") and issue it to Ineos SPV within 120 days of the end

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of each of its financial years.

3.2	Access to working papers

To enable Ineos SPV to review each Statement of Chlor 2 AFC, Chlor 2 shall give Ineos SPV and its advisers prompt and reasonable access at all reasonable times during business hours and upon reasonable notice to (including the ability to take copies of) all records, working papers and other information relating to the Statement of Chlor 2 AFC.

3.3	Dispute resolution

Schedule 5, Paragraphs 4.4 (If Ineos SPV or the DTI disagrees with calculation) and 4.5 (Records etc to be made available) shall apply as if set out in full again here, with references to Chlor 1 being replaced by references to Chlor 2, with references to the DTI being ignored and with appropriate cross-referencing changes.

4.	PAYMENT AND APPLICATION OF CHLOR 2 AFC

4.1	Order of payment of Chlor 2 AFC

Subject to the remainder of this Paragraph 4, Chlor 2 shall allocate payments of the Chlor 2 AFC between Ineos SPV on the one hand and the Relevant Ineos Entities on the other in the following order:

(a) first, as to £2,000,000 (two million pounds sterling) in aggregate, to the Relevant Ineos Entities;

(b) second, in the case of any payments of the Chlor 2 AFC arising in respect of any financial year of Chlor 2 commencing on or after 1 January 2005, and to the extent required, up to 10% of any balance of the Chlor 2 AFC after making the payments pursuant to Paragraph 4.1(a) shall be made available for payment by Chlor 2 under the Chlor 2 Employee Share Scheme (the "Chlor 2 Management Allocation");

(c) third, in the case of any payments of the Chlor 2 AFC arising in respect of a financial year during which at any time the aggregate principal amount of the Ineos External Debt and any Acquisition Financing equalled or exceeded £25,000,000 (twenty five million pounds sterling), as to £900,000 (nine hundred thousand pounds sterling) per annum, to Ineos SPV; and

(d) fourth, any balance (after making the payments referred to in Paragraph 4.1(a), (b) and (c)) shall be allocated as to 25% to Ineos SPV (deducting from the amount payable to Ineos SPV in respect of Chlor 2 AFC at the end of any financial year of Chlor 2 any amount paid to it pursuant to Paragraph 4.1(c) in respect of the Chlor 2 AFC as at the end of that financial year) and as to 75% to the Relevant Ineos Entities.

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4.2	Application by Ineos SPV and Relevant Ineos Entities of cash shares

(1)	Any amounts paid to Ineos SPV under Paragraph 4.1 (c) or (e) (Order of payment of Chlor 2 AFC) will be paid by Chlor 2 pursuant to the Chlor 2 Guarantee and shall be applied by Ineos SPV as follows:

	(a)	first, in or towards payment of interest accrued on the RLF Further Advances;

	(b)	second, in or towards repayment of any principal amount of the RLF Further Advances;

	(c)	third, in or towards payment of any interest accrued on the Amended PIK Notes; and

	(d)	fourth, in or towards repayment of the principal amount of the Amended PIK Notes.

(2)	Any amounts allocated to the Relevant Ineos Entities under Paragraph 4.1 (Order of payment of Chlor 2 AFC) shall be applied as New Ineos Holdings thinks fit.

(3)	If and to the extent that a payment of Chlor 2 AFC is pursuant to Paragraph 4.1 (Order of payment of Chlor 2 AFC) to be allocated to Ineos SPV or the Relevant Ineos Entities in circumstances where the routes for the application of that payment pursuant to this Paragraph 4.2 have been exhausted or are otherwise for some reason not available to Ineos SPV or, as the case may be, the Relevant Ineos Entities, the payment shall still be made and applied by any route which may be specified by Ineos SPV and New Ineos Holdings, that agreement not to be unreasonably withheld or delayed by either of them to any route proposed by the recipient of the payment which has the same economic effect as the route or routes which would have applied but for its or their exhaustion or non-availability.

4.3	Adjustment for Default Reimbursement Payments (Chlor 2)

In making any allocation of Chlor 2 AFC pursuant to Paragraph 4.1 (Order of payment of Chlor 2 AFC) after it has made any Default Reimbursement Payments (Chlor 2), the amount of the Chlor 2 AFC shall (for the purposes of determining the amounts to be allocated to Ineos SPV and the Relevant Ineos Entities only) be deemed to have been increased by an amount equal to the aggregate of the Default Reimbursement Payments (Chlor 2) and Chlor 2 shall:

	(a)	in the case of any Ineos SPV Default Reimbursement Payments (Chlor 2), be deemed to have paid already the amounts which would otherwise have been allocated to Ineos SPV pursuant to Paragraph 4.1 (Order of payment of Chlor 2 AFC) (and in the order those amounts would otherwise have been allocated pursuant to that Paragraph) up to an amount equal in aggregate to those Ineos SPV Default Reimbursement Payments (Chlor 2); and

	(b)	in the case of any Ineos SPV Default Reimbursement Payments (Chlor 2), be deemed to have paid already the amounts which would otherwise have been allocated to the Relevant Ineos Entities pursuant to Paragraph 4.1 (Order of

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payment of Chlor 2 AFC) (and in the order those amounts would otherwise have been allocated pursuant to that Paragraph) up to an amount equal in aggregate to those Ineos SPV Default Reimbursement Payments (Chlor 2).

4.4	Timing of payments

Schedule 5, Paragraph 5.3 (Timing of payments) shall apply as if set out in full again here, with references to Agreed Chlor 1 AFC being replaced by references to Chlor 2 AFC and with appropriate cross-referencing changes.

4.5	Payment restrictions under Ineos External Debt Agreements

(1)	Subject to Paragraph 4.5(3), no payment shall be made pursuant to this Schedule 6 if that would constitute or lead to a breach of a provision of the Ineos External Debt Intercreditor Deed or the provisions of the Ineos External Debt Agreements reflecting the covenants set out under "Financial Covenants" in paragraph 5 (a) and (b) of the Term Sheet attached to the Ineos External Debt Commitment Letter (a "Relevant HBOS Prohibition").

(2)	If at any time a payment otherwise due to be made to Ineos SPV pursuant to this Schedule 6 is not made by reason of a Relevant HBOS Prohibition (an "HBOS Deferred Payment"), then:

(a) at the request of Ineos SPV the amount of the HBOS Deferred Payment shall be placed and maintained by Chlor 2 in a separate bank account with the lenders of the Ineos External Debt and denominated as an account held on trust for Ineos SPV subject to the security granted to the lenders of the Ineos External Debt and Ineos SPV hereby acknowledges and consents to the release of such moneys from this account only to the extent that such monies are expended on the business of Chlor 2 at the direction of HBOS or the board of directors of Chlor 2, provided that such a direction may only be given if (in the case of a direction by HBOS) HBOS, acting reasonably, considers that an event of default, however described, occurring under the Ineos External Debt Agreements may arise or that a potential event of default, however described, has occurred and is continuing under the Ineos External Debt Agreements or (in the case of a direction by the board of directors of Chlor 2) the board of directors of Chlor 2, acting reasonably and in good faith, consider that an event of default, however described, will occur under the Ineos External Debt Agreements if (in the case of a direction by HBOS or the board of directors of Chlor 2) the moneys are not expended on the business of Chlor 2; and

(b) the HBOS Deferred Payment, together with the interest earned on the account (or if and to the extent that, by virtue of the proviso to Paragraph 4.5(2)(a) the amount of the HBOS Deferred Payment has not been in the account, on the amount of it not held in the account at the rate which it would have earned if it had remained in the account) shall be made by Chlor 2, to the extent applicable out of the account, as soon as permitted under the Relevant HBOS Prohibition and shall in any subsequent calculation of Chlor 2 AFC be treated as if it had been paid to Ineos SPV (so that it shall be deducted in calculating Chlor 2 AFC). The amount of interest payable in respect of Further Advances

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under the Amended RLF Agreement shall be reduced by the amount of interest paid by Chlor 2 under this Paragraph 4.5(2).

(3)	If at any time a payment otherwise due to a Relevant Ineos Entity pursuant to this Schedule 6 is not made by reason of a Relevant HBOS Prohibition, then that amount shall be paid by Chlor 2 to the Relevant Ineos Entity as soon as permitted under the Relevant HBOS Prohibition and shall in any subsequent calculation of Chlor 2 AFC be treated as if it had been paid to the Relevant Ineos Entity (so that it shall be deducted in calculating Chlor 2 AFC).

4.6	Postponement of Ineos cash share

Any Relevant Ineos Entity may by notice in writing to Chlor 2 elect to postpone its entitlement to receive any payment of Chlor 2 AFC due to it under this Schedule and if it does so, the relevant payment shall be payable to the Relevant Ineos Entity when it so requires, subject always to any Relevant HBOS Prohibition and the amount of the payment shall in any subsequent calculation of Chlor 2 AFC be treated as if it had been paid (even if it has not been) to the Relevant Ineos Entity (so that it shall be deducted in calculating Chlor 2 AFC).

4.7	Deleted

4.8	Payments in respect of the Chlor 2 DTI Guarantee

If a Crystallisation Notice (as defined in a letter agreement dated on or about the date of this Agreement between The Governor and Company of the Bank of Scotland and the Secretary of State for Trade and Industry) has been served and the monies the subject of that Crystallisation Notice are still outstanding to the DTI under the Chlor 2 DTI Grant Guarantee then, in priority to the allocation of Chlor 2 AFC pursuant to Paragraph 4.1 (Order of payment of Chlor 2 AFC) but subject to Paragraph 4.5(1) (Payment restrictions under Ineos External Debt Agreements), Chlor 2 shall pay amounts of Chlor 2 AFC equal in aggregate to the amount of those outstanding monies to the DTI in satisfaction of those outstanding monies and the amount of Chlor 2 AFC to be allocated pursuant to Paragraph 4.1 (Order of payment of Chlor 2 AFC) shall be reduced accordingly. For the avoidance of doubt, any amount paid to the DTI pursuant to this Paragraph 4.8 shall be deducted (but only once) in any subsequent calculation of Chlor 2 AFC.

5.	CHLOR 2 GUARANTEE

5.1	Guarantee

(1)	Chlor 2 irrevocably, and subject always to Paragraph 5.1(2) unconditionally, guarantees the due and punctual performance by Chlor 1 of all of its obligations from time to time to Ineos SPV in respect of the RLF Further Advances and the Amended PIK Notes (which obligations shall, for the purposes of this guarantee, be deemed to be immediately due and payable).

(2)	The aggregate liability of Chlor 2 under the Chlor 2 Guarantee shall not exceed the aggregate of all amounts which Chlor 2 from time to time is required to pay to Ineos

<<<<<<<<<

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SPV pursuant to Paragraph 4.1 (Order of payment of Chlor 2 AFC) (for the avoidance of doubt after taking into account amounts it has already paid) and any amounts paid under the Chlor 2 Guarantee shall be applied in the order set out in Paragraph 4.1 (Order of payment of Chlor 2 AFC).

5.2	Continuing guarantee

(1)	The Chlor 2 Guarantee:

(a) is a continuing guarantee and shall remain in force and effect until no further payment is or can become due under this Schedule 6 or Schedule 7 (2010); and

(b) is additional to (and not in substitution for) any other security or guarantee which is or may be held by Ineos SPV from time to time in respect of the obligations of Chlor 1 in respect of the RLF Further Advances and/or the Amended PIK Notes.

(2)	Chlor 2's liability under the Chlor 2 Guarantee shall not be affected by any concession, time, indulgence or release granted by Ineos SPV to Chlor 1 or by any payment or other dealing or anything else (whether by or relating to Chlor 1, Chlor 2, any co-guarantor or any other person) which would, but for this Paragraph 5.2(2), operate to discharge or reduce that liability.

5.3	Invalidity

If anything (including any legal limitation, disability, liquidation or other incapacity on the part of Chlor 1 or any disclaimer by a liquidator or other insolvency appointee) causes any of the obligations of Chlor 1 in respect of the RLF Further Advances and/or the Amended PIK Notes and/or the Chlor 2 Guarantee to be or become invalid or unenforceable, then Chlor 2 shall perform and discharge all of the obligations of Chlor 1 in respect of the RLF Further Advances and/or the Amended PIK Notes as if they were the primary obligations of Chlor 2 (but subject always to Paragraph 5.1(2) (Guarantee)).

5.4	No set off

Chlor 2 shall make any payments due from it under this Schedule 6 in full, without any deduction or withholding in respect of any claim (whether by way of set-off, counterclaim or otherwise) asserted from time to time by Chlor 1 or Chlor 2 against Ineos SPV in respect of the RLF Further Advances, the Amended PIK Notes, this Agreement or anything else.

5.5	No exercise of rights

Chlor 2 shall not exercise any rights which it may have against Chlor 1 arising from or otherwise relating to the Chlor 2 Guarantee or its other obligations under this Paragraph 5 unless and until all of the obligations of Chlor 1 and Chlor 2 in respect of the RLF Further Advances and the Amended PIK Notes and under this Agreement

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have been performed and discharged.

5.6	No prior claim required

Ineos SPV may claim under this Paragraph 5 without first making demand of Chlor 1 or taking any action to claim under or enforce any other right, security or other guarantee which it may hold from time to time in respect of the obligations of Chlor 1 in respect of the RLF Further Advances and/or the Amended PIK Notes.

6.	TERMINATION OF CHLOR 2 CASH SHARING PROVISIONS

Chlor 2's obligations to make cash share payments pursuant to Paragraph 4 (Payment and application of Chlor 2 AFC) shall cease to apply:

	(a)	if all of the amounts outstanding (including principal and interest) in respect of any Ineos SPV Refinancing, the RLF Further Advances and the PIK Notes are repaid and/or cancelled in accordance with the terms of this Agreement in full;

	(b)	upon Golden Share Exercise (but without prejudice to any amounts of Chlor 2 AFC payable to Ineos SPV, or which subsequently become payable by Ineos SPV, in respect of any period prior to, and the period up to, the date of that exercise); and

	(c)	in respect of any period after 31 December 2010, provided that the 2010 On Account Payment, the 2010 Chlor 1 Cash Share On Account Payment and the 2010 Chlor 2 Cash Share On Account Payment are duly made in accordance with Schedule 7, Paragraph 12 (2010), except that this shall not affect Chlor 2's obligation to pay:

	(i)	any amounts falling due prior to the cessation;

	(ii)	any amounts which relate to a Relevant Period ending before the cessation but do not become due pursuant to Paragraph 4.4 (Timing of payments) until after the cessation;

	(iii)	as soon as permitted under the Relevant HBOS Prohibition, any HBOS Deferred Payment; and

	(iv)	on a continuing basis pursuant to Paragraph 4.8 (Payments in respect of the Chlor 2 DTI Grant Guarantee) until the earlier of expiry of the Chlor 2 DTI Grant Guarantee and the final discharge of all amounts outstanding under the Ineos External Debt Agreements.

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SCHEDULE 7

2010

1.	DEFINITIONS FOR SCHEDULE 7

In this Agreement:

"Additional Debt Capacity" means on any date 2.75 times Average EBITDA at that date;

"Agreed Additional Debt Capacity" has the meaning set out in Paragraph 4.5 (Meaning of "Agreed Additional Debt Capacity");

"Average EBITDA" means at any date in respect of which a calculation of Average EBITDA falls to be made (a) the aggregate EBITDA for the last Financial Year completed on or prior to such date and the two Financial Years preceding that divided by three; or (b) if the calculation is to be made in respect of a date in 2003, the aggregate EBITDA for the financial years ending 31 December 2001 and 2002 respectively, divided by two;

"EBITDA" in respect of any Financial Year has the meaning given in Schedule 5, Paragraph 2.1 (Additional definitions for Schedule 5) but subject in the case of the references to that expression in this Schedule to:

(a) Schedule 2, Paragraph 5.7 (Impact on any 2010 Payment); and

(b)	adding back, to the extent deducted in calculating EBITDA in respect of any Financial Year, any payment made by Chlor 1 to the Secretary of State pursuant to a demand for repayment of some or all of the DTI Grant plus, if applicable, any interest so demanded or to any Guarantor pursuant to Schedule
9 (Indemnity and contribution arrangements);

"Financial Year" means any accounting period in respect of which audited accounts of Chlor 1 have been or are to be prepared in accordance with the Companies Act 1985;

"Relevant Accounts (ADC)" in respect of any Financial Year means the audited accounts of Chlor 1 and its subsidiaries relating to that accounting period;

"Review Period (ADC)" means the period of 15 Business Days following delivery to Ineos SPV of the 2010 Statement;

"2010 Agreed Additional Debt Capacity" has the meaning given to it in Paragraph 12.3 (Payment of 2010 Payment);

"2010 Chlor 1 Cash Share On Account Payment" has the meaning given to it in Paragraph 12.1(1)(a)(ii) (2010 On Account Payments);

"2010 Chlor 2 Cash Share On Account Payment" has the meaning given to it in

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Paragraph 12.1(1)(b) (2010 On Account Payments);

"2010 On Account Payment" has the meaning given to it in Paragraph 12.1(1)(a)(i) (2010 On Account Payments);

"2010 Payment" means the 2010 Agreed Additional Debt Capacity less the aggregate of:

(a) the outstanding principal amount owed by Chlor 1 to Barclays as at 31 December 2010 under the Amended Barclays Facility Agreement (or to the relevant lender(s) or purchaser(s) of receivables under any equivalent, debtor-based working capital facility which may have been obtained by Chlor 1 on similar terms and with a similar level of availability to replace the Amended Barclays Facility Agreement) or if less, an amount equal to the average Daily Barclays Drawing over the preceding 12 months; and

(b) the principal amount of any indebtedness incurred by Chlor 1 solely for the purpose of, and applied in, refinancing the RLF Further Advances pursuant to clause 6.4 (Refinancing obligation) of the Amended RLF Agreement, to the extent that that principal amount is still outstanding as at 31 December 2010; and

"2010 Statement" has the meaning given to it in Paragraph 12.2(1) (Application of Paragraph 4).

2-3.	[Deleted]

4.	PROCEDURE FOR DETERMINING AGREED ADDITIONAL DEBT CAPACITY

4.1	[Deleted]

4.2	Access to working papers

To enable Ineos SPV to review the 2010 Statement and present any objections referred to in Paragraph 4.3 (If Ineos SPV disagrees with calculation), Chlor 1 shall give Ineos SPV and its advisers reasonable access at all reasonable times during business hours and upon reasonable notice to all records, working papers and other information relation to the 2010 Statement and generally shall provide Ineos SPV and its advisers with any other information and assistance which Ineos SPV and its advisers may reasonably request.

4.3	If Ineos SPV disagrees with calculation

(1)	Provided that Chlor 1 has complied with its obligations pursuant to Paragraph 4.2 (Access to working papers), Ineos SPV shall, before the end of the Review Period (ADC), either confirm it agrees with the calculation of Additional Debt Capacity and the 2010 Payment or state in writing that it disagrees giving the reason for its disagreement.

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(2)	If Ineos SPV shall disagree with any matter affecting the calculation of the Additional Debt Capacity and the 2010 Payment, then Chlor 1 and Ineos SPV shall attempt to resolve the issue. Any resolution of the issue between Chlor 1 and Ineos SPV which enables the Additional Debt Capacity and the 2010 Payment to be agreed shall be expressed in a joint confirmation (the "Joint Resolution"), signed by both Ineos SPV and Chlor 1, stating the Additional Debt Capacity and the 2010 Payment.

(3)	If no Joint Resolution shall be issued within 10 Business Days after the giving of Ineos SPV's statement as referred to in Paragraph 4.3(1), the matter or matters remaining in dispute only shall be referred to and conclusively determined by a firm of independent chartered accountants jointly agreed upon between Ineos SPV and Chlor 1 or (failing such agreement) appointed, at the request of either Ineos SPV or Chlor 1 at any time, by the President from time to time of the Institute of Chartered Accountants in England and Wales, which firm (the "Independent Accountants") shall then determine the matter in dispute and shall certify the Additional Debt Capacity. The Independent Accountants shall act as experts not as arbitrators. Their determination and certification shall be communicated in writing to Ineos SPV and Chlor 1 (the "Accountants' Certificate") and shall be final and binding upon Ineos SPV and Chlor 1. The costs of the Independent Accountants in connection with all matters specified in this Schedule 7 shall be borne jointly between the parties to the dispute.

4.4	Records etc. to be made available

Each of the parties shall each use all reasonable endeavours to procure that all records, working papers and other information within its possession or control which are reasonably required by the Independent Accountants for the purposes of this Schedule 7 shall be made available upon the request for them and each of the parties shall generally render all reasonable assistance reasonably necessary for the determination of the Additional Debt Capacity and the 2010 Payment by the Independent Accountants.

4.5	Meaning of "Agreed Additional Debt Capacity"

In this Schedule, the "Agreed Additional Debt Capacity" means:

(a) the amount of Additional Debt Capacity set out in the 2010 Statement (if that amount is agreed by Ineos SPV or no notice of disagreement is served by Ineos SPV within the Review Period (ADC) pursuant to Paragraph 4.3 (If Ineos SPV disagrees with calculation)); or

(b) the amount of Additional Debt Capacity set out in the Joint Resolution (if a disagreement shall have been resolved by agreement as mentioned in Paragraph 4.3 (If Ineos SPV disagrees with calculation)); or

(c) the amount of Additional Debt Capacity determined by the Independent Accountants (if any matter shall be referred to the Independent Accountants as mentioned in Paragraph 4.3 (If Ineos SPV disagrees with calculation)).

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5-11.	Deleted

12.	2010

12.1	2010 On Account Payments

(1)	On 31 December 2010:

(a) Chlor 1 shall make:

(i) a payment to Ineos SPV (the "2010 On Account Payment") on account of its share of the 2010 Payment, the amount of this on account payment to be calculated by Chlor 1, acting reasonably, by reference to the Additional Debt Capacity which Chlor 1 would have had based on EBITDA for the financial years ending on 31 December 2007, 2008 and 2009; and

(ii) a payment to Ineos SPV (the "2010 Chlor 1 Cash Share On Account Payment") on account of the cash share to which it would be entitled under Schedule 5 (Chlor 1 cash sharing arrangements) in respect of the Relevant Period up to 31 December 2010, the amount of this on account payment to be calculated by Chlor 1, acting reasonably, by reference to this latest financial information then available to it; and

(b) Chlor 2 shall make a payment to Ineos SPV (the "2010 Chlor 2 Cash Share On Account Payment") on account of the cash share to which it would be entitled under Schedule 6 (Chlor 2 cash sharing arrangements) in respect of the Relevant Period up to 31 December 2010, the amount of this on account payment to be calculated by Chlor 2, acting reasonably, by reference to this latest financial information then available to it.

(2)	Immediately upon Chlor 1 paying the 2010 On Account Payment and the 2010 Chlor 1 Cash Share On Account Payment, and Chlor 2 paying the 2010 Chlor 2 Cash Share On Account Payment, to Ineos SPV, Ineos SPV will, if so requested by Newco 2, transfer its shares in Chlor 1 to Newco 2 for £1 (one pound sterling) and (in any event) the provisions of Schedule 5 and Schedule 6 shall terminate other than in respect of (a) the payment of Chlor 1 AFC and Chlor 2 AFC in the Relevant Period expiring on 31 December 2010 in respect of which Paragraph 12.5 (Payment of Cash Shares for 2010) shall apply and (b) as set out in Paragraph 13 (After 2010) except that in each case this shall not affect either Chlor 1's obligations to pay as soon as permitted under the Relevant Barclays Prohibition and in any event by 31 December 2010 any Deferred Barclays Amount and/or Chlor 2’s obligation to pay as soon as permitted under the Relevant HBOS Prohibition and in any event by 31 December 2010 any Deferred HBOS Amount.

(3)	Chlor 1 undertakes to Ineos SPV that if on 31 December 2010 it does not satisfy the conditions set out in the proviso to paragraph 1(xi)(b) of schedule 3 to the DTI Grant Offer Letter for a transfer of shares pursuant to Paragraph 12.1(2), then it shall forthwith repay the remainder of the loan forming part of the DTI Grant so as to bring

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the Monitoring Period (as defined in the DTI Grant Offer Letter) to an end.

12.2	Application of Paragraph 4

(1)	Chlor 1 shall prepare a statement (the "2010 Statement") of the Additional Debt Capacity of Chlor 1 calculated as at 31 December 2010 and of its estimate of the amount of the 2010 Payment.

(2)	Chlor 1 shall immediately following the preparation of the 2010 Statement, and in any event by 31 March 2011, deliver the 2010 Statement to Ineos SPV confirming the amount of Additional Debt Capacity at 31 December 2010 and the amount of the 2010 Payment and the underlying calculations on which these figures are based. The provisions of Paragraph 4 (Procedure for determining Agreed Additional Debt Capacity) shall apply to determine the Agreed Additional Debt Capacity and the 2010 Payment; for the avoidance of doubt, the Average EBITDA figure forming part of the calculation shall be based on the three financial years ending on 31 December 2008, 2009 and 2010 respectively.

12.3	Payment of 2010 Payment

Within five Business Days of determination of the Agreed Additional Debt Capacity as at 31 December 2010 ("2010 Agreed Additional Debt Capacity") and the 2010 Payment, Chlor 1 will apply the 2010 Payment pursuant to Paragraph 12.4 (Application of the 2010 Payment) (and if the amount allocable to Ineos SPV pursuant to that Paragraph is determined to be less than the amount of the 2010 On Account Payment, notify Ineos SPV to that effect).

12.4	Application of the 2010 Payment

(1)	Subject to Paragraph 12.4 (2), the 2010 Payment shall be applied by Chlor 1 in the following order:

(a) first, until the RLF Further Advances (including principal and interest) have been repaid in full, to Ineos SPV and the Ineos Group Loan Lenders in the proportions X to Y where "X" is the aggregate of the amounts outstanding (including principal and interest) in respect of the RLF Further Advances and "Y" is the aggregate of the amounts outstanding (including principal and interest) in respect of the Ineos Group Loan, with the amount paid to Ineos SPV under this Paragraph 12.4(a) being applied in payment of amounts outstanding in respect of the RLF Further Advances and the amount paid to the Ineos Parties under this Paragraph 12.4(a) being applied towards payment of amounts outstanding in respect of the Ineos Group Loan;

(b) second, to the extent of any surplus,

in the proportions 25% to Ineos SPV and 75% to the Relevant Ineos Entities,

and Ineos SPV shall apply any monies paid to it pursuant to this Paragraph 12.4(b) in or towards payment of the amounts outstanding (including principal

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and interest) in respect of the Amended PIK Notes,

provided that Chlor 1 may deduct from any amount of the 2010 Payment allocable to Ineos SPV pursuant to this Paragraph 12.4 an amount equal to the 2010 On Account Payment (and if the 2010 On Account Payment is greater than the amount allocable to Ineos SPV pursuant to this Paragraph 12.4, then Ineos SPV will within five Business Days of notification from Chlor 1 of that determination repay the difference to Chlor 1).

(2)	In applying the 2010 Payment pursuant to Paragraph 12.4(1) after it has made any Default Reimbursement Payments in respect of which an adjustment has not been made pursuant to Schedule 5, Paragraph 5.6 (Adjustment for Default Reimbursement Payments), Chlor 1 shall make the calculation under Paragraph 12.4(1)(a) and the allocation under Paragraph 12.4(1)(a) as if:

	(a)	in the case of any Ineos SPV Default Reimbursement Payments, the amounts outstanding under the RLF Further Advances had been reduced by an amount equal in aggregate to those Ineos SPV Default Reimbursement Payments; and

	(b)	in the case of any Ineos Default Reimbursement Payments, the amounts outstanding under the Ineos Group Loan had been reduced by an amount equal in aggregate to those Ineos Default Reimbursement Payments.

12.5	Payment of cash shares for 2010

The amounts of Chlor 1 AFC and Chlor 2 AFC to be allocated to Ineos SPV for the Relevant Period up to 31 December 2010 shall be determined and paid in accordance with Schedule 5 (Chlor 1 cash sharing arrangements) (excluding Paragraph 5.4 (Payment restrictions under Barclays Facility) and 5.5 (Performance and CAPEX retentions) and Schedule 6 (Chlor 2 cash sharing arrangements) (excluding Paragraph 4.5 (Payment restrictions under Ineos External Debt Agreements)) respectively, provided that:

	(a)	Chlor 1 may deduct from the amount of Chlor 1 AFC so allocable to Ineos SPV an amount equal to the 2010 Chlor 1 Cash Share On Account Payment (and if the 2010 Chlor 1 Cash Share On Account Payment is greater than the amounts of Chlor 1 AFC so allocable to Ineos SPV, then Ineos SPV will on the relevant date provided for in Schedule 5, Paragraph 5.3 (Timing of payments) repay the difference to Chlor 1); and

	(b)	Chlor 2 may deduct from the amount of Chlor 2 AFC so allocable to Ineos SPV an amount equal to the 2010 Chlor 2 Cash Share On Account Payment (and if the 2010 Chlor 2 Cash Share On Account Payment is greater than the amounts of Chlor 2 AFC so allocable to Ineos SPV, then Ineos SPV will on the relevant date provided for in Schedule 6, Paragraph 4.3 (Timing of payments) repay the difference to Chlor 2).

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12.6	Interest

If:

(a) Chlor 1 pays the 2010 On Account Payment, the 2010 Chlor 1 Cash Share On Account Payment or any payment due to Ineos SPV in respect of the 2010 Payment or Ineos SPV's share of Chlor 1 AFC pursuant to Paragraph 12.3 (Payment of 2010 Payment) or, as the case may be, as referred to in Paragraph 12.5 (Payment of cash shares for 2010);

(b) Chlor 2 pays the 2010 Chlor 2 Cash Share On Account Payment or any payment due to Ineos SPV in respect of Ineos SPV's share of Chlor 2 AFC as referred to in Paragraph 12.5 (Payment of cash shares for 2010); or

(c) Ineos SPV makes any repayment referred to in Paragraph 12.4 (Application of the 2010 Payment) or 12.5 (Payment of cash shares for 2010),

in any case after the date on which, pursuant to the terms of this Schedule, it was due to be paid, then the payer shall pay interest to the payee on the unpaid amount at the rate then applicable to Unpaid Sums pursuant to the Amended RLF Agreement from the due date to the actual date of payment.

12.7	Following the application of the 2010 Payment

If following the application of the 2010 Payment pursuant to Paragraph 12.4 (Application of the 2010 Payment) and any distribution to Ineos SPV of the Agreed Chlor 1 AFC and Chlor 2 AFC for the Relevant Period ending on 31 December 2010 there are any amounts remaining outstanding in respect of the RLF Further Advances, those amounts shall be written off (in a manner which is tax efficient for Ineos SPV and, to the extent this can also be achieved, the Ineos Parties).

13.	AFTER 2010

Any amounts remaining outstanding in respect of the Amended PIK Notes after payment to Ineos SPV of its proportion of the Agreed Chlor 1 AFC in respect of the Relevant Period ending on 31 December 2010 shall be written off (in a manner which is tax efficient for Ineos SPV and, to the extent this can also be achieved, the Ineos Parties) and the Amended PIK Notes shall then be cancelled. Nothing in this Paragraph 13 shall prejudice or affect the continued payment of Agreed Chlor 1 AFC to the DTI pursuant to Schedule 5, Paragraph 5.1(b) (Order of payment of Agreed Chlor 1 AFC) until repayment in full of the principal amount of the loan forming part of the DTI Grant.

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SCHEDULE 8

UP-FRONT NOVATIONS

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SCHEDULE 9

INDEMNITY AND CONTRIBUTION ARRANGEMENTS

1.	DEFINITIONS FOR SCHEDULE 9

In this Agreement:

"Guarantee Payments" means Ineos SPV Guarantee Payments and Ineos Guarantee Payments;

"Guarantees" means the Ineos SPV DTI Grant Guarantee and the Ineos DTI Grant Guarantees;

"Guarantors" means Ineos SPV and the Ineos Guarantors and "Guarantor" means any of them;

"Ineos Corporate Guarantors" means Chlor Holdings, New Ineos Holdings, Newco 2 and Chlor 2;

"Ineos Default" means a breach of the DTI Grant Offer Letter caused by any failure by any Ineos Party or member of the Wider Ineos Group to provide any item, take any other action or refrain from taking any action which the DTI Grant Offer Letter provided or envisaged it would provide (or would be provided in relation to it), take or refrain from taking;

"Ineos Default Payment" means any payment made by a Guarantor to meet in whole or part any demand made against it under a Guarantee as a result of any Ineos Default and not as a result of any Ineos SPV Default and for this purpose a demand is made as a result of an Ineos SPV Default or, as the case may be, an Ineos Default if, but only if:

(i) the relevant Ineos SPV Default or, as the case may be, Ineos Default was a factor in the taking of the decision that the demand would be made; and

(ii) Ineos SPV (in the case of an Ineos SPV Default) or Chlor 2 (in the case of an Ineos Default) does not prove on a balance of probabilities that the relevant default was not a significant contributing factor in the taking of the decision that the demand would be made;

"Ineos DTI Grant Guarantees" means each of the Ineos Corporate DTI Grant Guarantees and each of the Ineos Individual DTI Grant Guarantees;

"Ineos Guarantee Payments" has the meaning given to it in Paragraph 2.1(2) (Indemnities to the Guarantors);

"Ineos Guarantors" means the Ineos Corporate Guarantors and the Individual Guarantors;

"Ineos Individual DTI Grant Guarantees" means the guarantees to be given by each of the Individual Guarantors to the DTI in respect of Chlor 1's obligations under the DTI Grant Offer Letter;

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"Ineos SPV Default" means any breach of the DTI Grant Offer Letter caused by:

(a) Ineos SPV failing to provide at the relevant time the items envisaged to be provided by it pursuant to paragraphs 2(ii), 2(xi)(b), 2(xiii), 2(xiv), 2(xv), 2(xvi) and 2(xvii) and schedule 6, paragraph 15 of the DTI Grant Offer Letter; or

(b) a breach of the undertakings provided by Ineos SPV as envisaged in paragraphs 2(xvi) or 2(xvii) or schedule 6, paragraph 15 of the DTI Grant Offer Letter;

"Ineos SPV Default Payment" means any payment made by any Guarantor to meet in whole or part any demand made against it on or before 31 December 2010 under a Guarantee as a result of an Ineos SPV Default and not as a result of an Ineos Default and, for this purpose, a demand is made as a result of an Ineos SPV Default or, as the case may be, an Ineos Default if, but only if:

(i) the relevant Ineos SPV Default or, as the case may be, Ineos Default was a factor in the taking of the decision that the demand would be made; and

(ii) Ineos SPV (in the case of an Ineos SPV Default) or Chlor 2 (in the case of an Ineos Default) does not prove on a balance of probabilities that the relevant default was not a significant contributing factor in the taking of the decision that the demand would be made;

"Ineos SPV DTI Grant Guarantee" means the guarantee to be given by Ineos SPV to the DTI in respect of Chlor 1's obligations under the DTI Grant Offer Letter;

"Ineos SPV Guarantee Payments" has the meaning given to it in Paragraph 2.1(1) (Indemnities to the Guarantors);

"Ineos Corporate DTI Grant Guarantees" means the guarantees to be given by each of Chlor Holdings, New Ineos Holdings, Newco 2 and Chlor 2 to the DTI in respect of Chlor 1's obligations under the DTI Grant Offer Letter;

"Lucite Shares" means the 798,200 B ordinary shares in Lucite International Limited currently owned (in aggregate) by the Ineos Guarantors; and

"Relevant Proportion" means in respect of Ineos SPV, 50% and in respect of the Ineos Guarantors in aggregate, 50% (except that in relation to an Ineos Default and any liability under the Guarantees in respect of such Ineos Default, it means in respect of Ineos SPV, 0%, and in respect of the Ineos Guarantors in aggregate, 100% and, in relation to an Ineos SPV Default and any liability under the Guarantees in respect of such Ineos SPV Default, it means in respect of Ineos SPV, 100%, and in respect of the Ineos Guarantors in aggregate, 0%).

2.	COUNTER-INDEMNITY

2.1	Indemnities to the Guarantors

(1)	Chlor 1 shall indemnify Ineos SPV and keep it indemnified on demand against any payment, other than an Ineos SPV Default Payment, which Ineos SPV makes under

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the Ineos SPV DTI Grant Guarantee ("Ineos SPV Guarantee Payments") and any other Losses (including all legal and other costs and expenses incurred in enforcing its rights under this Paragraph 2) which Ineos SPV suffers or incurs in relation to that payment.

(2)	Chlor 1 shall indemnify each of the Ineos Guarantors and keep it indemnified on demand against any payment, other than an Ineos Default Payment, which that Ineos Guarantor makes under any Ineos DTI Grant Guarantee ("Ineos Guarantee Payments") and any other Losses (including all legal and other costs and expenses incurred in enforcing its rights under this Paragraph 2) which that Ineos Guarantor suffers or incurs in relation to that payment.

2.2	Demands

Each Guarantor shall be entitled to make any number of demands on Chlor 1 pursuant to Paragraph 2.1 (Indemnities to the Guarantors), but no demand may be made:

(a) by Ineos SPV in respect of any Ineos Default Payment it has made, before it has made a claim under Paragraph 3.3 (Right of indemnity – Ineos Default Payments) which has not been discharged within five Business Days; or

(b) by any Ineos Guarantor in respect of any Ineos SPV Default Payment it has made, before it has made a claim under Paragraph 3.2 (Right of indemnity –Ineos SPV Default Payments) which has not been discharged within five Business Days.

2.3	Continuing nature of indemnities

(1)	The indemnity contained in Paragraph 2.1 (Indemnities to the Guarantors) in favour of each Guarantor is a continuing counter-indemnity and shall remain in full force and effect for so long as that Guarantor has any actual or contingent liability of any kind under or in connection with its Guarantee, notwithstanding any amendment or supplement to that Guarantee.

(2)	A Guarantor may at any time and without reference to Chlor 1 give time for payment or grant any other indulgence and give up, deal with, vary, exchange or abstain from taking, perfecting or enforcing any other indemnities, guarantees or other obligations held by it at any time and discharge any party to them, and realise them, and compound with, accept compositions from and make any other arrangements with any person or persons as the Guarantor thinks fit, without affecting Chlor 1's liability under this Paragraph 2.

2.4	Effect of other indemnities etc

The rights of each Guarantor under this Paragraph 2 shall be in addition to and shall not be in any way prejudiced or affected by any one or more other indemnities, guarantees, securities or other rights (including without limitation rights of contribution or subrogation) which that Guarantor may now or subsequently hold, whether from Chlor 1 or from any other person.

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2.5	Payments without further authority

(1)	Chlor 1 irrevocably authorises each of the Guarantors to comply with any claim or demand for payment made, or which appears or purports to be made, under its Guarantee:

(a) without any reference to or further authority from Chlor 1;

(b) without enquiry into the justification for the claim or demand or into the validity, genuineness or accuracy of any statement or certificate received in connection with it; and

(c) even if Chlor 1 or any other person contests the making of the claim or demand.

(2)	Each of the parties agrees that any payment made by any Guarantor pursuant to any claim or demand for payment made, or which appears or purports to be made, under its Guarantee shall be binding on it and shall, as between the parties, be accepted as conclusive evidence that the relevant Guarantor was liable to pay or comply with it.

(3)	If a claim or demand is made on Ineos SPV or any Ineos Guarantor under the relevant Guarantee then before making payment Ineos SPV or, as the case may be, the relevant Ineos Guarantor will to the extent reasonably practicable consult with (in the case of Ineos SPV) Chlor Holdings or (in the case of an Ineos Guarantor) Ineos SPV in relation to the claim or demand.

3.	CONTRIBUTION

3.1	Principles

(1)	The intention of the Guarantors is that payments under the Guarantees shall be borne as follows:

(a) in relation to any Ineos SPV Default Payments, by Ineos SPV, so that:

(i) Ineos SPV will have no claim against Chlor 1 or any Ineos Guarantor in respect of any Ineos SPV Default Payments it makes; and

(ii) each Ineos Guarantor will pursuant to Paragraph 3.2 (Right of indemnity – Ineos SPV Default Payments) have a right of indemnity against Ineos SPV in respect of any Ineos SPV Default Payments it makes and to the extent Ineos SPV does not pay on demand under that indemnity, a right of indemnity from Chlor 1 under Paragraph 2.1(2) (Indemnities to the Guarantors);

(b) in relation to any Ineos Default Payments, by the Wider Ineos Group (other than Chlor 2 or any of its subsidiaries), so that:

(i) no Ineos Guarantor will have a claim against Chlor 1 in respect of any Ineos Default Payments it makes; and

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(ii) Ineos SPV will have a right of indemnity pursuant to Paragraph 3.3 (Right of indemnity – Ineos Default Payments) against the Ineos Corporate Guarantors in respect of any Ineos Default Payment it makes and, if the Ineos Corporate Guarantors do not pay on demand under that indemnity, a right of indemnity from Chlor 1 under Paragraph 2.1(1) (Indemnities to the Guarantors); and

(c) in relation to any other payment, by Chlor 1 or, failing that the Guarantors in their respective Relevant Proportions, so that the Guarantor which has made that payment:

(i) will have a right of indemnity from Chlor 1 under Paragraph 2.1 (Indemnities to the Guarantors); and

(ii) to the extent that it is not reimbursed by Chlor 1 under that indemnity and (in the case of an Ineos Guarantor) if the payment was made pursuant to a claim made under the relevant Guarantee on or prior to 31 December 2010, Paragraph 3.4 (Right of contribution) will apply.

(2)	Obligations expressed in this Schedule (in whatever form of words) to be the obligations of the Ineos Corporate Guarantors are their joint and several obligations. Obligations expressed in this Schedule (in whatever form of words) to be the obligations of the Ineos Guarantors are their joint and several obligations; but in the case of the Individual Guarantors, this is subject to Paragraph 5.2 (Claims against Individual Guarantors).

3.2	Right of indemnity – Ineos SPV Default Payments

Ineos SPV shall indemnify each Ineos Guarantor and keep it indemnified on demand against any Ineos SPV Default Payments which it makes under any Ineos DTI Grant Guarantee.

3.3	Right of indemnity – Ineos Default Payments

The Ineos Corporate Guarantors shall indemnify Ineos SPV and keep it indemnified on demand against any Ineos Default Payments which it makes under the Ineos SPV DTI Grant Guarantee.

3.4	Right of contribution

(1)	Immediately following the making of any Guarantee Payment, the relevant Guarantor may make a demand in respect of it from Chlor 1 pursuant to Paragraph 2 (Counter-indemnity) and pursuant to any right of subrogation and other right of recovery it may have against Chlor 1 in respect of that Guarantee Payment.

(2)	The relevant Guarantor may at any time notify the other Guarantors that it has made a Guarantee Payment (the "Initial Notification"). Within five Business Days of the Initial Notification:

(a) Ineos SPV shall notify the Ineos Guarantors of the "Ineos SPV Net Payment", calculated as follows:

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		(i)	the aggregate amount of any Guarantee Payments made by it and any payments made by it under Paragraph 3.4(3) or 3.4(4);

less

		(ii)	the aggregate of any amounts which it has recovered from Chlor 1 in respect of the Guarantee Payments it has made and any amounts received by it pursuant to Paragraph 3.4(3); and

in each case at any time up to the date of the Initial Notification; and

	(b)	the Ineos Guarantors shall notify Ineos SPV of the "Ineos Net Payment", calculated as follows:

		(i)	the aggregate amount of any Guarantee Payments (excluding any made under an Ineos DTI Grant Guarantee pursuant to a claim under the relevant Guarantee after 31 December 2010) and any payments made under Paragraph 3.4(3) or 3.4(4) by any or all of them;

less

		(ii)	the aggregate of any amounts which any or all has recovered from Chlor 1 in respect of the Guarantee Payments and any amount any or all has made or received pursuant to Paragraph 3.4(4);

in each case at any time up to the date of the Initial Notification.

(3)	If the Ineos SPV Net Payment is greater than the aggregate of Ineos SPV's Relevant Proportion of each element of the Ineos SPV Net Payment and the Ineos Net Payment, then (subject to the provisions of Paragraph 5.2 (Claims against Individual Guarantors) in respect of the Individual Guarantors) the Ineos Guarantors shall within ten Business Days of the Initial Notification pay to Ineos SPV the amount of the difference. If Ineos SPV subsequently recovers from Chlor 1 an amount in respect of any of the Guarantee Payments taken into account in calculating the amount of the payment by the Ineos Guarantors pursuant to this Paragraph 3.4(3), then it shall pay a Relevant Proportion of that to the relevant Ineos Guarantors.

(4)	If the Ineos Net Payment is greater than the aggregate of the Ineos Guarantors' Relevant Proportion of each element of the Ineos Net Payment and the Ineos SPV Net Payment, then Ineos SPV shall within ten Business Days of the Initial Notification pay to Chlor Holdings the amount of the difference. If any Ineos Guarantor subsequently recovers from Chlor 1 an amount in respect of any of the Guarantee Payments taken into account in calculating the amount of the payment by Ineos SPV pursuant to this Paragraph 3.4(4), then the relevant Ineos Guarantors shall pay a Relevant Proportion of that to Ineos SPV.

(5)	The rights granted to each Guarantor pursuant to this Paragraph 3.4 are intended to replace, and so each Guarantor by entering into this Agreement irrevocably waives, any rights of contribution or indemnity which that Guarantor would otherwise have had by implication of law against any one or more of the other Guarantors in respect of any Guarantee Payment; but nothing in this Schedule 9 is intended to prejudice or

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affect any claim which one party may have against another for breach of a Transaction Document.

4.	LUCITE SHARES

If the proceeds of any disposal of the Lucite Shares are applied to meet any obligation of the Ineos Guarantors under any Ineos Individual DTI Grant Guarantee, then that shall be treated as a Guarantee Payment by the relevant Individual Guarantors of the amount so applied.

5.	INDIVIDUAL GUARANTORS

5.1	Indemnity from Chlor 2

(1)	Without prejudice to the Individual Guarantors’ rights under Paragraph 2 (Counter-indemnity), Chlor 2 shall indemnify each Individual Guarantor and keep each of them indemnified on demand against any payments which that Individual Guarantor makes under the Ineos Individual DTI Grant Guarantees ("Individual Guarantee Payments") and any other Losses (including all legal and other costs and expenses incurred in enforcing its rights under this Paragraph 5(1)) which that Individual Guarantor suffers or incurs in relation to the Ineos Individual DTI Grant Guarantees. Each Individual Guarantor shall be entitled to make any number of demands on Chlor 2 pursuant to this Paragraph 5(1). Paragraphs 2.3 (Continuing nature of indemnities) to 2.5 (Payments without further authority) shall be deemed repeated here, with such amendments as are necessary to fit the context.

(2)	Any claim of an Individual Guarantor pursuant to Paragraph 5.1(1) in relation to an Individual Guarantee Payment made following an Ineos Default shall be subordinated to any claim which Ineos SPV may have against Chlor 2 on any account, so that until any claims which Ineos SPV may have against Chlor 2 on any account have been discharged in full, the Individual Guarantor may not claim, receive or take any action to recover any amount pursuant to Paragraph 5.1(1) and Chlor 2 may not make any payment to the Individual Guarantor whether pursuant to Paragraph 5.1(1) or otherwise.

5.2	Claims against Individual Guarantors

(1)	No demand may be made by Ineos SPV against any Individual Guarantor under Paragraph 3.4 (Right of contribution) before it has made a claim against Chlor 2 under Paragraph 3.4 (Right of contribution) which has not been discharged within five Business Days; provided that this will not apply to any claim which Ineos SPV would otherwise be entitled to make against any Individual Guarantor in the final ten Business Days of 2006.

(2)	Any claim against an Individual Guarantor pursuant to this Schedule 9 shall be limited to the cash proceeds of a Disposal (as defined below) (net of reasonable expenses which have been properly incurred and any tax payable in relation to the Disposal) of such Individual Guarantor's Lucite Shares, and shall rank behind any claim on those proceeds in favour of the Secretary of State (provided always that where and to the extent that the consideration for a Disposal is any non-cash asset, such asset shall be treated as if it were Lucite Shares for the purposes of this

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Paragraph 5.2). "Disposal" for the purposes of this Paragraph 5.2 means a sale, exchange or any other disposal, in each case wholly or partly for cash consideration. Each Individual Guarantor undertakes that any Disposal he makes will be on a bona fide arm's length basis and shall use best endeavours to ensure that any Disposal is wholly or mainly for cash consideration and, to the extent that there is any choice between cash and non-cash assets, shall elect to receive cash. For the purposes of this paragraph, "best endeavours" shall not include any obligation to make a cash payment nor provide any other form of consideration in connection with a disposal and shall not include any obligation to accept a reduction (other than a de minimis reduction) in the purchase price in connection with the disposal.

(3)	No Individual Guarantor shall have any liability under this Schedule 9 in respect of any claim made against it after 31 December 2006.

5.3	Contribution between Individual Guarantors

If any one or more of the Individual Guarantors makes an Individual Guarantee Payment, the remaining Individual Guarantors shall make such contribution payments between themselves such that such Individual Guarantee Payment (taking account of any amounts received pursuant to Paragraphs 2 (Counter-indemnity), 3 (Contribution) or 5.1 (Indemnity from Chlor 2)) is borne between the Individual Guarantors in proportion to their holdings of Lucite Shares.

6.	PAYMENTS

6.1	Payments in Full

Save to the extent required by law, all payments made or to be made pursuant to this Schedule 9 shall be made in full, without any deduction, withholding, set-off or counterclaim on account of any taxes of any type or of any claim that any party may have against another.

6.2	Interest

If any amount payable under this Schedule is not paid when due, then the payer shall pay interest to the payee on the unpaid amount at the rate and on the basis then applicable to Unpaid Sums pursuant to the Amended RLF Agreement from the due date to the date of actual payment.

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SCHEDULE 10

WASTE MANAGEMENT LICENCES TRANSFER FINANCIAL PROVISIONS

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SCHEDULE 11

INFORMATION REQUIREMENTS

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EXECUTION of the Transaction Deed:

SIGNED AND DELIVERED as a deed by	)
David Whitewood	) /s/ David Whitewood
duly authorised attorney for and on behalf of:	)
IMPERIAL CHEMICAL INDUSTRIES PLC	)

SIGNED AND DELIVERED as a deed by	)
David Whitewood	) /s/ David Whitewood
duly authorised attorney for and on behalf of:	)
ICI CHEMICALS & POLYMERS LIMITED	)

SIGNED AND DELIVERED as a deed by	)
David Whitewood	) /s/ David Whitewood
duly authorised attorney for and on behalf of:	)
ICI INDUSTRIAL INVESTMENTS LIMITED	)

SIGNED AND DELIVERED as a deed by	)
David Whitewood	) /s/ David Whitewood
duly authorised attorney for and on behalf of:	)
INEOS CHLOR HOLDINGS LIMITED	)

SIGNED AND DELIVERED as a deed by	)
David Whitewood	) /s/ David Whitewood
duly authorised attorney for and on behalf of:	)
INEOS CHLOR NEWCO 1 LIMITED	)

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SIGNED AND DELIVERED as a deed by	)
Mark Mitchell	) /s/ Mark Mitchell
duly authorised attorney for and on behalf of:	)
INEOS CHLOR NEWCO 2 LIMITED	)

SIGNED AND DELIVERED as a deed by	)
Mark Mitchell	) /s/ Mark Mitchell
duly authorised attorney for and on behalf of:	)
INEOS CHLOR LIMITED	)

SIGNED AND DELIVERED as a deed by	)
Mark Mitchell	) /s/ Mark Mitchell
duly authorised attorney for and on behalf of:	)
INEOS CHLOR ENTERPRISES LIMITED	)

SIGNED AND DELIVERED as a deed by	)
Mark Mitchell	) /s/ Mark Mitchell
duly authorised attorney for and on behalf of:	)
INEOS CHLOR GROUP LIMITED	)

SIGNED AND DELIVERED as a deed by	)
Mark Mitchell	) /s/ Mark Mitchell
duly authorised attorney for and on behalf of:	)
INEOS CAPITAL LIMITED	)

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SIGNED AND DELIVERED as a deed by		)
Mark Mitchell		) /s/ Mark Mitchell
duly authorised attorney for and on behalf of:		)
INEOS GROUP LIMITED		)

SIGNED AND DELIVERED as a deed by		)
Mark Mitchell	as attorney for	) /s/ Mark Mitchell
JAMES RATCLIFFE in the presence of:		)

Witness' signature:	/s/ V Bradin
Name:	Victoria Bradin
Address:	11 Pilgrim Street, London, EC4V 6RW

Occupation:	Lawyer

SIGNED AND DELIVERED as a deed by		)
Mark Mitchell	as attorney for	) /s/ Mark Mitchell
ANDREW CURRIE in the presence of:		)

Witness' signature:	/s/ V Bradin
Name:	Victoria Bradin
Address:	11 Pilgrim Street, London, EC4V 6RW

Occupation:	Lawyer

SIGNED AND DELIVERED as a deed by		)
Mark Mitchell	as attorney for	) /s/ Mark Mitchell
JOHN REECE in the presence of:		)

Witness' signature:	/s/ V Bradin
Name:	Victoria Bradin
Address:	11 Pilgrim Street, London, EC4V 6RW

Occupation:	Lawyer

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SIGNED AND DELIVERED as a deed by		)

Mark Mitchell	as attorney for	) /s/ Mark Mitchell

ANTHONY VERRIJCKT in the presence of:		)

Witness' signature:	/s/ V Bradin
Name:	Victoria Bradin
Address:	11 Pilgrim Street, London, EC4V 6RW

Occupation:	Lawyer

SIGNED AND DELIVERED as a deed by		)
Mark Mitchell		) /s/ Mark Mitchell
duly authorised attorney for and on behalf of:		)
EVC INTERNATIONAL NV		)

SIGNED AND DELIVERED as a deed by		)
Mark Mitchell		) /s/ Mark Mitchell
duly authorised attorney for and on behalf of:		)
INEOS FLUOR LIMITED		)

SIGNED AND DELIVERED as a deed by		)
Mark Mitchell		) /s/ Mark Mitchell
duly authorised attorney for and on behalf of:		)
INEOS SILICAS LIMITED		)

SIGNED AND DELIVERED as a deed by		)
Mark Mitchell		) /s/ Mark Mitchell
duly authorised attorney for and on behalf of:		)
INEOS HOLDINGS LIMITED		)